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Exhibit 99.1

                , 2008

Dear Digimarc Corporation Stockholder:

        As previously announced, Digimarc Corporation has entered into a merger agreement with L-1 Identity Solutions, Inc., and its wholly owned subsidiary, Dolomite Acquisition Co., pursuant to which Dolomite Acquisition Co. will merge with and into Digimarc Corporation and Digimarc Corporation will survive and continue as a wholly owned subsidiary of L-1 Identity Solutions, Inc. We refer to the merger of Digimarc Corporation and Dolomite Acquisition Co. as the Digimarc/L-1 merger. In connection with the Digimarc/L-1 merger, the Board of Directors of Digimarc Corporation approved a plan to separate its secure ID systems and digital watermarking businesses. To accomplish the separation, Digimarc Corporation is, prior to and in connection with the merger of Dolomite Acquisition Co., a wholly owned subsidiary of L-1 Identity Solutions, Inc., with and into Digimarc Corporation, spinning off the limited liability company interests of a newly formed subsidiary, which we refer to as DMRC LLC, containing all of the assets and liabilities of Digimarc Corporation's digital watermarking business. The interests will be distributed to Digimarc Corporation's stockholders on the basis of one unit of DMRC LLC for every three and one-half shares of Digimarc Corporation common stock held by the stockholder. Immediately following the spin-off, DMRC LLC will merge with and into its wholly owned subsidiary, DMRC Corporation, with DMRC Corporation being the surviving company in the merger. Each unit of DMRC LLC will be converted into one share of DMRC Corporation common stock. As a result, each Digimarc Corporation stockholder will receive one share of DMRC Corporation for every three and one-half shares of Digimarc common stock held by the stockholder.

        Stockholder approval of the spin-off is not required, and you are not required to take any action to receive your DMRC Corporation common stock.

        Following the spin-off, Dolomite Acquisition Co. will merge with and into Digimarc Corporation, with Digimarc Corporation being the surviving company in the merger. After the merger, the surviving company will change its name, and DMRC Corporation will change its name to Digimarc Corporation.

        The attached information statement, which is being mailed to all Digimarc Corporation stockholders of record as of                 , 2008, the record date, describes the spin-off and contains important information, including financial statements, about DMRC Corporation. DMRC Corporation intends to file an application to list its common stock under the trading symbol "DMRCD" on The Nasdaq Global Market.

        We look forward to our future as a separately-traded public company and to your support as a holder of DMRC Corporation common stock.

                      Sincerely,

                      Bruce Davis
                       Chairman and Chief Executive Officer

The information contained herein is not complete and may be changed. A Registration Statement on Form 10 relating to these securities has been filed with the United States Securities and Exchange Commission under the United States Securities Exchange Act of 1934, as amended. This preliminary information statement is not an offer to sell or a solicitation of an offer to buy any securities.

Preliminary and Subject to Completion, dated June 23, 2008

INFORMATION STATEMENT

DMRC Corporation
Common Stock
(Par value $0.001 per share)

         This information statement is being furnished in connection with the issuance of shares of DMRC Corporation common stock to holders of Digimarc Corporation common stock in connection with the spin-off of DMRC LLC, referred to as the spin-off, and the subsequent merger of DMRC LLC with and into DMRC Corporation, which we refer to as the DMRC Corporation merger.

         As previously announced, Digimarc Corporation has entered into a merger agreement, which we refer to as the Digimarc/L-1 merger agreement, with L-1 Identity Solutions, Inc. and its wholly owned subsidiary, Dolomite Acquisition Co., pursuant to which Dolomite Acquisition Co. will merge with and into Digimarc Corporation and Digimarc Corporation will survive and continue as a wholly owned subsidiary of L-1 Identity Solutions, Inc. We refer to this merger as the Digimarc/L-1 merger. Digimarc Corporation will, prior to and in connection with the Digimarc/L-1 merger, spin off the limited liability company interests of its digital watermarking subsidiary containing all of the assets and liabilities associated with Digimarc's digital watermarking business, known as DMRC LLC. The interests will be distributed to Digimarc Corporation's stockholders on the basis of one unit of DMRC LLC for every three and one-half shares of Digimarc Corporation common stock outstanding. Following the spin-off, DMRC LLC will merge with and into its wholly owned subsidiary, DMRC Corporation, with DMRC Corporation being the surviving company in the merger. Each unit of DMRC LLC will be converted into one share of DMRC Corporation common stock. We refer to this merger as the DMRC Corporation merger.

         The units of DMRC LLC will be distributed to holders of Digimarc Corporation common stock of record on                 , 2008, which will be the record date. These stockholders will receive one unit of DMRC LLC for every three and one-half shares of Digimarc Corporation common stock held by the stockholder on the record date. The distribution will be effective as of                 , 2008, the record date, which we also refer to as the distribution date. Following the distribution, each unit of DMRC LLC will be converted into one share of DMRC Corporation in the DMRC Corporation merger. As a result these stockholders will receive one share of DMRC Corporation common stock for every three and one-half shares of Digimarc Corporation common stock held by the stockholder on the record date. Following the DMRC Corporation merger, DMRC Corporation will be an independent public company, and Dolomite Acquisition Co. will merge with and into Digimarc, with Digimarc surviving as a wholly owned subsidiary of L-1 Identity Solutions, Inc.

         YOUR VOTE IS NOT REQUIRED, AND WE ARE NOT ASKING YOU FOR A PROXY.

         All of the outstanding shares of DMRC Corporation common stock are owned indirectly by Digimarc Corporation. Accordingly, there currently is no public trading market for DMRC Corporation common stock. DMRC Corporation intends to file an application to list its common stock under the trading symbol "DMRCD" on The Nasdaq Global Market. We anticipate that normal trading of DMRC Corporation common stock will begin on the first day following the distribution date.

         In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 10.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

         This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

         The date of this information statement is                , 2008.

         This information statement was first mailed to Digimarc Corporation stockholders on or about                , 2008.

TABLE OF CONTENTS

SUMMARY	3
RISK FACTORS	10
THE SPIN-OFF	21
DIVIDEND POLICY	25
CAPITALIZATION	26
SELECTED HISTORICAL FINANCIAL INFORMATION	27
PRO FORMA FINANCIAL INFORMATION	29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	34
BUSINESS OF DMRC CORPORATION	56
MANAGEMENT	61
DIRECTOR COMPENSATION	66
COMPENSATION DISCUSSION AND ANALYSIS	68
EXECUTIVE COMPENSATION	73
OUR RELATIONSHIP WITH DIGIMARC CORPORATION AFTER THE SPIN-OFF	82
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	88
DESCRIPTION OF OUR CAPITAL STOCK	90
LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS	92
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	93
WHERE YOU CAN FIND MORE INFORMATION	97
INDEX TO FINANCIAL STATEMENTS	F-1

This information statement contains trademarks, trade names and service marks of companies other than DMRC Corporation, which are the property of their respective owners.

SUMMARY

        This summary highlights information contained elsewhere in this information statement and provides an overview of our company and the material aspects of our spin-off from Digimarc Corporation. You should read this entire information statement carefully, especially the risk factors discussed beginning on page 10 and our pro forma financial statements and notes to those statements appearing elsewhere in this information statement. Unless the context otherwise requires, references in this information statement to (i) "DMRC Corporation," "DMRC," "we," "our" and "us" refer to DMRC Corporation and (ii) "Digimarc" refers to Digimarc Corporation and its consolidated subsidiaries (other than us).

        You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations and practices.

Our Business

        DMRC Corporation is a leading innovator and technology provider, enabling governments and enterprises around the world to give digital identities to media and objects that computers can sense and recognize and to which they can react. Our technology provides the means to infuse persistent digital information, perceptible only to computers and digital devices, into all forms of media content. The unique digital identifier placed in media persists with it regardless of the distribution path and whether it is copied, manipulated or converted to a different format, and does not affect the quality of the content or the enjoyment or usefulness of it. Our technology permits computers and digital devices to quickly identify relevant data from vast amounts of media content.

        Our technologies, and those of our licensees, span the complete range of media content, enabling governments and enterprises to:

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  Quickly identify and effectively manage music, movies, television programming, digital images, documents and other printed materials, especially in light of new non-linear distribution over the internet;

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  Deter counterfeiting of money, media and goods, and piracy of movies and music;

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  Support new digital media distribution models and methods to monetize media content;

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  Leverage the power of intuitive computing to instantly link consumers to a wealth of information and/or interactive experiences related to the media and objects they encounter each day;

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  Provide consumers with more choice and access to media content when, where and how they want it;

  •
  Enhance imagery and video by associating metadata or authenticate the content for government and commercial uses; and

  •
  Better secure identity documents to enhance national security and to combat identity theft and fraud.

        At the core of our intellectual property is a signal processing technology innovation known as "digital watermarking" which allows imperceptible digital information to be embedded in all forms of digitally designed, produced or distributed media content and some physical objects, including photographs, movies, music, television, personal identification documents, financial instruments, industrial parts and product packages. The digital information can be detected and read by a wide range of computers, mobile phones, and other digital devices.

        We provide technology-based solutions directly and through our licensees. Our proprietary technologies have proven to be a powerful element of document security, giving rise to our long-term relationship with a consortium of central banks, which we refer to as Central Banks, and many leading companies in the information technology industry. In addition, we and our licensees have successfully propagated digital watermarking in music, movies, television broadcasts, images and printed materials. Digital watermarks have been used in these applications to provide improved media rights and asset management, reduce piracy and counterfeiting losses, improve marketing programs, permit more efficient and effective distribution of valuable media content and enhance consumer experiences.

        To protect our significant efforts in creating these technologies, we have implemented an extensive intellectual property protection program that relies on a combination of patent, copyright, trademark and trade secret laws, and nondisclosure agreements and other contracts. As a result, we believe we have one of the world's most extensive patent portfolios in the field of digital watermarking and related media enhancement innovations, with over 350 U.S. and over 85 foreign issued patents and more than 400 U.S. and foreign patent applications on file as of March 31, 2008.

The Separation and the Merger

        Digimarc will, prior to and in connection with the Digimarc/L-1 merger, spin off the limited liability company interests of DMRC LLC, which holds all of the assets and liabilities of its digital watermarking business, which we refer to as the Digital Watermarking Business. The interests will be distributed to Digimarc's stockholders on the basis of one unit of DMRC LLC for every three and one-half shares of Digimarc common stock outstanding. Following the spin-off, DMRC LLC will merge with and into its wholly owned subsidiary, DMRC Corporation, with DMRC Corporation being the surviving company in the merger. Each unit of DMRC LLC will be converted into one share of DMRC Corporation common stock. As a result, each Digimarc stockholder will receive one share of DMRC Corporation for every three and one-half shares of Digimarc common stock held by the stockholder. When we refer in this information statement to shares of DMRC Corporation common stock, we mean the shares of DMRC Corporation common stock that Digimarc stockholders will receive following the conversion of the units of DMRC LLC into shares of DMRC Corporation common stock in the DMRC Corporation merger. Following the spin-off and completion of the DMRC Corporation merger, we will issue to the executive officers of DMRC Corporation shares of Series A Redeemable Nonvoting Preferred stock in the aggregate amount of $50,000.

        Following and in connection with the spin-off, a wholly owned subsidiary of L-1 will merge with and into Digimarc, which will consist principally of the secure ID business, which we refer to as the Secure ID Business. The distribution and the Digimarc/L-1 merger will take place on                 , 2008.

Summary of the Transactions

        The following is a brief summary of the terms of the spin-off and the related transactions:

Distributing company	Digimarc. After the spin-off, Digimarc will not own any shares of our capital stock.
Distributed company
DMRC LLC, a wholly owned subsidiary of Digimarc. Following the distribution, DMRC LLC will merge with and into DMRC Corporation, its wholly owned subsidiary, with DMRC Corporation being the surviving company in the merger. After the distribution and the DMRC Corporation merger, DMRC Corporation will be an independent public company.

Securities to be distributed
Units of DMRC LLC. Upon the merger of DMRC LLC and DMRC Corporation, which will occur following the distribution, each unit of DMRC LLC will be converted into one share of DMRC Corporation common stock.
Distribution ratio
Each holder of Digimarc common stock will receive one unit of DMRC LLC for every three and one-half shares of Digimarc common stock held by the stockholder on the record date. Each unit of DMRC LLC will, following the distribution, be converted into one share of DMRC Corporation common stock in the DMRC Corporation merger.
Method of distribution
For registered Digimarc stockholders, our transfer agent will credit shares of our common stock to book-entry accounts established to hold shares of our common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For stockholders who own Digimarc common stock through a broker or other nominee, shares of our common stock will be credited to their accounts by the broker or other nominee. Following the distribution, stockholders whose shares are held in book-entry form may request the transfer of their shares of our common stock to a brokerage or other account at any time and may request the delivery of physical stock certificates for their shares, in each case without charge.
Record date
The record date is the same as the distribution date. In order to be entitled to receive shares of our common stock in the spin-off, holders of shares of Digimarc common stock must be stockholders on the record date.
Distribution date	, 2008.
Distribution agent, transfer agent and registrar	Computershare Trust Company
Stock Exchange Listing
We intend to apply for listing of our common stock on The Nasdaq Global Market under the symbol "DMRCD." On the first trading day following the distribution date, trading of our common stock will begin. We cannot predict the trading prices for our common stock on or after the distribution date.
Digimarc/L-1 merger
Digimarc has entered into an agreement with L-1 and Dolomite Acquisition Co., a wholly owned subsidiary of L-1, pursuant to which Dolomite Acquisition Co. will merge with and into Digimarc. The Digimarc/L-1 merger will occur following the spin-off. The occurrence of the spin-off is a condition to the occurrence of the Digimarc/L-1 Merger.
Tax consequences to stockholders
For U.S. federal income tax purposes, we will treat and report the spin-off and the Digimarc/L-1 merger as a single integrated transaction with respect to Holders (as defined in "Material U.S. Federal Income Tax Consequences," beginning on page 93 of this information statement) of Digimarc stock in which the spin-off will be treated as a redemption of shares of Digimarc common stock that qualifies for "exchange" treatment. Accordingly, with respect to each U.S. Holder (as defined in "Material U.S. Federal Income Tax Consequences," beginning on page 93 of this information statement) who holds his or her shares of Digimarc common stock as a capital asset (generally, assets held for investment), we expect that such a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the sum of the amount of cash received in the Digimarc/L-1 merger, the fair market value of the L-1 shares received in the Digimarc/L-1 merger and the fair market value of the DMRC LLC interests received in the spin-off and (2) the U.S. Holder's adjusted tax basis in his or her shares of Digimarc common stock immediately prior to the closing date of the Digimarc/L-1 merger. The deduction of any recognized loss may be delayed or otherwise adversely affected by certain loss limitation rules. Any such gain or loss generally will be long-term capital gain or loss if the Holder's holding period in the shares of Digimarc common stock immediately prior to the closing date of the Digimarc/L-1 merger is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of shares of Digimarc common stock surrendered. In addition, we do not expect that such a U.S. Holder will recognize any gain or loss in the DMRC Corporation merger. With respect to each non-U.S. Holder (as defined in "Material U.S. Federal Income Tax Consequences," beginning on page 93 of this information statement) who holds his or her shares of Digimarc common stock as a capital asset, we expect that such a non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash or stock for shares of Digimarc common stock in the spin-off, the Digimarc/L-1 merger and the DMRC Corporation merger.

Tax matters are complicated and the tax consequences of the spin-off, the Digimarc/L-1 merger and the DMRC Corporation merger to you will depend on your individual circumstances. You should consult your tax advisor to determine the specific tax consequences of the spin-off, the Digimarc/L-1 merger and the DMRC Corporation merger to you.
For additional information, please see "Material U.S. Federal Income Tax Consequences," beginning on page 93 of this information statement.
Dividend policy	We do not intend to pay dividends on our common stock in the foreseeable future.
Relationship between DMRC Corporation and Digimarc Corporation after the spin-off
After the spin-off, Digimarc will not own any shares of our common stock. We, Digimarc and Digimarc LLC will enter into a number of agreements that will govern the spin-off from Digimarc and our future relationship, including a Separation Agreement, a Transition Services Agreement and a License Agreement. The Separation Agreement among Digimarc, DMRC LLC and us, which will contain the key provisions related to the spin-off of the Digital Watermarking Business from Digimarc, will continue in effect following the spin-off with respect to various indemnification, insurance, confidentiality and cooperation provisions following the spin-off. See "Our Relationship with Digimarc After the Spin-Off."

Anti-takeover effects
Some provisions of our certificate of incorporation, our bylaws and Delaware law may have the effect of making more difficult an acquisition of control of us in a transaction not approved by our board of directors. For more information, see "Description of Our Capital Stock."

        You should carefully read the "Risk Factors" beginning on page 10 of this information statement.

Corporate Information and Structure

        We were incorporated in Delaware on June 18, 2008 by Digimarc to facilitate the separation of its Secure ID Business and its Digital Watermarking Business through the spin-off and the Digimarc/L-1 merger. Our principal executive offices are located at 9405 S.W. Gemini Drive, Beaverton, Oregon 97008, and our telephone number is (503) 469-4800. We will maintain a Web site, which, following the DMRC Corporation merger, we expect to be at www.digimarc.com. Our Web site and the information contained on that site, or connected to that site, are not incorporated into this information statement.

Summary Historical and Pro Forma Financial Information

        The following table sets forth our selected historical financial data as of and for each of the periods indicated. We derived the selected historical financial data as of and for each of the five years ended December 31 and for the three months ended March 31 from our financial statements. The pro forma financial information set forth below portrays how our spin off from Digimarc might have affected our historical financial information if it had occurred on March 31, 2008 for balance sheet purposes and on January 1, 2007 for income statement purposes. This information is only a summary and you should read it in conjunction with our historical financial statements included in this information statement and the related notes, the pro forma financial information and the related notes and the section entitled "Management's Discussion and Analysis of the Financial Condition and Results of Operations," included in this information statement. As you read this, you should understand that the pro forma financial information is presented for informational purposes only, and is not intended to show what our financial position or results of operations would have been had we been operating as an independent, publicly-traded company during these periods or what our financial position or results of operations might be in the future. Our financial information may not be indicative of our future performance and does not necessarily reflect what our financial condition and results of operations would have been had we operated as an independent, stand-alone entity for the periods presented, particularly since many changes will occur in our operations and capitalization as a result of our spin-off from Digimarc.

        The pro forma financial information presented reflects our financial results as fully described in the financial statements and the notes to our financial statements beginning on page F-3 of this information statement and gives effect to the following pro forma transactions:

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  the impact on cash receipts and expenditures related to the merger and spin-off; and

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  our conversion from a limited liability company to a Delaware corporation pursuant to the merger, the authorization and issuance of preferred stock, and the distribution of our common stock to the stockholders of Digimarc.

        The pro forma financial information presented does not give effect to the following:

  •
  estimated expenses and related reimbursement under the transition services agreement with L-1; and

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  expected, incremental expenses as a stand-alone company versus the allocation of shared services methodology as applied to the financial statements in this information statement.

        It is expected that the initial operating costs of DMRC on a stand-alone basis will be higher than those allocated to the DMRC operations under the shared services methodology applied in the audited financial statements of DMRC. Consequently, the financial position, results of operations and cash flows of DMRC reflected in the financial statements of DMRC may not be indicative of those that would have been achieved or that might be achieved in the future had DMRC been operated as a separate, stand-alone entity for the periods reflected in its financial statements.

        The dollar amounts in the tables below are in thousands.

	For the Years Ended December 31,					For the Three Months Ended March 31,		Pro Forma for Three Months Ended March 31,
(1)	2003 (unaudited)	2004 (unaudited)	2005 (audited)	2006 (audited)	2007 (audited)	2007 (unaudited)	2008 (unaudited)	2008 (unaudited)
Operating revenues	$9,306	$11,184	$11,119	$11,071	$13,025	$3,485	$5,085	$5,085
Gross profit percentage	58%	68%	69%	66%	69%	72%	73%	73%
Operating income (loss)	(2)	(2)	$(5,770)	$(3,908)	$(1,310)	$(121)	$641	$641

	For the Years Ended December 31,					As of March 31,		Pro Forma As of March 31,
(1)	2003 (unaudited)	2004 (unaudited)	2005 (audited)	2006 (audited)	2007 (audited)	2007 (unaudited)	2008 (unaudited)	2008 (unaudited)
Cash, cash equivalents and short term investments	$78,633	$51,836	$31,982	$33,073	$32,713	$31,505	$37,435	$53,035
Total assets	(2)	$56,210	$36,896	$37,658	$38,451	$35,469	$42,499	$58,099
Long-term obligations	$0	$160	$295	$294	$215	$240	$220	$220

(1)
The merger agreement governing the Digimarc/L-1 merger provides that all cash and cash equivalents, short term investments and restricted cash (aggregate cash) of Digimarc are treated as cash retained by DMRC Corporation in its carved-out financial statements. As a result, the presentation of the financial statements and operating data of DMRC Corporation during the carve-out periods, reflect the cash flow of Digimarc, including its Secure ID Business, combined with DMRC Corporation. During 2003 through 2007, the consolidated results of Digimarc reflected operating losses of $0.1 million, $9.5 million, $23.6 million, $13.1 million and $1.6 million, respectively. Cash provided by (used in) operations for those same periods were $25.3 million, $4.7 million, ($3.2) million, $9.3 million and $16.3 million respectively. Also, capital expenditures for those periods were $14 million, $39.7 million, $15.5 million, $10.5 million and $17.7 million respectively. In addition, aggregate cash balances were reduced from $78.6 million at the end of 2003 to $32.7 million at the end of 2007, reflecting the funding of operating losses for the combined Secure ID Business and Digital Watermarking Business and for funding capital expenditures, the majority being for the Secure ID Business.

Prior to the acquisition of the Secure ID Business from Polaroid by Digimarc in late December 2001, DMRC Corporation operated as a separate entity. Its revenues for 2000 and 2001 were $11.9 million and $13.2 million, respectively, and its operating losses exceeded $20 million in each of those years. In the years after the acquisition and up through the present date, Digimarc's business, including DMRC Corporation, began to benefit from a shared services operating model where its general and administrative costs, among others, could be spread more efficiently across multiple operating activities. In addition, beginning in mid-2005, after incurring significant operating losses in 2004 and projecting further significant losses in the future, the company began a reorganization of its business to focus on its core strengths while significantly reducing its cost of operations in all areas, while growing revenues in both the Secure ID Business and Digital Watermarking Business. The change in the operating results of DMRC Corporation since its early loss years prior to the acquisition began to benefit from the shared services operating model in 2002, and later, beginning in 2005, as operating costs were reduced and revenues began to rise to current levels. As a result, DMRC Corporation's operating losses, reduced over the years to $1.3 million in 2007 and eventually achieved an operating profit of $0.6 million in the first quarter of 2008.

(2)
Certain financial data for the years ended December 31, 2003 and 2004 have been omitted from this information statement because they are not available without unreasonable effort and expense. We believe the omission of these financial data for the years ended December 31, 2003 and 2004 are not material to an understanding of our financial performance and related trends.

RISK FACTORS

        You should carefully consider each of the following risks and all of the other information set forth in this information statement. The following risks relate principally to our business, our relationship with Digimarc and our status as a separate publicly-traded company, as well as risks related to the nature of the spin-off itself. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we now believe to be immaterial may also adversely affect our business. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline.

Risks Related to our Common Stock and the Spin-off

A trading market may not develop for shares of DMRC common stock, which could adversely affect the market price of those shares.

        Until the spin-off, DMRC will be 100% owned by Digimarc and, accordingly, there currently is no trading market for shares of DMRC common stock. We do not assure you that such a market will develop or be sustained after the completion of the spin-off. DMRC will apply to have its shares of common stock listed on the Nasdaq Global Market under the symbol "DMRCD." We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market in our common stock on the Nasdaq Global Market or otherwise. If an active trading market does not develop, you may have difficulty selling any of your shares of common stock.

Substantial sales of our common stock following the spin-off may have an adverse impact on the trading price of our common stock.

        Digimarc expects that under the United States federal securities laws all of the shares of DMRC common stock distributed to Digimarc stockholders in the spin-off will be eligible for resale in the public market, except for shares held by our affiliates. Some of the Digimarc stockholders who receive our shares of common stock may decide that their investment objectives do not include ownership of our shares, and may sell their shares of common stock following the spin-off. In particular, Digimarc stockholders that are institutional investors may have investment parameters that require their portfolio companies to maintain a minimum market capitalization that we may not achieve as a result of the separation from Digimarc. We cannot predict whether stockholders will sell large numbers of our shares of common stock in the public market following the spin-off, or how quickly they may sell these shares. If our stockholders sell large numbers of our shares of common stock over a short period of time, or if investors anticipate large sales of our shares of common stock over a short period of time, the trading price of our shares of common stock could be adversely affected.

We have no recent operating history as a separate company. Our historical and pro forma financial information are not necessarily representative of the results we would have achieved as a separate publicly-traded company, and they may not be a reliable indicator of our future results.

        Digimarc did not account for DMRC, and DMRC was not operated, as a stand-alone public company for the periods presented in DMRC's financial statements included in this information statement. The financial statements of DMRC have been "carved out" from Digimarc's consolidated financial statements and reflect assumptions and allocations made by Digimarc. The financial statements do not fully represent what DMRC's financial position, results of operations and cash flow would have been had DMRC operated as a stand-alone public company for the periods presented. Significant changes may occur in our cost structure, tax structure, management, financing and business operations as a result of our operating as a public company separate from Digimarc. These changes may result in increased costs associated with reduced economies of scale, marketing expenses, the incurrence of debt and interest expense, stand-alone costs for services currently provided by Digimarc, the need for additional personnel to perform services now provided by Digimarc, and the legal, accounting, compliance and other costs associated with being a public company with equity securities listed on a national exchange. As a result, the historical and pro forma information included in this information statement are not necessarily indicative of what DMRC's financial position, results of operations and cash flow will be following the spin-off. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Information" and DMRC's financial statements and related notes included elsewhere in this information statement.

Our common stock price may be volatile, and you could lose all or part of your investment in shares of DMRC common stock.

        The price of shares of our common stock may fluctuate as a result of changes in our operating performance or prospects and other factors. Some specific factors that may have a significant effect on the price of shares of our common stock include:

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  the public's reaction to DMRC's public disclosures;

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  actual or anticipated changes in DMRC's operating results or future prospects;

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  strategic actions by DMRC or its competitors, such as acquisitions or restructurings;

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  new laws or regulations or new interpretations of existing laws or regulations applicable to DMRC's business;

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  changes in accounting standards, policies, guidance, interpretations or principles applicable to DMRC;

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  conditions of the industry as a result of changes in financial markets or general economic or political conditions;

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  the failure of securities analysts to cover our common stock after the distribution, or changes in financial estimates by analysts;

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  changes in analyst recommendations or earnings estimates regarding DMRC, other comparable companies or the industry generally, and our ability to meet those estimates;

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  future issuances of DMRC common stock or the perception that future sales could occur; and

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  volatility in the equity securities market.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

        The issuance of additional equity securities or securities convertible into equity securities would result in dilution of our existing stockholders' equity interests. We are authorized to issue, without stockholder approval, up to 2,500,000 shares of preferred stock, par value $0.001 per share, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. In addition, we are authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share. We are authorized to issue, without stockholder approval except as required by law or Nasdaq regulations, securities convertible into either common stock or preferred stock.

        Following the spin-off and completion of the DMRC Corporation merger, we will issue to the executive officers of DMRC Corporation shares of Series A Redeemable Nonvoting Preferred stock in the aggregate amount of $50,000. In the event of the liquidation, dissolution or other winding up of

DMRC Corporation, before any payment or distribution is made to the holders of common stock, holders of the Series A Redeemable Nonvoting Preferred Stock will be entitled to receive a value of $5.00 per share of Series A Redeemable Nonvoting Preferred stock held by the stockholder. The Series A Redeemable Nonvoting Preferred has no voting rights, and may be redeemed by the board of directors at any time on or after June 18, 2013.

Our corporate governance documents as well as Delaware law may delay or prevent an acquisition of us that stockholders may consider favorable, which could decrease the value of your shares.

        Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include supermajority voting requirements for stockholders to amend our organizational documents and limitations on actions by our stockholders by written consent. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law also imposes some restrictions on mergers and other business combinations between any holder of 15% or more of our outstanding common stock and us. Although we believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics and thereby provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders. See "Description of Our Capital Stock."

Risks Related to Our Business

We have a history of losses and we may not achieve or sustain profitability, particularly if we were to lose large contracts.

        Digimarc's Digital Watermarking Business has incurred significant net losses from inception. Digimarc's accumulated deficit was $100 million as of December 31, 2007. Although we anticipate that DMRC will be a profitable company from its inception, in order to achieve sustained profitability we will need to generate higher revenue than Digimarc's Digital Watermarking Business has in prior years and control expenditures. Achieving sustained profitability will depend upon a variety of factors, including the extent to which we may be required to increase the size of our workforce in order to execute our business strategy and capitalize on new opportunities. In addition, we will evaluate our strategy and market opportunities on an ongoing basis and will adjust our approach to market conditions from time to time. Finally, various adverse developments, including the loss of large contracts or cost overruns on our existing contracts, could have a negative effect on our revenue or our margins. Accordingly, increases in our expenses may not be offset by revenue increases and as a result we may not be able to achieve or sustain profitability.

A small number of customers account for a substantial portion of our revenues and the loss of any large contract may result in loss of revenue.

        Historically, we have derived a significant portion of our revenues from a limited number of customers. Two customers represented approximately 73% of our revenue for the three months ended March 31, 2008. Contracts between our large central banking, federal and commercial customers generally have terms of three to five or more years in length and sometimes for the life of the patents under license, which could be up to 20 years. Some contracts we enter into contain termination for convenience provisions. If we were to lose a contract due to termination for convenience or in a competitive situation, our financial results could be adversely affected.

        We expect to continue to depend upon a small number of customers for a significant portion of our revenues for the foreseeable future. The loss of, or decline in, orders or backlog from one or more major customers could reduce our revenues and have a material adverse effect on our financial results.

The majority of our revenue is subject to commercial contracts and development of new markets that may involve unpredictable delays and other unexpected changes, which might limit our actual revenue in any given quarter or year.

        We derive substantial portions of our revenue from commercial contracts tied to development schedules or development of new markets, which could shift for months, quarters or years as the needs of our customers and the markets in which they participate change. Government agencies and commercial customers also face budget pressures that introduce added uncertainty. Any shift in development schedules, the markets in which we or our licensees participate, or customer procurement processes, which are outside our control and may not be predictable, could result in delays in bookings forecasted for any particular period, could affect the predictability of our quarterly and annual results, and might limit our actual revenue in any given quarter or year, resulting in reduced and less predictable revenue and adversely affecting profitability.

The market for our products is highly competitive and alternative technologies or larger companies may undermine, limit or eliminate the market for our products' technologies, which would decrease our revenue and profits.

        The markets in which we compete for business are intensely competitive and rapidly evolving. We expect competition to continue from both existing competitors and new market entrants. We face competition from other companies and from alternative technologies. Because the market solutions based on our technologies is still in an early stage of development, we also may face competition from unexpected sources.

        Alternative technologies that may directly or indirectly compete with particular applications of our watermarking technologies include:

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  Encryption—securing data during distribution using a secret code so it cannot be accessed except by authorized users;

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  Containers—inserting a media object in an encrypted wrapper, which prevents the media object from being duplicated and is used for content distribution and transaction management;

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  DataGlyphs®—a slightly visible modification of the characteristics of an image or document that is machine-readable;

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  Scrambled Indicia®—an optical refraction-based data-hiding technique that is inserted into an image and can be read with a lens;

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  Traditional anti-counterfeiting technologies—a number of solutions used by many governments (and that compete for budgetary outlays) designed to deter counterfeiting, including optically sensitive ink, magnetic threads and other materials used in the printing of currencies;

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  Radio frequency tags—embedding a chip that emits a signal when in close proximity with a receiver, which is being used in photo identification credentials, labels and tags;

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  Internet technologies—numerous existing and potential Internet access and search methods are competitive with Digimarc Mobile systems and the searching capabilities of Digimarc ImageBridge;

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  Digital fingerprints and signatures—a metric, or metrics, computed solely from a source image or audio or video track, that can be used to identify an image or track, or authenticate the image or track;

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  Smart cards—badges and cards including a semiconductor memory and /or processor used for authentication and related purposes; and

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  Bar codes or QR codes—data-carrying codes, typically visible in nature (but may be invisible if printed in ultraviolet- or infrared-responsive inks).

        In the competitive environment in which we operate, product generation, development and marketing processes relating to technology are uncertain and complex, requiring accurate prediction of demand as well as successful management of various development risks inherent in technology development. In light of these dependencies, it is possible that failure to successfully accommodate future changes in technologies related to our technologies could have a long-term effect on our growth and results of operations.

        New developments are expected to continue, and we do not assure you that discoveries by others, including current and potential competitors, will not render our services and products noncompetitive. Moreover, because of rapid technological changes, we may be required to expend greater amounts of time and money than anticipated to develop new products and services, which in turn may require greater revenue streams from these products and services to cover developmental costs. Many of the companies that compete with us for some of our business, as well as other companies with whom we may compete in the future, are larger and may have greater technical, financial, marketing, and political resources than we do. These resources could enable these companies to initiate severe price cuts or take other measures in an effort to gain market share or otherwise impede our progress. We do not assure you that we will be able to compete successfully against current or future participants in our market or against alternative technologies, or that the competitive pressures we face will not decrease our revenue and profits in the future.

We depend on our management and key employees for our future success. If we are not able to retain, hire or integrate these employees, we may not be able to meet our commitments.

        Our success depends to a significant extent on the performance and continued service of our management and our intellectual property team. The loss of the services of any of these employees could limit our growth or undermine customer relationships.

        Due to the high level of technical expertise that our industry requires, our ability to successfully develop, market, sell, license and support our products, services, and intellectual property depends to a significant degree upon the continued contributions of our key personnel in engineering, sales, marketing, operations, legal and licensing, many of whom would be difficult to replace. We believe our future success will depend in large part upon our ability to retain our current key employees and our ability to attract, integrate and retain these personnel in the future. It may not be practical for us to match the compensation some of our employees could garner at other employment. In addition, we may encounter difficulties in hiring and retaining employees because of concerns related to our financial performance. These circumstances may have a negative effect on the market price of our common stock, and employees and prospective employees may factor in the uncertainties relating to our stability and the value of any equity-based incentives in their decisions regarding employment opportunities and decide to leave our employ. Moreover, our business is based in large part on patented technology, which is unique and not generally known. New employees require substantial training, involving significant resources and management attention. Competition for experienced personnel in our business can be intense. If we do not succeed in attracting new, qualified personnel or in integrating, retaining and motivating our current personnel, our growth and ability to deliver products and services that our customers require may be hampered. Although our employees generally have executed agreements containing non-competition clauses, we do not assure you that a court would enforce all of the terms of these clauses or the clauses generally. If these clauses were not fully enforced, our employees could be able to freely join our competitors. Although we generally attempt to control access to and distribution of our proprietary information by our employees, we do not assure you that the confidential nature of our proprietary information will be maintained in the course of such future employment. Any of these events could have a material adverse effect on our financial and business prospects.

If leading companies in our industry or standard-setting bodies or institutions downplay, minimize, or reject the use of our technologies, deployment may be slowed and we may be unable to achieve revenue growth, particularly in the media and entertainment sectors.

        Many of our business endeavors, such as our licensing of intellectual property in support of audio and video copy-control applications, can be impeded or frustrated by larger, more influential companies or by standard-setting bodies or institutions downplaying, minimizing or rejecting the value or use of our other technologies. A negative position by these companies, bodies or institutions, if taken, may result in obstacles for us that we would be incapable of overcoming and may block or impede the adoption of digital watermarking, particularly in the media and entertainment market. In addition, potential customers in the media and entertainment industry may delay or reject initiatives that relate to deployment of our technologies. Such a development would make the achievement of our business objectives in this market difficult or impossible.

If we are unable to respond to regulatory or industry standards effectively, or if we are unable to develop and integrate new technologies effectively, our growth and the development of our products and services could be delayed or limited.

        Our future success will depend in part on our ability to enhance and improve the responsiveness, functionality and features of our products and services, and those of our business partners, in accordance with regulatory or industry standards. Our ability to remain competitive will depend in part on our ability to influence and respond to emerging industry and governmental standards in a timely and cost-effective manner. If we are unable to influence these or other standards or respond to such standards effectively, our growth and the development of certain products and services could be delayed or limited.

        Our market is characterized by new and evolving technologies. The success of our business will depend on our ability to develop and integrate new technologies effectively and address the increasingly sophisticated technological needs of our customers in a timely and cost-effective manner. Our ability to remain competitive will depend in part on our ability to:

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  enhance and improve the responsiveness, functionality and other features of the products and services we offer or plan to offer;

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  continue to develop our technical expertise; and

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  develop and introduce new services, applications and technologies to meet changing customer needs and preferences and to integrate new technologies.

        We do not assure you that we will be successful in responding to these technological and industry challenges in a timely and cost-effective manner. If we are unable to develop or integrate new technologies effectively or respond to these changing needs, our margins could decrease, and our release of new products and services and the deployment of our watermarking technology could be adversely affected.

We may need to retain additional employees or contract labor in the future in order to take advantage of new business opportunities arising from increased demand, which could impede our ability to achieve or sustain profitability.

        We have staffed our company with the intent of achieving and sustaining profitability. Our current staffing levels could affect our ability to respond to increased demand for our services. In addition, to meet any increased demand and take advantage of new business opportunities in the future, we may need to increase our workforce through additional employees or contract labor, which would increase our costs. If we experience such an increase in costs, we may not succeed in achieving or sustaining profitability.

Our future growth will depend to some extent on our successful implementation of our technology in solutions provided by third parties, including partners and suppliers.

        Our business and strategy rely substantially on deployment of our technologies by third-party software developers and original equipment manufacturers. For example, one of our technologies is commonly deployed in image editing applications to permit users of these products to read data embedded in imagery, and thereby identify ownership and discern the identities of image owners. Another of our technologies is used in our anti-counterfeiting products. If third parties who include our technologies in their products cease to do so, or we fail to obtain other partners who will incorporate, embed, integrate or bundle our technologies, or these partners are unsuccessful in their efforts, our efforts to expand deployment of our technologies would be adversely affected and, consequently, our ability to increase revenues would be adversely affected and we may suffer other adverse effects to our business. In addition, if our technologies do not perform according to market expectations, our future sales would suffer as customers seek other providers.

Our growth of IP licensing revenues depends on successful implementation of solutions by our licensees and third parties and successful development of new markets for our technologies.

        Our IP licensing business and strategy rely, in part, on successful deployment of our technologies by our licensees and other third-party software developers and original equipment manufacturers. For example, our technology is being deployed as part of Digital Cinema systems to theatres around the world by companies that integrate technologies and subsystems. If third parties who license our intellectual property for their products cease to do so, or we fail to obtain other partners who will incorporate, embed, integrate or bundle our technologies and intellectual property, or these partners are unsuccessful in their efforts, our ability to increase licensing revenues would be adversely affected. In addition, if our technologies do not perform according to market expectations, our future sales would suffer as customers seek other providers.

The loss of international customers or the failure to find new international customers could adversely affect our profitability and slow our growth.

        We believe that revenue from sales of products and services to commercial, governmental and other customers outside the U.S. could represent a growing percentage of our total revenue in the future. International sales and services are subject to a number of risks that can adversely affect our sales of products and services to customers outside of the United States, including the following:

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  changes in foreign government regulations and security requirements;

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  export license requirements, tariffs and taxes;

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  trade barriers;

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  difficulty in protecting intellectual property;

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  difficulty in collecting accounts receivable;

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  currency fluctuations;

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  longer payment cycles than those for customers in the United States;

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  difficulty in managing foreign operations; and

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  political and economic instability.

        We do not have an extensive operational infrastructure for international business. We generally depend on local or international business partners and subcontractors for performance of substantial portions of our business. These factors may result in greater risk of performance problems or of reduced profitability with respect to our international programs in these markets. In addition, if foreign customers, in particular foreign government authorities, terminate or delay the implementation of our products and services, it may be difficult for us to recover our potential losses.

        We are exposed to currency exchange fluctuations and do not engage in foreign currency hedging transactions. We may in the future choose to limit our exposure by the purchase of forward foreign exchange contracts, collared options, currency swap agreements or through similar hedging strategies. No currency hedging strategy, however, can fully protect against exchange-related losses.

The terms and conditions of our contracts could subject us to damages, losses and other expenses if we fail to meet delivery and other performance requirements.

        Our service contracts typically include provisions imposing (i) development, delivery and installation schedules and milestones, (ii) customer acceptance and testing requirements and (iii) other performance requirements. To the extent these provisions involve performance over extended periods of time, risks of noncompliance may increase. From time to time we have experienced delays in system implementation, timely acceptance of programs, concerns regarding program performance and other contractual disputes. Any failure to meet contractual milestones or other performance requirements as promised, or to successfully resolve customer disputes, could result in us incurring liability for damages, as well as increased costs, lower margins, or compensatory obligations in addition to other losses, such as harm to our reputation. Any unexpected increases in costs to meet our contractual obligations or any other requirements necessary to address claims and damages with regard to our customer contracts could have a material adverse effect on our business and financial results.

Our products could have unknown defects or errors, which may give rise to claims against us, divert application of our resources from other purposes or increase our project implementation and support costs.

        Products and services as complex as those we offer or develop may contain undetected defects or errors. Furthermore, we often provide complex implementation, integration, customization, consulting and other technical services in connection with the implementation and ongoing maintenance of our products. Despite testing, defects or errors in our products and services may occur, which could result in delays in the development and implementation of products and systems, inability to meet customer requirements or expectations in a timely manner, loss of revenue or market share, increased implementation and support costs, failure to achieve market acceptance, diversion of development resources, injury to our reputation, increased insurance costs, increased service and warranty costs and warranty or breach of contract claims. Although we attempt to reduce the risk of losses resulting from warranty or breach of contract claims through warranty disclaimers and liability limitation clauses in our sales agreements when we can, these contractual provisions are sometimes not included and may not be enforceable in every instance. If a court refuses to enforce the liability-limiting provisions of our contracts for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, the expense associated with defending these actions or paying the resultant claims could be significant.

The security systems used in our product and service offerings may be circumvented or sabotaged by third parties, which could result in the disclosure of sensitive information or private personal information or cause other business interruptions that could damage our reputation and disrupt our business.

        Our business relies on computers and other information technologies, both internal and at customer locations. The protective measures that we use may not prevent security breaches, and failure to prevent security breaches may disrupt our business, damage our reputation, and expose us to litigation and liability. A party who is able to circumvent security measures could misappropriate sensitive or proprietary information or materials or cause interruptions or otherwise damage our products, services and reputation, and the property of our customers. If unintended parties obtain sensitive data and information, or create bugs or viruses or otherwise sabotage the functionality of our systems, we may receive negative publicity, incur liability to our customers or lose the confidence of our customers, any of which may cause the termination or modification of our contracts. Further, our insurance coverage may be insufficient to cover losses and liabilities that may result from these events.

        In addition, we may be required to expend significant capital and other resources to protect ourselves against the threat of security breaches or to alleviate problems caused by these breaches. Any protection or remedial measures may not be available at a reasonable price or at all, or may not be entirely effective if commenced.

We are subject to risks encountered by companies developing and relying upon new technologies, products and services for substantial amounts of their growth or revenue.

        Our business and prospects must be considered in light of the risks and uncertainties to which companies with new and rapidly evolving technologies, products and services are exposed. These risks include the following:

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  we may be unable to develop sources of new revenue or sustainable growth in revenue because our current and anticipated technologies, products and services may be inadequate or may be unable to attract or retain customers;

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  the intense competition and rapid technological change in our industry could adversely affect the market's acceptance of our existing and new products and services;

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  we may be unable to develop and maintain new technologies upon which our existing and new products and services are dependent in order for our products and services to be sustainable and competitive and in order for us to expand our revenue and business; and

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  our licensees may not be able to successfully enter new markets or grow their businesses, limiting the royalties payable to us and our associated revenues and profits.

        Some of our key technologies and solutions from our patent or technology licensees are in the development stage. Consequently, products incorporating these technologies and solutions are undergoing technological change and are in the early stage of introduction in the marketplace. Delays in the adoption of these products or adverse competitive developments may result in delays in the development of new revenue sources or the growth in our revenue. In addition, we may be required to incur unanticipated expenditures if product changes or improvements are required. Additionally, new industry standards might redefine the products that we or our licensees are able to sell, especially if these products are only in the prototype stage of development. If product changes or improvements are required, success in marketing these products by us or our licensees and achieving profitability from these products could be delayed or halted. We also may be required to fund any changes or improvements out of operating income, which could adversely affect our profitability.

We may not be able to protect adequately our intellectual property, and we may be subject to infringement claims and other litigation, which could adversely affect our business.

        Our success depends in part on licensing our proprietary technologies. To protect our intellectual property portfolio, we rely on a combination of patent, copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements. Unlicensed copying and use of our intellectual property or infringement of our intellectual property rights result in the loss of revenue to us.

        We face risks associated with our patent position, including the potential need from time to time to engage in significant legal proceedings to enforce our patents, the possibility that the validity or enforceability of our patents may be denied, and the possibility that third parties will be able to compete against us without infringing our patents. Budgetary concerns may cause us not to file, or continue, litigation against known infringers of our patent rights, or may cause us not to file for, or pursue, patent protection for all of our inventive technologies in jurisdictions where they may have value. Some governmental entities that might infringe our intellectual property rights may enjoy sovereign immunity from such claims. Failure to reliably enforce our patent rights against infringers may make licensing more difficult. If we fail to protect our intellectual property rights and proprietary technologies adequately, if there are changes in applicable laws that are adverse to our interests, or if we become involved in litigation relating to our intellectual property rights and proprietary technologies or relating to the intellectual property rights of others, our business could be seriously harmed because the value ascribed to our intellectual property could diminish and result in a lower stock price or we may incur significant costs in bringing legal proceedings against third parties who are infringing our patents.

        Effective protection of intellectual property rights may be unavailable or limited. Patent protection throughout the world is generally established on a country-by-country basis. We have applied for patent protection in the United States and in various other countries. We do not assure you, however, that pending patents will be issued or that issued patents will be valid or enforceable. Failure to obtain these patents or failure to enforce those patents that are obtained may result in a loss of revenue to us. We do not assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technologies, duplicate our services or design around any of our patents or other intellectual property rights.

        We are the exclusive licensee under some third-party patents, and may need the assistance of these parties if we choose to enforce any of these patent rights. The cooperation of these third parties cannot be assured even though we rely on some of these technologies for our products or for our licenses to third parties.

        As more companies engage in business activities relating to digital watermarking, and develop corresponding intellectual property rights, it is increasingly likely that claims may arise which assert that some of our products or services infringe upon other parties' intellectual property rights. These claims could subject us to costly litigation, divert management resources and result in the invalidation of our intellectual property rights. These claims may require us to pay significant damages, cease production of infringing products, terminate our use of infringing technologies or develop non-infringing technologies. In these circumstances, continued use of our technologies may require that we acquire licenses to the intellectual property that is the subject of the alleged infringement, and we might not be able to obtain these licenses on commercially reasonable terms or at all. Our use of protected technologies may result in liability that threatens our continuing operation.

        Some of our contracts include provisions regarding our non-infringement of third-party intellectual property rights. As deployment of our technology increases, and more companies enter our markets, the likelihood of a third party lawsuit resulting from these provisions increases. If an infringement arose in a context governed by such a contract, we may have to refund to our customer amounts already paid to us or pay significant damages, or we may be sued by the party allegedly infringed upon. Similarly, as we seek to broaden the number of companies licensed under our patent portfolio, some may seek contractual assurances that we will pursue—by litigation if necessary—their competitors who use our patented technology but are not licensed to do so. Compliance with any such contract provisions may require that we pursue litigation where our costs exceed our likely recovery.

        As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, directors, consultants and corporate partners, and attempt to control access to and distribution of our technologies, solutions, documentation and other proprietary information. Despite these procedures, third parties could copy or otherwise obtain and make unauthorized use of our technologies, solutions or other proprietary information or independently develop similar technologies, solutions or information. The steps that we have taken to prevent misappropriation of our solutions, technologies or other proprietary information may not prevent their misappropriation, particularly outside the United States where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

We do not assure that our internal controls and procedures will succeed in achieving their stated goals under all potential future conditions, regardless of how remote.

        We have deployed significant resources to design, implement, and maintain effective internal controls and procedures, including disclosure controls and procedures. Although our internal controls and procedures are designed to provide reasonable assurance of achieving their objectives, the design of any system of controls is based in part upon various assumptions about the likelihood of future events, and we do not assure you that our system will succeed in achieving its stated goals under all potential future conditions, regardless of how remote. Any failure to maintain adequate controls or to adequately implement required new or improved controls could harm our operating results or cause us to fail to meet our reporting obligations in a timely and accurate manner.

If our revenue models and pricing structures relating to products and services that are under development do not gain market acceptance, the products and services may fail to attract or retain customers and we may not be able to generate new or sustain existing revenue.

        Some of our business involves embedding digital watermarks in traditional and digital media, including identification documents, secure documents, audio, video and imagery, and licensing our intellectual property. Our revenue stream is based primarily on a combination of development, consulting, subscription and license fees from copyright protection and counterfeit deterrence applications. We have not fully developed revenue models for some of our future digital watermarking applications and licensing endeavors. Because some of our products and services are not yet well-established in the marketplace, and because some of these products and services will not directly displace existing solutions, we cannot be certain that the pricing structure for these products and services will gain market acceptance or be sustainable over time or that the marketing for these products and services will be effective.

While we currently have no claims, litigation or regulatory actions filed or pending by or against DMRC, future claims, litigation or enforcement actions could arise, and any obligation to pay a judgment or damages could materially harm our business or financial condition.

        From time to time, Digimarc has been engaged in litigation and incurred significant costs relating to these matters. The inherent uncertainties of litigation, and the ultimate cost and outcome of litigation cannot be predicted. We carry director and officer liability insurance and other insurance policies that provide protection against various liabilities relating to claims against us and our executive officers and directors up to prescribed policy limits. If these policies do not adequately cover expenses and liabilities relating to future lawsuits, our financial condition could be materially harmed. In addition, if this insurance coverage becomes unavailable to us or premiums increase significantly in the future, it could make it more difficult for us to retain and attract officers and directors and could expose us to potentially self-funding certain future liabilities ordinarily mitigated by director and officer liability insurance.

THE SPIN-OFF

Reasons for the Spin-Off

        On March 22, 2008, Digimarc's board of directors approved the Digimarc/L-1 merger and the spin-off. Digimarc believes that the Digimarc/L-1 merger and spin-off will enhance value for stockholders of Digimarc and stockholders of DMRC Corporation, by creating significant opportunities and benefits, including:

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  unlocking stockholder value in the Secure ID Business through the sale of the Secure ID Business to L-1;

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  allowing the management of DMRC Corporation to focus its efforts on maximizing the value of our proprietary digital watermarking and related technologies; and

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  increasing our ability to attract and retain employees by providing equity and non-equity compensation tied directly to our business objectives.

The Separation of the Digital Watermarking Business from Digimarc

        We are a wholly owned subsidiary of DMRC LLC, which has been and will be immediately prior to the spin-off a wholly owned subsidiary of Digimarc. DMRC LLC was formed in Delaware on June 18, 2008, in anticipation of the spin-off of the Digital Watermarking Business. Prior to the spin-off, Digimarc will transfer to DMRC LLC generally all of the assets, and DMRC LLC will assume generally all of the liabilities, comprising the Digital Watermarking Business. In addition, Digimarc will transfer all of its cash to DMRC LLC. We refer to this transfer of assets and assumption of liabilities as the "separation." We do not believe that the asset transfer will result in the loss of any significant customers or contracts.

Description of the Spin-Off

        Digimarc will transfer to DMRC LLC generally all of the assets, and DMRC LLC will assume generally all of the liabilities, comprising the Digital Watermarking Business. All of the limited liability company interests of DMRC LLC then will be distributed to the stockholders of Digimarc on a basis of one unit of DMRC LLC for every three and one-half shares of Digimarc common stock held by the stockholder on                 , 2008, the record date for the distribution. We refer to the distribution of the limited liability company interests and the separation collectively as the "spin-off." The ratio of units of DMRC LLC to be issued for each share of Digimarc common stock is subject to change as a result of market conditions and other factors. Following the spin-off, in a transaction which we refer to as the DMRC Corporation merger, DMRC LLC will merge with and into DMRC Corporation, with DMRC Corporation continuing as the surviving company of the DMRC Corporation merger. In the DMRC Corporation merger, each DMRC LLC interest will be converted into one share of DMRC Corporation common stock. As a result of these transactions, each Digimarc stockholder will receive one share of DMRC Corporation common stock for every three and one-half shares of Digimarc common stock held by the stockholder.

Manner of Effecting the Spin-Off

        The general terms and conditions of the spin-off will be set forth in the separation agreement to be entered into by and among Digimarc, DMRC LLC and us. For a description of the terms of the separation agreement, see "Our Relationship with Digimarc After the Spin-Off—Separation Agreement."

        Digimarc stockholders are not required to pay for shares of our common stock to be received in connection with the spin-off and the DMRC Corporation merger or to surrender or exchange shares of

Digimarc common stock in order to receive our common stock or to take any other action in connection with the distribution and the DMRC Corporation merger. No vote of Digimarc stockholders is required or sought in connection with the spin-off or the DMRC Corporation merger, and Digimarc stockholders have no appraisal rights in connection with the distribution and the DMRC Corporation merger. The occurrence of the spin-off is a condition to the occurrence of the Digimarc/L-1 merger.

        On the distribution date, registered holders of Digimarc common stock will have their shares of DMRC Corporation common stock credited to book-entry accounts established for them by Computershare. Computershare will mail an account statement to each such registered holder stating the number of shares of DMRC Corporation common stock credited to the holder's account. Holders of record shall receive cash equal to the fair market value of any fractional shares of DMRC Corporation common stock. After the spin-off and the DMRC Corporation merger, any holder may request:

  •
  a transfer of all or a portion of their DMRC Corporation shares to a brokerage or other account; and

  •
  receipt of one or more physical share certificates representing their DMRC Corporation shares.

        If you become a registered holder of our common stock in connection with the spin-off and the DMRC Corporation merger and you prefer to receive one or more physical share certificates representing your shares of our common stock, you will receive one or more certificates for all shares of DMRC Corporation common stock. Computershare will mail you certificates representing your shares of our common stock as soon after the date of request as practicable.

        For those holders of Digimarc common stock who hold their shares through a broker, bank or other nominee, Computershare will credit the shares of our common stock to the accounts of those nominees who are registered holders, who, in turn, will credit their customers' accounts with our common stock. We and Digimarc anticipate that brokers, banks and other nominees will generally credit their customers' accounts with DMRC Corporation common stock on or shortly after                 , 2008.

Results of the Spin-Off

        Following the spin-off and the DMRC Corporation merger, we will be an independent, publicly-traded company owning and operating the Digital Watermarking Business. We expect that approximately                 shares of our common stock will be issued and outstanding immediately following the spin-off, based upon the distribution of one share of our common stock for every three and one-half shares of Digimarc common stock, and the approximate number of outstanding shares of Digimarc common stock on                 , 2008. The actual number of shares to be distributed will be determined based on the number of Digimarc shares outstanding on                 , 2008, the record date.

        Stockholder approval of the spin-off is not required, and you are not required to take any action to receive your DMRC Corporation common stock.

Market for Our Common Stock

        There is currently no trading market for our common stock. We will apply to list our common stock on The Nasdaq Global Market under the symbol "DMRCD." We have not and will not set the initial price of our common stock. The initial price will be established by the public markets.

        We cannot predict the price at which our common stock will trade after the spin-off. The price at which our common stock trades is likely to fluctuate significantly, particularly until an orderly public market develops. Trading prices for our common stock will be determined in the public markets and may be influenced by many factors. For more information, see "Risk Factors—Risks Related to Our Common Stock and the Spin-Off."

        Shares of our common stock distributed to holders in connection with the spin-off will be transferable without registration under the Securities Act except for shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us, which may include our executive officers, directors or principal stockholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Spin-Off Conditions and Termination

        We expect that the distribution will be effective on the distribution date,                 , 2008, provided that, among other things:

  •
  the Securities and Exchange Commission has declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended, and no stop order relating to the registration statement is in effect;

  •
  all of the closing conditions of the merger agreement have been satisfied or waived (other than those conditions to be satisfied on the closing date of the Digimarc/L-1 merger, which must be satisfied as of the date of the separation) and the transactions contemplated by the Digimarc/L-1 merger agreement are set to close immediately following the separation;

  •
  we have paid in full all inter-group indebtedness and all actions in respect of liability novation contemplated under the separation agreement have occurred;

  •
  we and Digimarc have received all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of foreign jurisdictions in connection with the spin-off;

  •
  no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the distribution agreement, is in effect; and

  •
  we have received any other material approvals and consents necessary to complete the spin-off.

        The spin-off is contemplated in connection with completion of the Digimarc/L-1merger. The merger agreement may be terminated at any time prior to closing of the Digimarc/L-1 merger, whether before or after the approval of Digimarc stockholders has been obtained:

  •
  by mutual written consent of Digimarc and L-1, duly authorized by each of their respective boards of directors;

  •
  by either Digimarc or L-1:

  •
  if the merger has not been completed on or before December 31, 2008; provided, that the parties may mutually agree to extend the date if all of the conditions to closing have been, or are capable of being, satisfied as of this date, other than the condition requiring the termination or expiration of all antitrust waiting periods, unless the failure of the merger to be completed by this date was primarily due to the party seeking to terminate failing to perform any of its obligations under the merger agreement;

    •
    if there is in effect a final and non-appealable law, injunction, judgment or ruling that enjoins, restrains, prevents or prohibits the completion of the merger or making the completion of the merger illegal, unless the issuance of the law, injunction, judgment or ruling was primarily due to the party seeking to terminate failing to perform any of its obligations under the merger agreement; or

    •
    if the approval of Digimarc stockholders to adopt the merger agreement has not been obtained at the stockholders meeting convened for that purpose or any adjournment or postponement of the meeting;

  •
  by L-1:

  •
  if Digimarc has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause various conditions to the obligation of L-1 to effect the merger not to be satisfied, subject to specified cure rights specified in the merger agreement;

  •
  if:

  •
  Digimarc's board of directors withdraws or modifies (or publicly proposes to withdraw or modify) in a manner adverse to L-1, Digimarc's board of directors' recommendation that Digimarc's stockholders adopt the merger agreement;

  •
  Digimarc's board of directors approves or recommends (or publicly proposes to approve or recommend) a takeover proposal to Digimarc's stockholders;

  •
  a tender offer or exchange offer for shares of Digimarc's stock that constitutes a takeover proposal is commenced prior to obtaining the Digimarc stockholder approval of the adoption of the merger agreement and Digimarc's board of directors fails to recommend the rejection of the tender offer or exchange offer by Digimarc stockholders (including, for these purposes, by taking no position with respect to the acceptance of the tender offer or exchange offer by Digimarc's stockholders, which would constitute a failure to recommend the rejection of the tender offer or exchange offer) within 10 business days after commencement;

  •
  Digimarc enters into a definitive agreement with respect to any takeover proposal; or

  •
  Digimarc fails to include in its proxy statement Digimarc's board of directors' recommendation to Digimarc's stockholders that they adopt the merger agreement; or

  •
  by Digimarc:

  •
  if L-1 has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause various conditions to Digimarc's obligation to effect the merger not to be satisfied, subject to cure rights specified in the merger agreement;

  •
  if all of the conditions to the completion of the spin-off pursuant to the separation agreement have been satisfied and all of the obligations of L-1 to effect the merger (other than conditions which are to be satisfied upon the closing of the merger) have been satisfied and L-1 has failed to complete the merger no later than 5 business days after the date on which Digimarc notifies L-1 that all conditions to Digimarc's obligations to effect the merger have been satisfied or waived (other than conditions which are to be satisfied by actions taken at the closing of the merger but which conditions would be satisfied if the date were the closing date); or

    •
    prior to obtaining Digimarc stockholder approval of the adoption of the merger agreement, in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal, if Digimarc complies with specified notice and negotiation requirements and prior to or concurrently with the termination, Digimarc pays to L-1 a termination fee pursuant to the merger agreement.

DIVIDEND POLICY

        We do not expect to pay any dividends on our common stock in the foreseeable future. Payment of future cash dividends will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and contractual restrictions with respect to the payment of dividends.

CAPITALIZATION

        The following table shows our capitalization as of March 31, 2008 on both an historical basis and a pro forma basis giving effect to our anticipated post-spin-off capital structure as if the spin-off occurred on March 31, 2008. This table should be read in conjunction with our historical financial statements and accompanying notes included in this information statement and the sections entitled "Selected Historical Financial Information," "Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Our Capital Stock."

        Our pro forma capitalization is not necessarily indicative of our capitalization had the spin-off been completed on March 31, 2008. The pro forma capitalization below may not reflect the capitalization or financial condition that would have resulted had we been operating as an independent, publicly-traded company at that date, and is not necessarily indicative of our future capitalization or financial condition. For an explanation of the pro forma adjustments made to our historical financial statements for the anticipated spin-off and the transactions related to the proposed spin-off to derive the pro forma capitalization described below, please see "Pro Forma Financial Information."

	As of March 31, 2008
	Historical	Pro Forma(1)
	(In thousands)
Cash and cash equivalents and short-term investments	$37,435	$53,035

Total long-term debt	—	—
Stockholders' equity:
Net parent's investment	38,514	—
Preferred stock	—	50
Common stock	—	7,599
Additional paid-in capital	—	38,565

Total stockholders' equity	$38,514	$46,214

Total capitalization	$38,514	$46,214

    (1)
    See accompanying notes to the Pro Forma Financial Information.

        Upon the completion of the spin-off, Digimarc's net investment in DMRC will be reclassified as DMRC stockholders' equity and will be allocated between common stock and additional paid-in capital based on the number of shares of DMRC common stock outstanding at the completion of the spin-off. We have assumed for purposes of the pro forma financial statements a distribution ratio of one share of our common stock for every three and one-half shares of outstanding Digimarc common stock, excluding shares held in treasury.

SELECTED HISTORICAL FINANCIAL INFORMATION

        The following table sets forth our selected financial information as of and for each of the years in the five-year period ended December 31, 2007, as of and for the three months ended March 31, 2007 and 2008, which has been derived from (a) audited financial statements as of December 31, 2005, 2006 and 2007 and for the years ended December 31, 2005, 2006 and 2007, which are included elsewhere in this information statement, (b) unaudited financial information as of December 31, 2003 and 2004 and for the years ended December 31, 2003 and 2004, which are not included in this information statement and (c) unaudited financial information as of March 31, 2007 and 2008 and for the three months ended March 31, 2007 and 2008, which are included elsewhere in this information statement. In our opinion, the information derived from our unaudited financial statements is presented on a basis consistent with the information in our audited financial statements. The selected financial information presented may not reflect the results of operations or financial condition that would have resulted had we been operating as an independent, publicly-traded company during the periods presented, and is not necessarily indicative of our future performance as an independent company. See "Risk Factors—Risks Related to our Common Stock and the Spin-Off."

        The selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the pro forma financial information and accompanying notes, and the historical financial statements and the accompanying notes included elsewhere in this information statement.

Statement of Operations Data(1)

	For the Years Ended December 31,					For the Three Months Ended March 31,
	2003 (unaudited)	2004 (unaudited)	2005 (audited)	2006 (audited)	2007 (audited)	2007 (unaudited)	2008 (unaudited)
Operating revenues	$9,306	$11,184	$11,119	$11,071	$13,025	$3,485	$5,085
Gross profit percentage	58%	68%	69%	66%	69%	72%	73%
Operating income (loss)	(2)	(2)	$(5,770)	$(3,908)	$(1,310)	$(121)	$641

Balance Sheet Data(1)

	For the Years Ended December 31,					As of March 31,
	2003 (unaudited)	2004 (unaudited)	2005 (audited)	2006 (audited)	2007 (audited)	2007 (unaudited)	2008 (unaudited)
Cash, cash equivalents and short term investments	$78,633	$51,836	$31,982	$33,073	$32,713	$31,505	$37,435
Total assets	(2)	$56,210	$36,896	$37,658	$38,451	$35,469	$42,499
Long-term obligations	$0	$160	$295	$294	$215	$240	$220

(1)
The merger agreement governing the Digimarc/L-1 merger provides that all cash and cash equivalents, short term investments and restricted cash (aggregate cash) of Digimarc are treated as cash retained by DMRC Corporation in its carved-out financial statements. As a result, the presentation of the financial statements and operating data of DMRC Corporation during the carve-out periods, reflect the cash flow of Digimarc, including its Secure ID Business, combined with DMRC Corporation. During 2003 through 2007, the consolidated results of Digimarc reflected operating losses of $0.1 million, $9.5 million, $23.6 million, $13.1 million and $1.6 million respectively. Cash provided by (used in) operations for those same periods were $25.3 million, $4.7 million, ($3.2) million, $9.3 million and $16.3 million respectively. Also, capital expenditures for those periods were $14 million, $39.7 million, $15.5 million, $10.5 million and $17.7 million respectively. In addition, aggregate cash balances were reduced from $78.6 million at the end of

  2003 to $32.7 million at the end of 2007, reflecting the funding of operating losses for the combined Secure ID Business and Digital Watermarking Business and for funding capital expenditures, the majority being for the Secure ID Business.

  Prior to the acquisition of the Secure ID Business from Polaroid by Digimarc in late December 2001, DMRC Corporation operated as a separate entity. Its revenues for 2000 and 2001 were $11.9 million and $13.2 million, respectively, and its operating losses exceeded $20 million in each of those years. In the years after the acquisition and up through the present date, Digimarc's business, including DMRC Corporation, began to benefit from a shared services operating model where its general and administrative costs, among others, could be spread more efficiently across multiple operating activities. In addition, beginning in mid-2005, after incurring significant operating losses in 2004 and projecting further significant losses in the future, the company began a reorganization of its business to focus on its core strengths while significantly reducing its cost of operations in all areas, while growing revenues in both the Secure ID Business and Digital Watermarking Business. The change in the operating results of DMRC Corporation since its early loss years prior to the acquisition began to benefit from the shared services operating model in 2002, and later, beginning in 2005, as operating costs were reduced and revenues began to rise to current levels. As a result, DMRC Corporation's operating losses, reduced over the years to $1.3 million in 2007 and eventually achieved an operating profit of $0.6 million in the first quarter of 2008.

(2)
Certain financial data for the years ended December 31, 2004 and 2003 have been omitted from this information statement because they are not available without unreasonable effort and expense. We believe the omission of these financial data for the years ended December 31, 2004 and 2003 are not material to an understanding of our financial performance and related trends.

PRO FORMA FINANCIAL INFORMATION

        The pro forma financial information set forth below portrays how our spin-off from Digimarc might have affected our historical financial information if it had occurred on March 31, 2008 for balance sheet purposes and on January 1, 2007 for income statement purposes. As you read this, you should be aware that the pro forma financial information is presented for informational purposes only, and is not intended to show what our financial position or results of operations would have been had we been operating as an independent, publicly-traded company during these periods or what our financial position or results of operations might be in the future. The pro forma financial information should be read with our historical financial statements included in this information statement and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

How we prepared the pro forma financial information

        We prepared the pro forma financial information based upon our historical financial statements adjusted to reflect our estimate of the effect of events that are directly attributable to the spin-off, expected to have a continuing effect on our operations, and are factually supportable. The pro forma adjustments were derived from available information and were based on assumptions that we believe are reasonable and that reflect our current intentions.

Events that are reflected in the pro forma financial information

        The pro forma financial information reflects:

  •
  the impact on cash receipts and expenditures related to the merger and spin-off; and

  •
  our conversion from a limited liability company to a Delaware corporation pursuant to the DMRC Corporation merger, the authorization and issuance of preferred stock, and distribution of our common stock to the stockholders of Digimarc.

Events that are not reflected in the pro forma financial information

        The pro forma financial information does not reflect:

  •
  estimated expenses and related reimbursement under the transition services agreement with L-1; and

  •
  expected, incremental expenses as a stand-alone company versus the allocation of shared services methodology as applied to the financial statements in this information statement.

  DMRC Corporation

  Unaudited Pro Forma Statement of Operations

  For the Year Ended December 31, 2007

  (In thousands, except per share data)

	Historical	The Transaction		Pro Forma
Revenue:
Service	$7,806			$7,806
License and subscription	5,219			5,219

Total revenue	13,025		—	13,025
Cost of revenue:
Service	3,815			3,815
License and subscription	217			217

Total cost of revenue	4,032		—	4,032

Gross profit	8,993		—	8,993
Operating expenses:
Sales and marketing	2,453			2,453
Research, development and engineering	2,912			2,912
General and administrative	3,345			3,345 (6)
Intellectual Property	1,593			1,593

Total operating expenses	10,303		—	10,303

Operating income (loss)	(1,310)		—	(1,310)
Other income (expense), net	1,387			1,387

Income (loss) before provision for income taxes	77		—	77
Provision for income taxes	(22)			(22)

Net income (loss)	$55	$		$55

Pro Forma
Net income (loss) per share—basic and diluted				$0.01
Weighted average shares outstanding—basic and diluted				7,599

DMRC Corporation

Unaudited Pro Forma Statement of Operations

For the Three Months Ended March 31, 2008

(In thousands, except per share data)

	Historical	The Transaction		Pro Forma
Revenue:
Service	$2,548			$2,548
License and subscription	2,537			2,537

Total revenue	5,085		—	5,085
Cost of revenue:
Service	1,349			1,349
License and subscription	59			59

Total cost of revenue	1,408		—	1,408

Gross profit	3,677		—	3,677
Operating expenses:
Sales and marketing	656			656
Research, development and engineering	922			922
General and administrative	980			980	(6)
Intellectual Property	478			478

Total operating expenses	3,036		—	3,036

Operating income (loss)	641		—	641
Other income (expense), net	294			294

Income (loss) before provision for income taxes	935		—	935
Provision for income taxes	(11)			(11)

Net income (loss)	$924	$		$924

Pro Forma
Net income (loss) per share—basic and diluted				$0.12
Weighted average shares outstanding—basic and diluted				7,599

DMRC Corporation

Unaudited Pro Forma Balance Sheet

As of March 31, 2008

(In thousands, except share data)

	Historical	The Transaction	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$33,586	$15,600	$49,186	(1)(3)
Short-term investments	3,849		3,849
Trade accounts receivable, net	3,233		3,233
Other current assets	278		278

Total current assets	40,946	$15,600	56,546
Property and equipment, net	1,167		1,167
Other assets, net	386		386

Total assets	$42,499	$15,600	$58,099

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$411	$7,900	$8,311	(2)
Accrued payroll and related costs	325		325
Deferred revenue	3,029		3,029

Total current liabilities	3,765	7,900	11,665
Long-term liabilities	220		220

Total liabilities	3,985	7,900	11,885
Commitments and contingencies
Stockholders' equity:
Net parent's investment	38,514	(38,514)	—
Preferred stock		50	50	(5)
Common stock		7,599	7,599	(1)(3)(4)
Additional paid-in capital		38,565	38,565	(1)(3)(4)(5)

Total stockholders' equity	38,514	7,700	46,214

Total liabilities and stockholders' equity	$42,499	$15,600	$58,099

        The transactions included in the unaudited pro-forma balance sheet reflects the following:

  (1)
  The purchase by L-1 of $5.0 million of DMRC Corporation common stock.

  (2)
  Accrual for estimated closing costs related to the transaction:

  •
  Investment banking fees of $3.2 million;

  •
  Legal, accounting, printing and mailing costs of $3.2 million; and

  •
  Severance related costs of $1.5 million.

  (3)
  Cash received for net effect of transactions related to the exercise of stock options and acceleration of vesting for restricted stock prior to closing of the Digimarc/L-1 merger and spin-off of $10.6 million reflecting a net issuance of 690,000 shares of commons stock, after giving effect to the distribution ratio of one share of DMRC Corporation common stock for every three and one-half shares of outstanding Digimarc common stock, excluding shares held in treasury.

  (4)
  The issuance of approximately 6,337,000 shares of DMRC Corporation common stock (assuming a distribution ratio of one share of DMRC Corporation common stock for every three and one-half shares of outstanding Digimarc common stock, excluding shares held in treasury).

  (5)
  The issuance of 10,000 shares of Series A Redeemable Nonvoting Preferred stock, with a value of $5.00 per share. This series has no voting rights, except as required by law, and may be redeemed by the board of directors at any time on or after June 18, 2013.

  (6)
  The stock compensation expense related to preferred stock of $10 and $3 for the year ended December 31, 2007 and three months ended March 31, 2008, respectively, were not included in the pro forma.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements relating to future events or the future financial performance of DMRC Corporation, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Please see the discussion regarding forward-looking statements included in this information statement, under the caption "Forward-Looking Statements."

        Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not give any assurances that these expectations will prove to be correct. These statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in our forward-looking statements, and we do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. We urge you to carefully review and consider the various disclosures we have made that attempt to advise interested parties of the factors which affect our business, including the disclosures made under the caption "Forward Looking Statements" in this information statement, the audited financial statements and related notes included in this information statement, and other reports and filings made with the SEC by Digimarc.

        The following discussion should be read in conjunction with our financial statements and the related notes and other financial information appearing elsewhere in this information statement.

        All dollar amounts are in thousands, unless otherwise noted.

Planned Merger and Separation

        On March 24, 2008, Digimarc announced that its board of directors had approved a plan to separate its Secure ID Business and Digital Watermarking Business. In connection with the plan to separate these businesses, Digimarc entered into a merger agreement with L-1 Identity Solutions, Inc., L-1, and its wholly owned subsidiary Dolomite Acquisition Co., pursuant to which Dolomite Acquisition Co. will merge with and into Digimarc and Digimarc will survive and continue as a wholly owned subsidiary of L-1. Following the completion of the merger, the surviving corporation will change its name. As a condition to the merger, Digimarc will spin off to its stockholders the limited liability company interests of a newly formed subsidiary, which we refer to as DMRC LLC, containing all of Digimarc's Digital Watermarking Business assets and liabilities. The interests will be distributed to Digimarc's stockholders on the basis of one unit of DMRC LLC for every three and one-half shares of Digimarc common stock held by the stockholder on                 , 2008, the record date. The ratio of units of DMRC LLC to be issued for each share of Digimarc common stock is subject to change as a result of market conditions or other factors. Following the distribution of the interests of DMRC LLC, DMRC LLC will merge with and into its wholly owned subsidiary, DMRC Corporation, with DMRC Corporation continuing as the surviving company of the DMRC Corporation merger. In the DMRC Corporation merger, each DMRC LLC interest will be converted into one share of DMRC Corporation common stock. As a result of these transactions, each stockholder of Digimarc as of the record date will receive one share of common stock of DMRC Corporation for every three and one-half shares of common stock of Digimarc held by the stockholder. The merger remains subject to approval by Digimarc stockholders, completion of the spin-off and other customary closing conditions. The merger is expected to be completed in the second half of 2008. Although the spin-off of the Digital Watermarking Business is not subject to approval by Digimarc stockholders, Digimarc will not complete the spin-off unless its stockholders approve the adoption of the merger agreement and the merger will not take place if the spin-off does not occur.

        In connection with the Digimarc/L-1 merger, we will enter into a separation agreement with Digimarc and DMRC LLC which will contain many of the key provisions related to the spin-off the Digital Watermarking Business from Digimarc. We will enter into a transition services agreement with

Digimarc to provide one another with transition services and other assistance substantially consistent with the services provided before completion of the spin-off, and a license agreement with L-1 Identity Solutions Operating Company, under which we will license to one another certain intellectual property to be used in the other's business following the spin-off. Following the spin-off and the DMRC Corporation merger, L-1 will purchase $5 million of DMRC Corporation common stock under the terms of a stock purchase agreement to be entered into between L-1 and us. After the completion of the Digimarc/L-1 merger, DMRC Corporation will change its name to Digimarc Corporation. The following Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the historical financial condition and results of operations for the Digital Watermarking Business, or DMRC Corporation, without giving effect to the proposed transactions.

Overview

        Our technologies, and those of our licensees, span the complete range of media content, enabling governments and enterprises to:

  •
  Quickly identify and effectively manage music, movies, television programming, digital images, documents and other printed materials, especially in light of new non-linear distribution over the internet;

  •
  Deter counterfeiting of money, media and goods, and piracy of movies and music;

  •
  Support new digital media distribution models and methods to monetize media content;

  •
  Leverage the power of intuitive computing to instantly link consumers to a wealth of information and/or interactive experiences related to the media and objects they encounter each day;

  •
  Provide consumers with more choice and access to media content when, where and how they want it;

  •
  Enhance imagery and video by associating metadata or authenticate the content for government and commercial uses; and

  •
  Better secure identity documents to enhance national security and combat identity theft and fraud.

        Our revenue is generated primarily from patent and technology license fees paid by business partners, and development and service contracts with a variety of government and commercial organizations, including a consortium of Central Banks and a major media and audience measurement company.

Basis of Accounting

        The financial statements include the assets, liabilities and results of operations of the components of Digimarc that constitute the business of DMRC to be separated, or "carved-out" in connection with the Digimarc/L-1 merger and spin-off. This information primarily consists of the Digital Watermarking Business and certain accounts of Digimarc. All intercompany balances have been eliminated in the carve-out.

        Management believes that the assumptions underlying the financial statements are reasonable. The financial information in these financial statements does not include all of the expenses that would have been incurred had DMRC been a separate, stand-alone public entity. As such, the financial information herein does not reflect the financial position, results of operations and cash flows of DMRC in the future or what they would have been, had DMRC been a separate, stand-alone public entity during the periods presented. Additionally, these historical financial statements include proportional allocations of various shared-services common costs of Digimarc because specific identification of these expenses was not practicable. The common costs include expenses from Digimarc related to various operating shared-services cost centers, including: executive, finance and accounting, human resources, legal, marketing, intellectual property, facilities and information technology. It is expected that the initial operating costs of DMRC on a stand-alone basis will be higher than those allocated to the DMRC operations under the shared services methodology applied in the audited financial statements of DMRC. Consequently, the financial position, results of operations and cash flows of DMRC reflected in the financial statements of DMRC may not be indicative of those that would have been achieved or that might be achieved in the future had DMRC been operated as a separate, stand-alone entity for the periods reflected in its financial statements.

        Commitments and contingencies related to DMRC operations have been included in the financial statements and those relating to Digimarc have been excluded.

Critical Accounting Policies and Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the U.S., which we refer to as U.S. GAAP, requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, income taxes, long-term service contracts, license and subscription agreements, investments, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

        Some of our accounting policies require higher degrees of judgment than others in their application. These include revenue recognition on long-term service contracts, revenue recognition on license and subscription arrangements, reserves for uncollectible accounts receivable, contingencies and litigation and stock-based compensation. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

        Balances and expenses assignment and allocations:    Balances and expenses were assigned to the different business units based on the following hierarchy:

  •
  Specific identification—where the amounts were specifically identified to DMRC or the Secure ID Business unit, they were classified accordingly.

  •
  Reasonable allocation—where the amounts were not clearly or specifically identified, we determined if a reasonable allocation method may be applied. For example in the shared-services Human Resources cost center we allocated the costs based on the relative headcount of the DMRC and Secure ID Business units based on the assumption that HR support costs should be relatively equal per employee across the broader population. And in the Intellectual Property cost center we allocated the costs based on the relative number of patents that are used between the two business units.

  •
  General allocation approach—for consistency, when specific identification or reasonable allocation method did not seem to fit the situation, we used a general allocation approach. This approach consisted of a blended rate based on what we have determined to be the primary drivers for shared-services:

  •
  Revenue ratio between the business units.

  •
  Property and Equipment balances (proxy for capital expenditures)—the effort expended on capital projects is a factor in the expense and effort of shared-services. To avoid fluctuations that happen in capital spending, we believe that these balances represent a relative trend of capital spending between the business units. In determining the relative balances of property, we have removed the central IT assets as it supports the entire organization.

    •
    Headcount between the business units.

    Management believes that the reasonable allocation and general allocation methods are representative of the efforts expended in shared-services in support of the separate business units.

        Revenue recognition on long-term service contracts:    Revenue from professional service arrangements is generally determined based on time and material. Revenue for professional services is recognized as the services are performed. Billing for services rendered generally occurs within one month following when the services are provided. Revenue earned which has not been invoiced at the reported balance sheet date is classified as unbilled trade receivables, which are included in the balance of trade accounts receivable, net in the balance sheets.

        Revenue recognition on license and subscription arrangements:    Royalty revenue is recognized when the royalty amounts owed to DMRC Corporation have been earned, are determinable, and collection is probable. These revenues include the licensing of digital watermarking products and services for use in authenticating documents, detecting fraudulent documents and deterring unauthorized duplication or alteration of high-value documents, for use in communicating copyright, asset management and business-to-business image commerce solutions, and for use in connecting analog media to a digital environment. Subscriptions are paid in advance and revenue is recognized ratably over the term of the subscription.

        Reserves for uncollectible accounts receivable:    We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We determine the allowance based on historical write-off experience and current information. We review, and adjust when appropriate, our allowance for doubtful accounts on at least a quarterly basis. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        Contingencies and litigation:    We periodically evaluate all pending or threatened contingencies or commitments, if any, that are reasonably likely to have a material adverse effect on our operations or financial position. We assess the probability of an adverse outcome and determine if it is remote, reasonably possible or probable as defined in accordance with the provisions of SFAS No. 5, Accounting for Contingencies. If information available prior to the issuance of our financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of our financial statements, and the amount of the loss, or the range of probable loss can be reasonably estimated, then such loss is accrued and charged to operations. If no accrual is made for a loss contingency because one or both of the conditions pursuant to SFAS No. 5 are not met, but the probability of an adverse outcome is at least reasonably possible, we will disclose the nature of the contingency and provide an estimate of the possible loss or range of loss, or state that such an estimate cannot be made.

        Stock-based compensation:    We account for stock-based compensation in accordance with SFAS No. 123(R), Share-Based Payment (Revised 2004), which requires the measurement and recognition of compensation for all stock-based awards made to employees and directors including stock options, employee stock purchases under a stock purchase plan and restricted stock awards based on estimated fair values. Stock compensation expense is allocated to DMRC based on a combination of specific and shared services resource allocations from Digimarc.

  •
  We use the Black-Scholes option pricing model as our method of valuation for stock-based awards. Our determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by Digimarc's stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include the expected life of the award, our expected stock price, volatility over the term of the award and actual and projected exercise behaviors. Although the fair value of stock-based awards is determined in accordance with SFAS 123(R), the Black-Scholes option pricing model requires the input of highly subjective assumptions, and other reasonable assumptions could provide differing results.

  •
  The fair value of time-based restricted stock awards granted is based on the fair market value of Digimarc's common stock on the date of the grant (measurement date), and is being recognized over the vesting period of the related restricted stock using the straight-line method.

  •
  The fair value of restricted stock awards that vest upon the satisfaction of market based conditions is calculated using a Monte Carlo valuation model that results in a discount factor applied to the fair market value of Digimarc's common stock on the date of the grant (measurement date), and is being recognized over the derived service period using the straight-line method.

  •
  The fair value of restricted stock awards that vest upon the satisfaction of employee performance conditions is based on the fair market value of Digimarc's common stock on the date of grant (measurement date). Management has determined it is probable that all performance conditions can be achieved; therefore, compensation cost is recognized on a straight line basis over the explicit service period. If the performance condition is satisfied early, all remaining compensation cost will be recognized in the period the condition is satisfied. If the performance vesting condition is not met by the end of the explicit service period, all previously recognized compensation cost will be reversed and the shares will be forfeited.

        Income Taxes:    For all historic periods reported in this filing:

  •
  Digimarc maintained valuation allowances against its net deferred tax assets, including net operating loss carryforwards, since it was more likely than not that the deferred taxes would not be realized;

  •
  The provision for income taxes includes foreign taxes withheld by our customers and paid to foreign jurisdictions on our behalf;

  •
  The DMRC "carved-out" financial statements indicate cumulative losses through the first three months of 2008. Furthermore, we believe expenses in the cumulative financial statements that are non deductible for federal and state income tax purposes are not sufficient enough to result in taxable income which would have required us to record income tax expense. As a result of the above, no federal and state income tax benefit was recognized for the book losses that were incurred in those periods prior to 2007 and no income tax expense was recognized during the 2007 and 2008 periods as any expense was offset by the benefit of net operating loss carry-forwards; and

  •
  After the spin-off, DMRC Corporation, as a separate legal entity will not benefit from any of the carryforward tax attributes of Digimarc, including net operating loss carryforwards.

Backlog

        Based on projected commitments we have for the periods under contract with our respective customers, we anticipate our current contracts as of March 31, 2008 will generate approximately $65 million in revenue during the terms of the contracts, currently up to five years. We expect more than $13 million of this amount to be recognized as revenue during the remainder of 2008. This amount includes commitments reasonably expected to be achieved under currently effective contracts.

Backlog as of December 31, 2007 and 2006 was approximately $46 million and $13 million respectively. The increase in backlog reflects factors noted below.

        Some factors that lead to increased backlog are:

  •
  contracts with new customers;

  •
  renewals with current customers;

  •
  add-on orders with current customers; and

  •
  contracts with longer contractual periods replacing contracts with shorter contractual periods.

        Some factors that lead to decreased backlog are:

  •
  recognition of revenue associated with backlog currently in place;

  •
  contracts with shorter contractual periods replacing contracts with longer contractual periods; and

  •
  contracts ending with existing customers.

The mix of these factors, among others, dictates whether our backlog increases or decreases for any given period. There is no assurance that our backlog will result in actual revenue in any particular period, because the orders and contracts included in our backlog may be subject to modification, cancellation or suspension. We may not realize revenue on some orders included in our backlog, or the timing of recognition may change.

Results of Operations

        The following table presents our statements of operations data for the periods indicated as a percentage of total revenue.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
Revenue:
Service	50%	54%	60%	62%	63%
License and subscription	50	46	40	38	37

Total revenue	100	100	100	100	100
Cost of revenue:
Service	27	26	29	33	29
License and subscription	1	1	2	1	2

Total cost of revenue	28	27	31	34	31
Gross profit	72	73	69	66	69
Operating expenses:
Sales and marketing	13	18	19	34	42
Research, development and engineering	18	21	22	22	28
General and administrative	19	25	26	31	33
Intellectual property	10	12	12	14	17

Total operating expenses	60	76	79	101	120

Operating income (loss)	12	(3)	(10)	(35)	(51)

Other income (expense), net	6	11	11	11	8

Income (loss) before provision for income taxes	18	8	1	(24)	(43)

Provision for income taxes	0	0	0	0	0

Net income (loss)	18%	8%	1%	(24)%	(43)%

        The overall financial results of DMRC have improved significantly over the past two years as revenues grew, the adoption of products and services based on our technologies became more widespread, and we reduced costs through various improvements in our business processes, which we refer to as "cost reduction initiatives."

Three Months Ended March 31, 2008 and 2007

Revenue

	Three Months Ended March 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2008	2007
Revenue:
Service	$2,548	$1,877	$671	36%
License and subscription	2,537	1,608	929	58%

Total	$5,085	$3,485	$1,600	46%

Revenue (as % of total revenue):
Service	50%	54%
License and subscription	50%	46%

Total	100%	100%

        Service.    Service revenue consists primarily of software development and consulting services. The majority of service revenue arrangements are typically structured as time and materials consulting agreements, or fixed price consulting agreements. The majority of our services revenue is derived from contracts with an international consortium of Central Banks, The Nielsen Company, which we refer to as Nielsen, and with other government agencies.

        The increase in service revenue for the three-month period was primarily attributable to increased consulting revenues, a large portion of which related to our new contract with Nielsen.

        License and subscription.    License revenue originates primarily from licensing our technology and patents where we receive royalties as our income stream. Subscription revenue consists primarily of royalty revenue from the sale of our web-based subscriptions related to various software products, which are more recurring in nature. Revenues from our licensed products have minimal associated direct costs, and thus are highly profitable.

        The increase in license and subscription revenue for the three-month period was primarily due to initial license revenues from Nielsen.

Revenue by Geography

	Three Months Ended March 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2008	2007
Revenue by geography:
Domestic	$2,658	$1,118	$1,540	138%
International	2,427	2,367	60	3%

Total	$5,085	$3,485	$1,600	46%

Revenue (as % of total revenue):
Domestic	52%	32%
International	48%	68%

Total	100%	100%

        The increase in domestic revenue for the three-month period was due primarily to additional service and license revenues associated with the Nielsen contract.

Cost of Revenue

        Service.    Cost of service revenue primarily includes costs that are allocated from research, development, engineering and sales and marketing that relate directly to producing revenue under our customer contracts. Allocated costs include:

  •
  salaries, a payroll tax and benefit factor, incentive compensation and related costs of our software developers, quality assurance personnel, product managers, business development managers and other personnel where we bill our customers for time and material costs,

  •
  payments to outside contractors that are billed to customers,

  •
  charges for equipment directly used by the customer,

  •
  depreciation charges for machinery, equipment and software, and

  •
  travel costs directly attributable to service and development contracts,

        License and subscription.    Cost of license and subscription revenue primarily include:

  •
  patent or software license costs for any patents licensed from third parties where the party receives a portion of royalties or license revenue received by DMRC, and

  •
  internet service provider connectivity charges and image search data fees to support the services offered to our subscription customers.

Gross Profit

	Three Months Ended March 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2008	2007
Gross profit:
Service	$1,199	$958	$241	25%
License and subscription	2,478	1,577	901	57%

Total	$3,677	$2,535	$1,142	45%

Gross profit (as % of related revenue component):
Service	47%	51%
License and subscription	98%	98%
Total	72%	73%

        The slight reduction in overall gross profit as a percentage of revenue for the three-month period primarily reflects:

  •
  an increase in the cost of services component where we incurred higher incentive compensation under our incentive bonus program for which no accrual was made for the 2007 period, offset somewhat by

  •
  a change in revenue mix where higher margin license revenues comprised a greater percentage of total revenues.

Operating Expenses

  Sales and marketing

	Three Months Ended March 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2008	2007
Sales and marketing	$656	$639	$17	3%
Sales and marketing (as % of total revenue)	13%	18%

        Sales and marketing expenses consist primarily of:

  •
  compensation, benefits and related costs of sales and marketing employees, product managers and sales engineers;

  •
  travel and market research costs, and costs associated with marketing programs, such as trade shows, public relations and new product launches;

  •
  incentive compensation in the form of bonuses and stock-based compensation expense; and

  •
  charges for infrastructure and centralized costs of facilities and information technology.

        We allocate certain costs of sales and marketing to cost of service revenue when they relate directly to our service contracts. For direct billable labor hours, we allocate salaries, a payroll tax and benefits factor and incentive compensation related to our bonus and stock compensation plans. We record all remaining, or "residual," costs as sales and marketing costs.

        Overall, sales and marketing costs remained relatively flat for the three-month period. The operating costs reflected a greater allocation of billable marketing resources to the cost of sales revenue of $0.1 million, offset by higher incentive compensation accruals for incentive bonuses, compared to no bonus accrual for the 2007 period.

        Under the current basis of accounting explained above, we anticipate that we will continue to incur sales and marketing costs at current or higher levels for the remainder of 2008.

  Research, development and engineering

	Three Months Ended March 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2008	2007
Research, development and engineering	$922	$729	$193	26%
Research, development and engineering (as % of total revenue)	18%	21%

        Research, development and engineering expenses consist primarily of:

  •
  compensation, benefits and related costs of software developers and quality assurance personnel;

  •
  payments to outside contractors;

  •
  the purchase of materials and services for product development;

  •
  incentive compensative in the form of bonuses and stock-based compensation expense; and

  •
  charges for infrastructure and centralized costs of facilities and information technology.

        We allocate certain costs of research, development and engineering to cost of service revenue when they relate directly to our service contracts. For direct billable labor hours, we allocate salaries, a payroll tax and benefits factor and incentive compensation related to our bonus and stock compensation plans. We record all remaining, or "residual," costs as research, development and engineering costs.

        The increase in research, development and engineering costs for the three-month period resulted primarily from an increase in engineering personnel and higher incentive compensation accruals for incentive bonuses, compared to no bonus accrual for the 2007 period.

        Under the current basis of accounting explained above, we anticipate that we will continue to incur research, development and engineering costs at current levels or higher for the remainder of 2008.

  General and administrative

	Three Months Ended March 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2008	2007
General and administrative	$980	$857	$123	14%
General and administrative (as % of total revenue)	19%	25%

        General and administrative expenses consist primarily of:

  •
  compensation, benefits and related costs of executive, finance and administrative personnel;

  •
  legal, human resources and other professional fees;

  •
  incentive compensative in the form of bonuses and stock-based compensation expense; and

  •
  charges for infrastructure and centralized costs of facilities and information technology.

        The increase in general and administrative costs for the three-month period resulted primarily from increased compensation related costs, the majority of which related to higher incentive compensation accruals for incentive bonuses, compared to no bonus accrual for the 2007 period.

        Under the current basis of accounting explained above, we anticipate that we will continue to incur general and administrative expenses at least at the current levels for the remainder of 2008, while continuing to examine means to reduce general and administrative spending as a percentage of revenue in the longer term.

  Intellectual property

	Three Months Ended March 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2008	2007
Intellectual Property	$478	$431	$47	11%
Intellectual Property (as % of total revenue)	10%	12%

        Intellectual property costs primarily consist of:

  •
  compensation, benefits and related costs of attorneys and legal assistants;

  •
  costs associated with documenting, applying for, and maintaining patents and trademarks;

  •
  incentive compensative in the form of bonuses and stock-based compensation expense; and

  •
  charges for infrastructure and centralized costs of facilities and information technology.

        The slight increase for the three-month period ended resulted primarily from increased compensation related costs, the majority of which related to higher incentive compensation accruals for incentive bonuses, compared to no bonus accrual for the 2007 period.

        Under the current basis of accounting explained above, we anticipate that we will continue to incur intellectual property costs at least at the current levels for the remainder of 2008.

  Stock-based compensation

	Three Months Ended March 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2008	2007
Cost of service	$43	$16	$27	169%
Sales and marketing	83	72	11	15%
Research, development and engineering	16	8	8	100%
General and administrative	220	184	36	20%
Intellectual property	15	10	5	50%

Total	$377	$290	$87	30%

        We account for stock-based compensation in accordance with SFAS No. 123(R), Share-Based Payment (Revised 2004), which requires the measurement and recognition of compensation for all stock-based awards made to employees and directors, including stock options, employee stock purchases under a stock purchase plan and restricted stock awards based on estimated fair values. Stock compensation expense is allocated to DMRC based on a combination of specific and shared services resource allocations from Digimarc.

        The increase in stock-based compensation expense for the three-month period was primarily due to an additional layer of stock-based awards expensed pursuant to the adoption of SFAS 123(R).

        We anticipate incurring additional stock-based compensation expense in the future from Digimarc through the allocation process described above until the close date of the transaction. Thereafter, DMRC will adopt its own stock-based compensation expense under SFAS 123(R). The future effect of the adoption of this statement on our financial position and results of operations will be determined by stock-based awards granted in future periods and the assumptions on which the value of those stock-based awards are based.

Other income (expense), net

	Three Months Ended March 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2008	2007
Other income (expense), net	$294	$375	$(81)	(22)%

        Other income (expense), net consists primarily of interest income from our cash and short term investments.

        The decrease in other income (expense) for the three-month period was due primarily to lower interest earned on cash and investment balances.

        Provision for Income Taxes.    The provision for income taxes reflects foreign withholding tax expense in various foreign jurisdictions. For all historic periods reported in the financial statements, Digimarc maintained valuation allowances against its net deferred tax assets, including net operating loss carryforwards, because it was more likely than not that the deferred taxes would not be realized. The provision for income taxes include foreign taxes withheld by our customers and paid to foreign jurisdictions on our behalf. The DMRC "carve-out" financial statements indicate cumulative losses through the first three months of 2008. Furthermore, the amounts of cumulative expenses in the financial statements that were not allowed for Federal and state income tax purposes were not sufficient enough to require us to record income tax expense. As a result of the above, no Federal and state income tax benefit was recognized for the book losses that were incurred in those periods prior to 2007 and no income tax expense was recognized during the 2007 and 2008 periods as any expense was offset by the benefit of net operating loss carry-forwards. After the spin-off, DMRC Corporation, as a separate legal entity, will not benefit from any of the carrryforward tax attributes of Digimarc, including net operating loss carryforwards.

Years Ended December 31, 2007 and 2006

Revenue

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2007	2006
Revenue:
Service	$7,806	$6,812	$994	15%
License and subscription	5,219	4,259	960	23%

Total	$13,025	$11,071	$1,954	18%

Revenue (as % of total revenue):
Service	60%	62%
License and subscription	40%	38%

Total	100%	100%

        The increase in service revenue for the year was primarily due to increases in consulting revenue from our Central Banks consortium, Nielsen, and contracts with various other government agencies. We entered into our contract with Nielsen in late 2007.

        The increase in license and subscription revenue for the year was primarily attributable to higher license revenues from customers whose revenues fluctuate from period to period and a combination of growing levels of fixed and variable royalties from a larger customer base.

Revenue by Geography

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2007	2006
	(in 000'S)
Revenue by geography:
Domestic	$3,696	$2,414	$1,282	53%
International	9,329	8,657	672	8%

Total	$13,025	$11,071	$1,954	18%

Revenue (as % of total revenue):
Domestic	28%	22%
International	72%	78%

Total	100%	100%

        The increase in domestic revenue for the year was due primarily to increases in service and license revenues from Nielsen.

        The increase in international revenue for the year was due primarily to growing license revenues from various international customers.

Gross Profit

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2007	2006
Gross profit:
Service	$3,991	$3,179	$812	26%
License and subscription	5,002	4,123	879	21%

Total	$8,993	$7,302	$1,691	23%

Gross profit (as % of related revenue component):
Service	51%	47%
License and subscription	96%	97%
Total	69%	66%

        The overall improvement of gross profit as a percentage of revenue for the year primarily reflects:

  •
  an improved cost mix within our consulting and programming services contracts that increased our service profit margins, and

  •
  a change in revenue mix where higher margin license revenues constituted a greater percentage of total revenue.

Operating Expenses

  Sales and marketing

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2007	2006
Sales and marketing	$2,453	$3,740	$(1,287)	(34)%
Sales and marketing (as % of total revenue)	19%	34%

        The decrease in sales and marketing expense for year primarily reflects:

  •
  a reduction of overall sales and marketing costs resulting from the cost reduction initiatives that began in the second half of 2005 and accelerated further in the second half of 2006,

  •
  lower shared-services marketing costs allocated to us due to an increased focus on the Secure ID Business unit, and, to a lesser extent,

  •
  a decrease in the costs of our incentive bonus program by $0.2 million, reflecting no bonus accrual for the 2007 period.

  Research, development and engineering

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2007	2006
Research, development and engineering	$2,912	$2,448	$464	19%
Research, development and engineering (as % of total revenue)	22%	22%

        The increase in research, development and engineering expense for the year reflects:

  •
  increased costs to support a growing business and the enhancement of current or new products and solutions being offered to the market, offset by

  •
  a decrease in the costs of our incentive bonus program, reflecting no bonus accrual for the 2007 period.

  General and administrative

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2007	2006
General and administrative	$3,345	$3,433	$(88)	(3)%
General and administrative (as % of total revenue)	26%	31%

        The slight decrease in general and administrative expense for the year reflects a decrease in our incentive bonus program, reflecting no bonus accrual for the 2007 period.

  Intellectual property

	Year Ended March 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2007	2006
Intellectual Property	$1,593	$1,589	$4	0%
Intellectual Property (as % of total revenue)	12%	14%

        Intellectual property expense remained relatively consistent from year to year.

  Stock-based compensation

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2007	2006
Cost of service	$102	$42	$60	143%
Sales and marketing	287	172	115	67%
Research, development and engineering	47	51	(4)	(8)%
General and administrative	728	495	233	47%
Intellectual property	45	30	15	50%

Total	$1,209	$790	$419	53%

        The increase in stock-based compensation expense for the year was primarily due to an additional layer of stock-based awards expensed pursuant to the adoption of SFAS 123(R).

  Other income (expense), net

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2007	2006
Other income (expense), net	$1,387	$1,242	$145	12%

        The increase in other income (expense) for the year reflects higher average interest rates on our cash and investment balances.

Years Ended December 31, 2006 and 2005

Revenue

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2006	2005
Revenue:
Service	$6,812	$7,051	$(239)	(3)%
License and subscription	4,259	4,068	191	5%

Total	$11,071	$11,119	$(48)	0%

Revenue (as % of total revenue):
Service	62%	63%
License and subscription	38%	37%

Total	100%	100%

        The decrease in service revenue for the year was primarily due to decreased services provided to government agencies other than Central Banks, where projects are sometimes non-recurring in nature.

        The increase in license and subscription revenue for the year was primarily due to a combination of growing levels of fixed and variable royalties from a larger customer base.

Revenue by Geography

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2006	2005
Revenue by geography:
Domestic	$2,414	$2,882	$(468)	(16)%
International	8,657	8,237	420	5%

Total	$11,071	$11,119	$(48)	0%

Revenue (as % of total revenue):
Domestic	22%	26%
International	78%	74%

Total	100%	100%

        The decrease in domestic revenue for the year was due primarily to decreased services provided to government agencies other than Central Banks as discussed above.

        The increase in international revenue for the year was due primarily to increased service revenues from our Central Banks contract and increased license revenues from various customers as discussed above.

Gross Profit

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2006	2005
Gross profit:
Service	$3,179	$3,752	$(573)	(15)%
License and subscription	4,123	3,886	237	6%

Total	$7,302	$7,638	$(336)	(4)%

Gross profit (as % of related revenue component):
Service	47%	53%
License and subscription	97%	96%
Total	66%	69%

        The reduction in overall gross profit as a percentage of revenue, for the year reflects:

  •
  a change in cost mix within our consulting and programming services contracts that reduced our service profit margins, offset slightly by

  •
  a change in revenue mix where higher margin license revenues constituted a greater percentage of total revenue.

Operating Expenses

  Sales and marketing

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2006	2005
Sales and marketing	$3,740	$4,692	$(952)	(20)%
Sales and marketing (as % of total revenue)	34%	42%

        The decrease in sales and marketing expense for year resulted primarily from:

  •
  a reduction of overall sales and marketing costs resulting from the cost reduction initiatives that began in the second half of 2005 and accelerated further in the second half of 2006, offset partially by

  •
  increases in our incentive bonus and stock compensation programs by $0.2 million, largely attributable to the adoption of SFAS 123R in 2006.

  Research, development and engineering

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2006	2005
Research, development and engineering	$2,448	$3,208	$(760)	(24)%
Research, development and engineering (as % of total revenue)	22%	28%

        The decrease in research, development and engineering expense for the year resulted primarily from:

  •
  a reduction of overall research, development and engineering costs resulting from the cost reduction initiatives that began in the second half of 2005 and accelerated further in the second half of 2006, offset partially by

  •
  increases in our incentive bonus and stock compensation programs by $0.2 million, reflecting the adoption of SFAS 123R in 2006.

  General and administrative

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2006	2005
General and administrative	$3,433	$3,645	$(212)	(6)%
General and administrative (as % of total revenue)	31%	33%

        The decrease in general and administrative expense for the year resulted primarily from:

  •
  a reduction of overall general and administrative costs resulting from the cost reduction initiatives that began in the second half of 2005 and accelerated further in the second half of 2006, offset partially by

  •
  increases in our incentive bonus and stock compensation programs by $0.2 million, reflecting the adoption of SFAS 123R in 2006.

  Intellectual property

	Three Months Ended March 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2006	2005
Intellectual Property	$1,589	$1,863	$(274)	(15)%
Intellectual Property (as % of total revenue)	14%	17%

        The decrease in intellectual property expenses resulted primarily from realignment of our resources and reduction of third party agent and government fees associated with our cost reduction initiatives.

  Stock-based compensation

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2006	2005
Cost of service	$42	—	$42	0%
Sales and marketing	172	56	116	207%
Research, development and engineering	51	—	51	0%
General and administrative	495	147	348	237%
Intellectual property	30	—	30	0%

Total	$790	$203	$587	289%

        The increase in stock-based compensation expense for year was primarily due to the adoption of SFAS 123(R) effective in 2006 that required expensing of all stock based awards, including stock options and restricted stock. For 2005, our restricted stock grants recorded stock compensation expense in accordance with SFAS 123.

  Other income (expense), net

	Year Ended December 31,
			Dollar Increase (Decrease)	Percent Increase (Decrease)
	2006	2005
Other income (expense), net	$1,242	$928	$314	34%

        The increase in other income (expense) for the year was primarily due to higher interest rates earned on our cash and investment balances.

Liquidity and Capital Resources

        As of March 31, 2008, we had cash and cash equivalents and short-term investments of $37.4 million, representing an increase of approximately $4.7 million from $32.7 million at December 31, 2007. Working capital at March 31, 2008 was $37.2 million, compared to working capital of $33.5 million at December 31, 2007. Cash flow generated by the Parent, which flows to this business unit, and improved operating results contributed to our improved cash and working capital positions.

        Operating Cash Flow.    The components of operating cash flows were:

	Three Months Ended March 31,		Year Ended December 31,
	(unaudited)
	2008	2007	2007	2006	2005
Net income (loss)	$924	$250	$55	$(2,687)	$(4,842)
Non-cash items	653	446	1,821	1,393	769
Changes in operating assets and liabilities	987	342	(851)	(473)	239

Net cash provided by (used in) operating activities	$2,564	$1,038	$1,025	$(1,767)	$(3,834)

        Net income (loss).    The improving operating results in each of the comparable periods reflect:

  •
  overall lower operating expenses in the 2005 through 2007 periods due to our cost reduction initiatives that began in 2005, and

  •
  increased revenues in 2007 and 2008 reflecting a growing business.

        Non-cash charges.    The increase in non-cash charges in each of the comparable periods is primarily the result of:

  •
  increases in stock compensation expense arising from the adoption of SFAS 123R that reflect the effect of stock option and restricted stock grants that generally vest over a four year period, and, to a lesser extent,

  •
  increased depreciation expense as a result of our information technology investments.

        Operating assets and liabilities.    The major changes in the operating assets and liabilities for the comparable periods primarily reflect timing differences for:

  •
  collection of receivables related to deferred revenues. Billings for revenues that are made in advance, as provided in our contracts, and the related collections of receivables, result in deferred revenues. The timing of these billings and collections fluctuates and can change from period to period based on individual customer requirements, and

  •
  accrual for and payment of liabilities related to payroll and related costs, such as our 401(k) plan matching contributions and incentive bonus programs. These costs and associated liabilities are traditionally accrued during each quarterly period and increase throughout each year and then are paid out to participants in the first quarter after each year end. For 2007, there were no incentive bonus accruals and accordingly no incentive bonus payment was made during the period ended March 31, 2008.

        Cash provided by (used in) investing activities.    The major changes in our investing activities are the result of:

  •
  relatively small investments made in property and equipment, primarily in our information technology area for computer systems and related equipment to operate our business, which have not been significant over the reported periods, and

  •
  net activity from investing our cash and cash equivalents and short-term investments, the balances of which over the comparable periods have remained between $32 million to $33 million except for the recent increase in our cash and investments in the three-month period ended March 31, 2008.

        Cash provided by (used in) financing activities.    The major changes in our financing activities are the result of cash transactions associated with Digimarc in accordance with the basis of accounting used in these financial statements. Specifically:

  •
  all cash received from Digimarc's stock activity, primarily from the exercise of stock options, flows through to DMRC Corporation, and

  •
  all cash flow generated or used by Digimarc flows into or out of DMRC Corporation. In the 2005 and 2007 periods, the cash used in financing activities related primarily to funding capital needs of the Secure ID Business unit. In the 2006 and 2008 periods, the capital needs of that business unit were lower.

  Commitments and Contingencies.

        Our significant commitments consist of obligations under non-cancelable operating leases for our facilities rent and various equipment leases, which totaled $3.2 million as of December 31, 2007, and are payable in monthly installments through July 2011. Our significant commitments and payment obligations under non-cancelable operating leases at December 31, 2007 are as follows:

Contractual Obligations

	Payment Due by Period (in 000's)
	Total	Less than 1 year	2-3 years	4-5 years	More than 5 years
Total contractual obligations	$3,174	$837	$1,738	$599	$—

  Future Cash Expectations.

        We believe that our current cash, cash equivalents, and short-term investment balances will satisfy our projected working capital and capital expenditure requirements for at least the next 12 months. In addition, we expect to generate positive cash flow from operations in 2008 that we can use to fund our operating and capital needs. Thereafter, we anticipate continuing to use cash, cash equivalents, short-term investment balances to satisfy our projected working capital and capital expenditure requirements.

        We may utilize cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. In order to take advantage of opportunities, we may find it necessary to obtain additional equity financing, debt financing, or credit facilities. We do not believe at this time, however, that our long-term working capital and capital expenditures would require us to take steps to remedy any such potential deficiencies. If it were necessary to obtain additional financings or credit facilities, we may not be able to do so, or if these funds are available, they may not be available on satisfactory terms.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material.

Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value. This statement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS No. 157 is effective the first fiscal year beginning after November 15, 2007. We have applied the provisions of this standard regarding the framework of measuring fair value and noted no material effect on the current financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure certain financial assets and liabilities at fair value. SFAS No. 159 is effective the first fiscal year beginning after November 15, 2007. We have elected not to measure certain financial assets and liabilities at fair value as permitted by SFAS No. 159.

Forward-Looking Statements

        Because this information statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, any of the risk factors set forth in this information statement or elsewhere in this information statement or incorporated herein by reference could cause our actual results to differ materially from those results projected or suggested in such forward-looking statements. Statements that are not historical facts are hereby identified as "forward-looking statements" for the purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such forward-looking statements include but are not limited to statements relating to:

  •
  the anticipated spin-off, DMRC Corporation merger and Digimarc/L-1 merger and related expected arrangements among the various parties to the spin-off, the DMRC Corporation merger and the Digimarc/L-1 merger;

  •
  concentration of revenues with few customers comprising a large majority of the revenues;

  •
  trends and expectations in revenue growth;

  •
  our future level of investment in our business, including investment in development of products and technology, acquisition of new customers and development of new market opportunities;

  •
  our ability to improve margins;

  •
  anticipated expenses, costs, margins and investment activities in the foreseeable future;

  •
  anticipated revenue to be generated from current contracts and as a result of new programs;

  •
  our profitability in future periods;

  •
  business opportunities that could require that we seek additional financing;

  •
  the size and growth of our markets;

  •
  the existence of international growth opportunities and our future investment in such opportunities;

  •
  the source of our future revenue;

  •
  our expected short-term and long-term liquidity positions;

  •
  our ability to fund our working capital needs through cash flow from operations;

  •
  our use of cash in upcoming quarters;

  •
  anticipated levels of backlog and bid activity in future periods;

  •
  anticipated levels of stock-based compensation expense in future periods and the future effect of our adoption of SFAS 123(R); and

  •
  the likelihood or outcome of legal proceedings and claims and their effect on our business.

        Such forward-looking statements also include other statements containing words such as "anticipate," "estimate," "expect," "management believes," "we believe," "we intend," "should" and similar words or phrases, which are intended to identify forward-looking statements. Actual results may vary materially due to, among other things, our failure to become profitable, the failure of the potential markets for our digital watermarking technology to develop as anticipated, the adoption of alternative technologies within these markets, as well as changes in economic, business, competitive, technology and/or regulatory factors and trends, and the other factors described in this information statement or in our other documents filed with the SEC. All forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not differ materially from expectations, and, therefore, investors are cautioned not to place undue reliance on such statements. Investors should understand that it is not possible to predict or identify all risk factors and that the risks discussed in this information statement should not be considered a complete statement of all potential risks and uncertainties. We do not intend to update any forward-looking statements as a result of future events or developments, except as required by law.

BUSINESS OF DMRC CORPORATION

Overview

        DMRC Corporation is a leading innovator and technology provider, enabling governments and enterprises around the world to give digital identities to media and objects that computers can sense and recognize and to which they can react. Our technology provides the means to infuse persistent digital information, perceptible only to computers and digital devices, into all forms of media content. The unique digital identifier placed in media persists with it regardless of the distribution path and whether it is copied, manipulated or converted to a different format, and does not affect the quality of the content or the enjoyment or usefulness of it. Our technology permits computers and digital devices to quickly identify relevant data from vast amounts of media content.

        Our technologies, and those of our licensees, span the complete range of media content, enabling governments and enterprises to:

  •
  Quickly identify and effectively manage music, movies, television programming, digital images, documents and other printed materials, especially in light of new non-linear distribution over the internet

  •
  Deter counterfeiting of money, media and goods, and piracy of movies and music;

  •
  Support new digital media distribution models and methods to monetize media content;

  •
  Leverage the power of intuitive computing to instantly link consumers to a wealth of information and/or interactive experiences related to the media and objects they encounter each day;

  •
  Provide consumers with more choice and access to media content when, where and how they want it;

  •
  Enhance imagery and video by associating metadata or authenticate the content for government and commercial uses; and

  •
  Better secure identity documents to enhance national security and to combat identity theft and fraud.

        Our revenue is generated primarily from patent and technology license fees paid by business partners, and development and service contracts with a variety of government and commercial organizations, including a consortium of Central Banks and a major media and audience measurement company.

        Financial information about geographic areas is included in Note 4 of our financial statements.

History

        We were formed in Delaware on June 18, 2008 by Digimarc to hold and operate the Digital Watermarking Business and to facilitate the separation of its Secure ID Business through the spin-off and the Digimarc/L-1 merger. Digimarc was founded to commercialize a signal processing innovation known as "digital watermarking." Digital watermarking is a technology that allows our customers to infuse digital data into any media content that is digitally processed at some point during its lifecycle. The technology can be applied to printed materials, video, audio, and images. The inclusion of these digital data enables a wide range of improvements in security and media management, and new business models for distribution and consumption of media content. Over the years our technology and intellectual property portfolios have grown to encompass many related technologies.

        Banknote counterfeit deterrence was the first commercially successful use of our technologies. Digimarc, in cooperation with an international consortium of Central Banks, developed a system to deter the use of digital technologies in the unauthorized reproduction of banknotes. More recently, innovations based on our digital watermarking technology and experience have been leveraged to create new products to deter counterfeiting and tampering of driver licenses and other government-issued secure credentials. In parallel, our business partners, under patent or technology licenses from us, are delivering digital watermarking solutions to track and monitor the distribution of music, images, television and movies to consumers. Recently, in November of 2007, we announced a relationship with Nielsen to license our patents in support of their audience measurement across more than 95% of the television shows broadcast in the United States and to provide development services for Nielsen's new Digital Media Manager content identification and management system to be brought to market by Nielsen in 2008.

Customers and Business Partners

        Our revenue is generated through commercial and government applications of our technologies, including a long-term contract with a consortium of Central Banks. Our contract with the Central Bank consortium is in its tenth year. The contract is in the final year of a 5-year extension and provides for two additional 3-year extensions. The Central Bank consortium has agreed to the first 3-year extension. We also have a development and services agreement with Nielsen, and engage in other development or service initiatives for government or commercial clients from time to time. Other revenue is generated primarily from patent and technology license fees paid by business partners providing media identification and management solutions to movie studios and music labels, television broadcasters, creative professionals and other customers around the world. Patent and technology licensing is expected to continue to contribute most of the revenues from non-government customers for the foreseeable future.

        As part of our work with government customers, we must comply with and are affected by laws and regulations relating to the award, administration and performance of government contracts. Government contract laws and regulations affect how we do business with our customers and, in some instances, impose added costs on our business.

        In some instances, these laws and regulations impose terms or rights that are more favorable to the government than those typically available to commercial parties in negotiated transactions. For example, the government agency may terminate any of our contracts and, in general, subcontracts, at its convenience, as well as for default based on performance. Upon termination for convenience of a fixed-price type contract, we normally are entitled to receive the purchase price for delivered items, reimbursement for allowable costs for work-in-process and an allowance for profit on the contract or adjustment for loss if completion of performance would have resulted in a loss. Upon termination for convenience of a cost reimbursement contract, we normally are entitled to reimbursement of allowable costs plus a portion of the fee.

        In addition, our government contracts typically span one or more base years and multiple option years. The government agency generally has the right to not exercise option periods and may not exercise an option period if the agency is not satisfied with our performance on the contract.

Products and Services

        We provide some media identification and management solutions to commercial entities and government customers. Our license solutions primarily target the media and entertainment industry. We have two multi-year development agreements, one with an international consortium of Central Banks, and the other with Nielsen.

        Commercial customers use secure media solutions from our business partners and us to identify, track, manage and protect content as it is distributed and consumed—either digitally or physically—and to enable new consumer applications to access networks and information from personal computers and mobile devices. Many movie studios, record labels, broadcasters, creative professionals and other customers rely on our technologies as a cost-effective means to:

  •
  deter piracy and illegal use of movies, music and images;

  •
  protect entertainment content from copyright infringement;

  •
  track and monitor entertainment content for rights usage and licensing compliance;

  •
  monitor advertisements to verify ad placement and measure return on investment;

  •
  enhance information access, search and marketing capabilities related to media content; and

  •
  enable fair and legitimate use of content by consumers.

        Licensees of our technology or intellectual property include AquaMobile, Cinea, Inc., a subsidiary of Dolby Laboratories, Inc., GCS Research LLC, MediaGrid, Microsoft Corporation, Mobile Data Systems, Inc., The Nielsen Company, Royal Philips Electronics, Signum Technologies Limited, Thomson Multimedia, S.A., USA Video, Verance corporation, Verimatrix, Inc. and VCP (an affiliate of VEIL Interactive Technologies).

Technology and Intellectual Property

        We develop and patent intellectual property to differentiate products and technologies, mitigate infringement risk, and develop opportunities for licensing. Licensing of our technologies is supported by a broad patent portfolio covering a wide range of methods, applications, system architectures and business processes.

        Most of our patents relate to various methods for embedding digital information in video, audio, images, and printed materials, whether the content is rendered in analog or digital formats. The digital information is generally embedded by making subtle modifications to the fundamental elements of the content itself, generally at a signal processing level. The changes necessary to embed this information are so subtle that they are generally not noticeable by people during normal use. Because the message is carried by the content itself, it is file-format independent. The message generally survives most normal compression, edits, rotation, scaling, re-sampling, file-format transformations, copying, scanning and printing.

        To protect our intellectual property rights, we have implemented an extensive intellectual property protection program that relies on a combination of patent, copyright, trademark and trade secret laws, and nondisclosure agreements and other contracts. As a result, we believe we have one of the world's most extensive patent portfolios in the field of digital watermarking, with over 350 U.S. and over 85 foreign issued patents and more than 400 U.S. and foreign patent applications on file as of March 31, 2008 in the areas of digital watermarking and related technologies. Separately, we own registered trademarks in both the U.S. and other countries and have applied for other trademarks. We continue to develop and broaden our portfolio of patented technologies, including digital watermarking and related applications and systems.

        Although we devote significant resources to developing and protecting our technologies, and periodically evaluate potential competitors of our technologies for infringement of our intellectual property rights, these infringements may nonetheless go undetected or may arise in the future. We expect that infringement claims may increase as companies become more concerned with protecting their content from electronic copying.

Markets

        Our technologies are used in various media identification and management products and solutions supporting a variety of media objects, from movies, music TV programming and images, to banknotes, secure credentials and physical products or packaging. Each media object enabled by our technology can be recognized by networks and digital devices, resulting in a wide range of applications for our technologies, including in the fields of:

  •
  counterfeiting and piracy deterrence;

  •
  media management;

  •
  authentication, measurement or monitoring;

  •
  linking to networks and providing access to information; and

  •
  enhanced services in support of mobile commerce.

        We believe the market potential for our technologies is in the early stages of development and that existing solutions represent only a small portion of the potential market for our products, services, and technologies.

Competition

        Our business partners and we generally compete with application-specific alternative technologies for the security or marketing budgets of the producers and distributors of media objects, documents, products and advertising. These application-specific alternatives include technologies and solutions based on encryption, fingerprinting and pattern recognition. We anticipate that our competitive position within certain markets may be affected by factors such as reluctance to adopt new technologies and, positively or negatively, by changes in government regulations.

Backlog

        Based on projected commitments we have for the periods under contract with our respective customers, we anticipate our current contracts as of March 31, 2008 will generate approximately $65 million in revenue during the terms of the contracts, currently up to 5 years. We expect more than $13 million of this amount to be recognized as revenue during the remainder of 2008. This amount includes commitments reasonably expected to be achieved under currently effective contracts. Backlog as of December 31, 2007 and 2006 was approximately $46 million and $13 million respectively.

Employees

        At December 31, 2007, we had 95 full-time employees, including 16 in sales, marketing, technical support and customer support; 37 in research, development and engineering; and 42 in finance, administration, information technology and legal. We also had 4 contract workers, primarily utilized to support billing services. The employee breakout was based on the same allocation methodology that was applied to carving out DMRC's financial statements. Our future success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

Properties and Facilities

        Our principal administrative, marketing, research, and intellectual property development facility is located in Beaverton, Oregon. Information about our office leases is set forth below.

	Square Feet	Expires
Beaverton, Oregon	46,000	August 2011

Legal Proceedings

        From time to time in our normal course of business we are a party to various legal claims, actions and complaints. Currently, we do not have any pending litigation that we consider material.

MANAGEMENT

Executive Officers and Directors

        Following the DMRC Corporation merger, we expect that our Board of Directors will be composed of five directors. Set forth below are the names and ages and current positions of persons we expect to serve as our directors and executive officers as of the distribution date.

	Age	Position
Bruce Davis	56	Chief Executive Officer and Chairman of the Board of Directors
William J. Miller	62	Director
James T. Richardson	60	Director
Peter W. Smith	74	Director
Bernard Whitney	51	Director
Robert Chamness	55	Executive Vice President, Chief Legal Officer and Secretary
Michael McConnell	58	Chief Financial Officer and Treasurer

        Bruce Davis.    Mr. Davis is expected to serve as our Chief Executive Officer and as Chairman of the Board of Directors. Prior to the spin-off, Mr. Davis served as Digimarc's Chief Executive Officer since 2001, and a director since December 1997, as Digimarc's chairman of the Board of Directors since May 2002, and as its President from December 1997 through May 2001. Mr. Davis received a B.S. in accounting and psychology and an M.A. in criminal justice from the State University of New York at Albany, and a J.D. from Columbia University.

        William J. Miller.    Mr. Miller is expected to serve on our Board of Directors, and prior to the spin-off served on the Board of Directors of Digimarc since 2005. Mr. Miller is a retired corporate executive with thirty-six years of experience in the high technology and legal sectors, and has, since 1999, served as an independent director and consultant. He serves as a member of the Board of Directors for each of the following companies: Nvidia Corp (Nasdaq: NVDA), a provider of graphics processing units, media and communications processors, wireless media processors, and related software for personal computers, handheld devices, and consumer electronics platforms; Waters Corporation (NYSE: WAT), a manufacturer of analytical instruments; and Overland Storage, Inc. (Nasdaq: OVRL), a supplier of data storage products. Mr. Miller received a B.A. in speech communication from the University of Minnesota and a J.D. from the University of Minnesota.

        James T. Richardson.    Mr. Richardson is expected to serve on our Board of Directors, and prior to the spin-off served on the Board of Directors of Digimarc since 2003. Mr. Richardson is a director of and consultant to companies in the high-technology sector. Mr. Richardson serves as chairman of the Board of Directors of FEI Company (Nasdaq: FEIC) and as a director and audit committee chair of Tripwire, Inc., a Portland, Oregon-based network security company. Mr. Richardson received a B.A. in finance and accounting from Lewis and Clark College, an M.B.A. from the University of Portland, and a J.D. from Lewis and Clark Law School, and is a licensed C.P.A. and attorney in Oregon.

        Peter W. Smith.    Mr. Smith is expected to serve on our Board of Directors, and prior to the spin-off served on the Board of Directors of Digimarc since 2000. Mr. Smith is a retired corporate executive and has served as a consultant to various other companies since 2000. Most recently, Mr. Smith served as president of News Technology for News America from January 1998 until his retirement in February 2000, where he coordinated technology throughout News Corporation and served as a technology advisor to its Board of Directors. Mr. Smith received a B.E. and B.Sc. from the University of Sydney, with first class honors.

        Bernard Whitney.    Mr. Whitney is expected to serve on our Board of Directors, and prior to the spin-off served on the Board of Directors of Digimarc since 2005. Mr. Whitney is a retired corporate executive with twenty-seven years of experience in the high technology and finance sectors, and has since 2002 served as an independent director and consultant. He currently serves as a director for a number of private and non-profit entities. Mr. Whitney received a B.S. in business administration, majoring in finance, from California State University Chico, and a masters in business administration from San Jose State University.

        Robert Chamness    Mr. Chamness is expected to serve as our Executive Vice President, Chief Legal Officer and Secretary. Mr. Chamness joined Digimarc in January 2002, and prior to the spin-off, served as Vice President and General Counsel, Secretary, Vice President of Human Resources, Chief Legal Officer, and Executive Vice President. He also served as Digimarc's Compliance Officer and Privacy Officer. Mr. Chamness holds an A.B. cum laude from Wabash College and a J.D. summa cum laude from the Indiana University School of Law.

        Michael McConnell    Mr. McConnell is expected to serve as our Chief Financial Officer and Treasurer. Mr. McConnell joined Digimarc in June of 2004, and prior to the spin-off, served as Chief Financial Officer and Treasurer of Digimarc. Before joining Digimarc, Mr. McConnell was senior vice president, chief financial officer and treasurer at WatchGuard Technologies (1999 to 2004). Mr. McConnell is a CPA and holds a B.A. from California Polytechnic State University, San Luis Obispo.

Determination of Independence

        The Board of Directors anticipates that each of Messrs. Smith, Richardson, Miller, and Whitney, collectively representing a majority of the members of our Board of Directors, will be "independent" as that term is defined by Nasdaq Marketplace Rule 4200. There were no related person transactions involving any of the independent directors of DMRC Corporation.

Committees of the Board of Directors

        The Board of Directors is expected to have three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The members of these committees are set forth in the following table:

Non-Employee Directors	Audit	Governance and Nominating	Compensation
William J. Miller	X		Chair
James T. Richardson	X		X
Peter W. Smith		Chair	X
Bernard Whitney	Chair	X

Audit Committee

        We expect to have a standing Audit Committee of the Board of Directors, consisting of Messrs. Whitney (chairman), Richardson, and Miller, that is responsible for overseeing the quality and integrity of our accounting, auditing, and financial reporting practices, the audits of our financial statements, and other duties assigned by the Board of Directors. The Audit Committee's role will include a particular focus on the qualitative aspects of financial reporting to stockholders, our processes to manage business and financial risk, and compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee will be directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting, engaged to prepare or issue an audit report on our financial statements or to perform other audit, review or attestation services for us. The Audit Committee is expected to also serves as our Qualified Legal Compliance Committee.

        The Board of Directors will adopt a charter for the Audit Committee to authorize powers consistent with the provisions of the Sarbanes-Oxley Act of 2002 and other requirements. A copy of this charter will be posted on the DMRC website, which we expect to be www.digimarc.com, on the Corporate Governance page. The Board of Directors expects that each of the three members of the Audit Committee will:

  •
  meet the requirements for "independence" set forth in Nasdaq Marketplace Rules 4200 and 4350(d) and applicable SEC rules; and

  •
  have the requisite financial sophistication called for by Nasdaq Marketplace Rule 4350(d).

        The Board of Directors further expects that each of Messrs. Whitney, Richardson and Miller will qualify as an "Audit Committee financial expert" in compliance with Item 407(d)(5) of Regulation S-K.

Governance and Nominating Committee

        We expect that the Governance and Nominating Committee will initially consist of Messrs. Smith (chairman) and Whitney. The Board of Directors will delegate to the Governance and Nominating Committee the responsibility for overseeing the quality and integrity of our corporate governance practices and for assessing the size, membership, skills and characteristics necessary and appropriate for members of the Board of Directors and its committees. The Board of Directors will adopt a written charter for the Governance and Nominating Committee, a copy of which will be posted on the DMRC website, which we expect to be www.digimarc.com, on the Corporate Governance page. The Board of Directors expects that all members of the Governance and Nominating Committee will be "independent" as that term is defined in Nasdaq Marketplace Rule 4200.

        The Governance and Nominating Committee's responsibilities will include the review, monitoring, and general oversight of our policies and procedures involving corporate governance and compliance with significant legal, ethical, and regulatory requirements. This oversight responsibility will include monitoring compliance with the Sarbanes-Oxley Act of 2002. The Governance and Nominating Committee will also oversee the structure and evaluation of the Board of Directors and its committees, and the development, monitoring, and enforcement of the corporate governance principles applicable to us.

        The Governance and Nominating Committee will be responsible for recruiting individuals to become members of the Board of Directors and evaluating their qualifications under the guidelines described under "Director Nomination Policy" below. The Governance and Nominating Committee will also be responsible for the composition of the Board committees. The Board of Directors may assign the Governance and Nominating Committee additional duties and functions from time to time consistent with its charter, our Bylaws and governing law. Succession planning is one such responsibility that will be assigned to the committee.

        Director Nomination Policy.    The Governance and Nominating Committee will adopt a formal written policy addressing the nominating process. A copy of this policy will be posted on the DMRC website, which we expect to be www.digimarc.com, on the Corporate Governance page, attached as an exhibit to the Governance and Nominating Committee charter located on the Corporate Governance page of the site. Pursuant to its written policy addressing the nominating process, the Governance and Nominating Committee will welcome and encourage recommendations of director candidates from our stockholders, and will consider any director candidates recommended by our stockholders, provided that the information regarding director candidates who are recommended is submitted to the Governance and Nominating Committee in compliance with the terms of its policy. Stockholders will be able to submit director candidate nominations in accordance with the terms of DMRC's bylaws and applicable securities laws.

        In evaluating a potential candidate's qualification for nomination to the Board, the Governance and Nominating Committee will consider the potential candidate's experience, areas of expertise, and other factors relative to the overall composition of the Board of Directors. The Governance and Nominating Committee will also review from time to time the skills and characteristics necessary and appropriate for directors in the context of the current composition of the Board of Directors. Directors will be expected to devote sufficient time to carry out their duties and responsibilities effectively, ensure that other existing and planned future commitments do not materially interfere with his/her service as a director, and attend at least 75% of all Board of Directors and applicable committee meetings.

        The Governance and Nominating Committee's process for identifying and evaluating nominees for director, including nominees recommended by stockholders, is expected to involve compiling names of potentially eligible candidates, vetting those candidates against the factors described above, conducting background and reference checks, conducting interviews with candidates, meeting to consider and approve final candidates and, as appropriate, preparing and presenting to the Board of Directors an analysis with regard to a candidate. It is expected that there will be no differences in the manner in which the Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or by the Governance and Nominating Committee. The committee will have the authority to, from time to time, pay professional search firms to assist in the identification and evaluation of potential nominees.

Stockholder Communications with the Board of Directors

        The Board of Directors encourages communication from stockholders. All communications must be in written form, addressed to the Board of Directors or to one or more individual members of the Board of Directors, and sent care of the Secretary of DMRC at the address of our principal executive offices or via fax to (503) 469-4771. The Secretary of DMRC will promptly provide all communications to the applicable member(s) of the Board of Directors or the entire Board of Directors, as specified by the stockholder.

Director Resignation Upon Change of Employment

        The Board of Directors is expected to approve a policy that will provide any director who experiences a substantial change in principal employment responsibility that may adversely affect his or her ability to carry out his or her responsibilities as a director effectively to tender his or her resignation from the Board, unless the change was anticipated by the Governance and Nominating Committee at the time of the director's nomination or election to the Board. In accordance with the terms of the anticipated policy, upon receipt of a resignation offered under these circumstances, the Governance and Nominating Committee will review the director's change in employment responsibilities to evaluate whether the director's continued service is appropriate.

Compensation Committee

        We expect that the Compensation Committee will consist of Messrs. Miller (chairman), Smith and Richardson and will have the authority and responsibility to:

  •
  approve our overall compensation strategy;

  •
  review, establish and approve executive compensation;

  •
  administer our annual and long-term compensation plans;

  •
  review and make recommendations to the Board of Directors with respect to director compensation; and

  •
  perform other duties and functions assigned by the Board of Directors from time to time that are consistent with the Compensation Committee's charter, our Bylaws and governing law.

        The Compensation Committee's role will include a particular focus on the compensation of our executive officers and non-employee directors and the administration of our stock incentive plans and significant employee benefit programs.

        The Compensation Committee will adopt a written charter, a copy of which will be available on the DMRC website, which we expect to be www.digimarc.com, on the Corporate Governance page. The Board of Directors expects that all members of the Compensation Committee will be:

  •
  "independent" as that term is defined in Nasdaq Marketplace Rule 4200,

  •
  "non-employee directors" as that term is defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and

  •
  "outside directors" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended.

        The Compensation Committee will be permitted, under its charter, to delegate responsibilities to subcommittees of the Committee as necessary and appropriate.

        We expect that the Compensation Committee, together with our Chief Executive Officer, will review assessments of executive compensation practices at least annually against comparative data and our compensation philosophy. Our Chief Executive Officer will make recommendations to the Compensation Committee with the intent of keeping our executive officer compensation practices aligned with our compensation philosophy, and the Compensation Committee will be required to approve any recommended changes before they can be made.

        The Compensation Committee will have the authority to retain and terminate any compensation and benefits consultant and the authority to approve the related fees and other retention terms of the consultant.

Code of Business Conduct and Ethics

        Our Code of Business Conduct will be posted on the Corporate Governance page of our website, which we expect to be www.digimarc.com. The Code of Business Conduct will apply to all employees of DMRC and its subsidiaries, as well as to directors, temporary contractors, and other independent contractors or consultants when engaged by or otherwise representing us or our interests, and sets forth internal policies and guidelines designed to support and encourage ethical conduct and compliance with the laws, rules and regulations that govern our business operations.

Compensation Committee Interlocks and Insider Participation

        No executive officer of DMRC served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any committee performing equivalent functions, the entire Board of Directors) of another entity, or as a director of another entity, where one of the other entity's executive officers served on the Compensation Committee of DMRC or as a director of DMRC.

DIRECTOR COMPENSATION

        The following table provides information on compensation that our expected non-employee directors received from Digimarc for the year ended December 31, 2007. Directors who were also Digimarc employees received no additional compensation for their services as directors. During 2007, Mr. Davis was the only director who was an employee of Digimarc. Mr. Davis's compensation is discussed in this information statement under the heading "Executive Compensation."

        The size and scope of DMRC's operations, based on its configuration and business after its separation from Digimarc, will be significantly smaller than those of Digimarc. Consequently, there will be fewer outside directors (four instead of eight) and compensation will be decreased to be commensurate with that paid at comparable companies, defined as companies of similar size within the high tech and software services industries that share similar financial characteristics to DMRC. Only the directors who will continue with DMRC are listed below, but their compensation for the balance of 2008 and beyond will be reduced materially from that set forth herein.

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Peter W. Smith	$37,500	$25,496	$26,986	$89,982
James T. Richardson	$70,000	$25,496	$26,986	$122,482
Bernard Whitney	$50,000	$25,496	$39,628	$115,124
William J. Miller	$40,000	$25,496	$39,628	$105,124

(1)
On May 2, 2007, each director received from Digimarc a grant of 3,000 shares of Digimarc restricted stock with a grant date fair value of $29,640. The amounts disclosed above reflect the expense taken by Digimarc in 2007 for stock granted to the indicated director in 2007 and previous years. This grant was Digimarc's second grant of restricted stock to its directors, and the total number of shares of restricted stock held by each director as of December 31, 2007 was a total of 5,400 shares of restricted stock. A summary of the assumptions Digimarc applies in calculating these amounts is set forth in the Notes to Consolidated Financial Statements included in Digimarc's Annual Report on Form 10-K for the year ended December 31, 2007 on page F-17 under the caption "Restricted Stock and Performance Vesting Shares." The same 3,000 share grant was made by Digimarc on May 1, 2008 with a fair value on the grant date of $33,240.

(2)
These amounts represent the amount of expense Digimarc took in 2007 for stock options granted to the indicated director in 2007 and previous years. On May 2, 2007, each director was granted an option to purchase 6,000 shares of Digimarc common stock with a grant date fair value of $28,609. A summary of the assumptions Digimarc applies in calculating these amounts is set forth in the Notes to Consolidated Financial Statements included in Digimarc's Annual Report on Form 10-K for the year ended December 31, 2007 on pages F-15 to F-16 under the caption "Stock Options." As of December 31, 2007, the total number of outstanding options held by each director was as follows: Mr. Smith, 100,000; Mr. Richardson, 62,000; Mr. Whitney, 32,000; and Mr. Miller, 32,000.

All directors were also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business or for continuing education related to their board service.

        Cash Compensation.    In 2007, each non-employee director of Digimarc received an annual cash retainer of $30,000. The Lead Director received an additional annual cash retainer of $30,000. Members of the Digimarc audit committee received an annual cash retainer of $10,000, with the chair of the audit committee receiving an annual cash retainer of $20,000. Members of the Digimarc compensation committee received an annual cash retainer of $5,000, with the chair of the Digimarc compensation committee receiving an annual cash retainer of $10,000. Members of other standing committees of the Digimarc board of directors received an additional annual cash retainer of $3,750 for each committee on which the member served, with the chair receiving an annual cash retainer of $7,500. In addition, each Digimarc committee member received a fee of $1,000 for each in-person committee meeting and would have received a fee of $500 for each teleconference committee meeting in excess of eight meetings of the particular committee held in 2007. No fees for excess meetings were paid during 2007.

        Equity Compensation.    Digimarc's 1999 Non-Employee Director Option Program establishes an automatic option grant program for the grant of awards to its non-employee directors. Under this program, each non-employee director who first was elected to Digimarc's board of directors on or after March 29, 2002 is automatically granted an option to acquire 20,000 shares of common stock at an exercise price per share equal to the fair market value of the common stock at the date of grant. These options vest and become exercisable in 36 equal installments on each monthly anniversary of the grant date, so the stock option become fully exercisable three years after the grant date. No new directors were elected to Digimrc's board of directors in 2007. On the date of each annual stockholders meeting, each non-employee director who has been a member of Digimarc's board of directors for at least six months prior to the date of the stockholders meeting automatically receives an option to acquire 6,000 shares of Digimarc common stock at an exercise price per share equal to the fair market value of the common stock at the date of grant, and an automatic grant of 3,000 shares of Digimarc restricted stock. The options vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, so the stock options become fully exercisable one year after the grant date. The restricted stock awards are subject to a forfeiture restriction that lapses as to 100% of the shares subject to the award one year after the grant date. Messrs. Smith, Richardson, Miller and Whitney all received grants of options and restricted stock from Digimarc in 2007.

        In addition, Digimarc's 1999 Non-Employee Director Option Program provides that, immediately following each annual meeting of its stockholders, each non-employee director who serves as a member of a standing committee of the Board and who has been a member of the Board of Directors for at least six months prior to the date of the stockholders meeting receives an option to acquire 3,000 shares of common stock at an exercise price per share equal to the fair market value of the common stock at the date of grant. These options vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, so the stock option is fully exercisable one year after the grant date.

        The Digimarc board of directors has discretion to elect not to make the annual option and restricted stock grants to continuing board members and standing committee members. Since 2004, the Digimarc board of directors has elected not to make the annual 3,000 share option grant to directors for service on one or more standing committees. The shares for committee service are a vestige of the former program under which Digimarc directors received only equity compensation, rather than a combination of cash and equity compensation, which is the case now. The Digimarc board of directors determined that the value of the options and restricted stock grants provided sufficient equity compensation for their service as directors of Digimarc.

New Compensation Proposal for DMRC Directors

        The following is a summary of the anticipated cash compensation program for our non-employee members of the DMRC board of directors:

Annual Cash Retainer	$40,000
Initial Restricted Stock Grant (New/Initial Director)	$40,000
Annual Restricted Stock Grant (Continuing Director)	$40,000

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes the compensation policy we expect to apply to our named executive officers with respect to fiscal 2008.

General Compensation Policy

        Our executive compensation programs are designed to attract, retain, motivate and appropriately reward our executive officers, as well as to align the interests of executive officers with those of our stockholders. The objectives of our compensation programs are to:

  •
  provide competitive compensation opportunities that attract and retain top executives;

  •
  inspire the executive team to achieve superior performance in order to deliver profitable growth;

  •
  foster a performance-oriented environment with variable compensation based upon the achievement of annual and longer-term business results;

  •
  create a direct, meaningful link between (1) performance in achieving our financial and strategic objectives and (2) individual executive performance and rewards;

  •
  provide an award that is consistent with each position's overall contribution to DMRC Corporation, and to encourage and recognize career growth and progression; and

  •
  reward stockholder value creation and align the interests of executives and stockholders through the use of long-term incentives, while effectively managing dilution.

Setting Executive Compensation

        Executive compensation is structured to foster achievement of the objectives of our compensation philosophy and is generally commensurate with compensation structures and levels at companies of similar size within the high tech and software services industries that share similar financial and operating characteristics.

        In general, compensation to Named Executive Officers is based upon the scope of their responsibilities, experience, skills, talents, demonstrated prior performance, and potential contributions to our success. In making these determinations, the Compensation Committee has considered compensation practices at comparable companies, among other data points, to judge the reasonableness of its decisions. The Committee also has used the services of Mercer, a nationally recognized independent consulting firm, to assist it in determining appropriate compensation. Mercer performed analyses and made recommendations with respect to compensation for each Named Executive Officer', including the appropriate number of stock options and other equity awards to be considered.

        In establishing the compensation to be provided to our Named Executive Officers, the Compensation Committee considered the factors referred to above, including market data and advice provided by Mercer. As a general guideline, for our Named Executive Officers, we set base cash compensation between the 50th and 75th percentiles, total cash compensation (base plus annual cash incentive ("bonus") compensation) for our Named Executive Officers at or between the 50th and 75th percentiles (with top quartile opportunity for superior performance) and total equity compensation between the 50th and 75th percentiles of similar companies. We believe that these levels will enable us to attract, retain and motivate executives of high quality, while at the same time keep our overall compensation levels in line with those of comparable companies.

2008 Compensation Components

        The primary elements of each Named Executive Officer's compensation package for the year ended December 31, 2008 will be:

  •
  salary;

  •
  annual cash incentive compensation; and

  •
  long-term incentives in the form of stock options and restricted stock.

The reasons for choosing each of these components are set forth in the discussion below. Because base compensation, annual cash bonuses, and equity awards are such basic elements of compensation within our industry, as well as the high tech and software industries in general, and are generally expected by employees, we believe that these components must be included in our compensation mix in order for us to compete effectively for talented executives. In determining the mix of these components, we applied our compensation philosophy and principles and considered the advice of Mercer concerning compensation levels for executives at comparable companies. Our objective was to establish a mix that would facilitate the following objectives:

  •
  retention;

  •
  alignment of compensation with the achievement of key performance objectives;

  •
  alignment with stockholder interests; and

  •
  ownership of our stock by our executive officers.

        We use stock options as an element of executive compensation for several reasons. First, stock options facilitate retention of our executives. Stock options will provide a return to the executive only if he or she remains in our employ. Second, stock options align executive compensation with the interests of our stockholders and thereby focus executives on increasing value for the stockholders. Third, stock options are performance based; providing a return to executives only to the extent that the market price of our common stock appreciates over the option term. Fourth, stock options create incentive for increases in stockholder value over a longer term. In determining the number of options to be granted to executives, we take into account the individual's position, scope of responsibility, ability to affect profits and stockholder value, the individual's past and recent performance, and the estimated value of stock options at the time of grant. Assuming individual performance at a level satisfactory to the Compensation Committee, the size of stock option grants to our executives is generally set between the 50th and 75th percentiles for comparable companies, with top quartile opportunity for superior performance.

        We use time-based restricted stock to help encourage retention and to minimize the burn rate relating to equity awards. Restricted stock provides some of the same benefits as stock options, such as facilitating (i) alignment of the value of an executive's compensation with our performance, the market value of our common stock and the interests of our stockholders and (ii) retention of the executive as an employee. Both stock options and restricted stock provide a return to the executive only to the extent he or she remains in our employ during the vesting period. In the case of restricted stock, the employee receives actual shares, rather than a right to purchase shares at a fixed price. Once the restricted shares vest, they will generally have some value to the employee, even if the share price has not increased since the grant date. On the other hand, stock options will have no value unless the share price increases following the date of grant. As a result, to the extent the stock price has not increased since the date of grant, restricted stock may provide a greater retention benefit than that of stock options. Accordingly, we believe that a mix of stock options and restricted stock provides a more certain baseline retention benefit.

        In allocating compensation among the elements identified above, we believe that a substantial portion of the total compensation of our Named Executive Officers, the level of management having the greatest ability to influence our performance, should be performance-based. Accordingly, a substantial portion of the compensation of each Named Executive Officer consisted of incentive cash bonus, stock options, and restricted stock.

        In allocating long term incentive compensation among stock options, time-based restricted stock and performance-based restricted stock, our general guideline is to provide approximately 2/3 of the annual long-term incentive value for each Named Executive Officer in the form of stock options, based on the Black-Scholes valuation model. The remaining annual long-term incentive value will be provided in the form of time-based restricted stock. The Committee has determined that stock options align the interests of the executives with the stockholders and therefore a substantial portion of the value of the equity grants was allocated to the executives in the form of stock options, while time-based restricted stock assists in the retention of executives while maintaining alignment with growth in stockholder value.

        Salary.    The salary for each Named Executive Officer is set on the basis of the position and the salary levels in effect for comparable positions with other comparable companies in the industry. Salaries are generally targeted between the 50th and 75th percentiles, with the opportunity for high-performers and successful incumbents occupying critical positions to have salaries that reflect their seasoning, experience, performance and contributions. During the annual review, the Committee determined that the targeted annual compensation was competitive with the pay targets established by the Compensation Committee.

        The 2008 base salaries proposed for our Named Executive Officers are as follows: Bruce Davis, $            ,000; Robert Chamness, $            ,000; and Michael McConnell, $            ,000.

        Annual Cash Incentive Compensation.    The Compensation Committee has established an incentive compensation program for Named Executive Officers. Under this program, our executive officers receive annual cash bonuses based upon the achievement of specified performance objectives. These executives are responsible for establishing strategic direction and are to be responsible for major functional or operating units and have an impact on bottom-line results. Accordingly, evaluation of performance of objectives is generally based on measure of Company performance as well as individual performance. Compensation objectives are explicitly linked to goals and objectives set forth in our Annual Operating Plan, as approved by the Board of Directors.

        The target bonus amounts and the specific company and individual objectives applicable to the cash bonuses paid to our Named Executive Officers will be set annually, with a stub-year plan for the rest of 2008. With respect to each Named Executive Officer, as a general guideline, 20 - 40% of the annual incentive bonus will be based on the achievement of individual performance goals and 60 - 80% will be based on key measures of financial performance.

        The 2008 target bonus amount for Mr. Davis will be set at 75% of his base salary (or $            ,000). The target bonus amounts for our other Named Executive Officers were set at 50% of their base salaries (or $            ,000). The committee determined that these percentages were competitive within the marketplace and consistent with its overall compensation philosophy of targeting total cash compensation between the 50th and 75th percentiles. A larger portion of Mr. Davis' cash compensation is performance based because we believe that Mr. Davis, as our Chief Executive Officer, has a greater impact on our results than our other executive officers.

        The individual performance goals will vary with each executive and are to be set in January as part of the strategic performance management process. If fully performed, they could be 20 - 40% of an executive's annual bonus. The Compensation Committee will determine the achievement of the individual key objectives, from 0% to 100%, in a year-end evaluation based on relevant qualitative and quantitative measures and information provided by the Chief Executive Officer. For the balance of 2008, the non-financial goals consist of the following objectives:

  •
  for Mr. Davis, these targets will consist of successfully launching the new company and working with certain strategic advisors to review non-organic growth opportunities;

  •
  for Mr. Chamness, these targets will consist of assisting in the successful launch of the new company, managing legal, licensing, sales, and human resources functions, and assisting employees in assuming revised responsibilities and achieving a prescribed level of training and development, including developing and implementing a leadership training and enhancement program; and

  •
  for Mr. McConnell, these targets will consist of assisting in the successful launch of the new company, providing timely financial analysis to management, maintaining effective internal controls over financial reporting, and performing timely and accurate monthly and quarterly closes.

        While these goals may vary in difficulty, they are the goals determined to be of the highest importance to us, will require significant effort to accomplish, contribute to the achievement of the annual operating plan, and will result in direct benefit to our stockholders.

        Equity Compensation.    The Compensation Committee intends to award stock options and restricted stock to each of our executive officers upon their initial hiring and from time to time thereafter. These forms of equity compensation are designed to align the interests of our executive officers with those of our stockholders and to provide each executive officer with a significant incentive to manage us from the perspective of an owner with an equity stake in the business.

        The size of the grants made to each executive officer is set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's current position with us and individual and company performance. The Compensation Committee also takes into account comparable awards to individuals in similar positions in the industry as reflected in external surveys, the individual's potential for future responsibility and promotion, the individual's performance in recent periods, and our anticipated stock option burn rate. The relative weight given to each of these factors will vary from individual to individual in the Compensation Committee's discretion.

        With the exception of significant promotions and initial hires, including the awards at the time of the spinoff, we will make these awards at the first meeting of the Compensation Committee each calendar year following approval of the Annual Operating Plan by the Board. This process enables us to align compensation with the AOP and to properly budget for associated costs.

        The Compensation Committee intends to award stock options and restricted stock to each executive officer. The size of the grants will be set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's anticipated position with us. In making these awards, the Committee will look at competitive long term incentive values, and attempt to grant equity compensation to our executives with a value to the executives between the 50th and 75th percentiles of our peer group for their position. The Committee will allocate approximately 2/3 of that value to stock options and the remainder to time-based restricted stock.

        Benefits and Perquisites.    Benefits are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain talent. The primary benefits received by our Named Executive Officers are the same as for all other employees and include participation in our health, dental and vision plans, the employee stock purchase plan and our disability and life insurance plans. Our general policy is not to provide perquisites or other personal benefits to our Named Executive Officers, other than those benefits provided for all other employees.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to certain executive officers. The limitation applies only to compensation that is not considered to be performance-based. We believe that the non-performance-based compensation paid to each of our executive officers in 2008 will not exceed the $1 million limit and, therefore, no deductions will be disallowed under Section 162(m).

        The Compensation Committee is aware of the limitations imposed by Section 162(m), and its exemptions, and will address the issue of deductibility when and if circumstances warrant. We review proposed compensation plans in light of applicable tax deductions, and generally seek to maximize the deductibility for tax purposes of all elements of compensation. However, we may approve compensation that does not qualify for deductibility if and when we deem it to be in our best interests.

Practices Regarding Equity Grants

        As a general matter, except for new hire grants, we will grant awards of stock options and restricted stock (time based and performance based) to our Named Executive Officers at a Compensation Committee meeting held in early January. Pursuant to our written policy and standard operating procedures with respect to the stock grants, the grant date of these awards is the date of approval of the grants. Our executives have no role in selecting the grant date. The exercise price of stock options is always the closing price of the underlying common stock on the grant date. All stock option, restricted stock and performance vesting share awards to executives are promptly reported on Form 4 filings.

Termination and Change in Control Payments

        We anticipate entering into new employment agreements with Messrs. Davis, Chamness and McConnell.

EXECUTIVE COMPENSATION

        The following tables contain information concerning the compensation paid to only the Named Executive Officers of Digimarc who we expect to continue with DMRC for services rendered to Digimarc for the year ended December 31, 2007. All of the information included in these tables reflects compensation earned by the individuals for services performed for Digimarc. All references in the following tables to stock options, restricted stock, restricted stock units, and other stock awards relate to awards granted by Digimarc in regard to Digimarc common stock.

        The amounts and forms of compensation reported below do not necessarily reflect the compensation the Named Executive Officers will receive following the spin-off, which could be higher or lower, because historical compensation was determined by Digimarc and future compensation levels will be determined by our compensation committee.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Bruce Davis, Chief Executive Officer and Chairman of the Board of Directors	2007	$410,000	—	$500,834	$255,302	$6,750	$1,172,886
Michael McConnell, Chief Financial Officer and Treasurer	2007	$260,000	$—	$194,120	$127,188	$6,750	$588,058
Robert Chamness, Chief Legal Officer and Secretary	2007	$250,000	—	$163,290	$77,734	$6,750	$497,774

(1)
No bonuses or non-equity incentive plan compensation were paid for 2007, because Digimarc did not achieve profitability.

(2)
These amounts represent the expense taken by Digimarc in 2007 with respect to time based restricted stock and performance based restricted stock granted in 2007 and previous years, based on the estimated fair value of these awards calculated under FAS 123R. A summary of the assumptions Digimarc applies in calculating these estimates is set forth in the Notes to Consolidated Financial Statements included in Digimarc's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 on page F-17 under the caption "Restricted Stock and Performance Vesting Shares." The awards for which expense is shown in this column include awards described in the Grants of Plan-Based Awards Table and in the Outstanding Equity Awards at Fiscal Year-End Table.

(3)
These amounts represent the expense taken by Digimarc in 2007 with respect to stock options granted in 2007 and previous years, based on the estimated fair value of these awards. Digimarc estimates the fair value of stock options under FAS 123R using the Black-Scholes option valuation model. A summary of the assumptions Digimarc applies in calculating these amounts is set forth in the Notes to Consolidated Financial Statements included in Digimarc's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 on pages F-15 to F-16, under the caption "Stock Options". The awards for which expense is shown in this column include awards described in the Grants of Plan-Based Awards Table and in the Outstanding Equity Awards at Fiscal Year-End Table.

(4)
These amounts consist of matching contributions to the Digimarc 401(k) plan made by Digimarc in 2008 for the 2007 fiscal year. These contributions are made at the same rate as for all other Digimarc employees who elect to participate in the plan.

2007 Grants of Plan-Based Awards Table

        The following table sets forth certain information with respect to stock options and other plan-based awards granted by Digimarc with respect to Digimarc common stock during the year ended December 31, 2007 to each of the Named Executive Officers. Immediately prior to the record date for the distribution, outstanding Digimarc equity incentive awards will be adjusted as described in "Executive Compensation—Treatment of Outstanding Equity Awards in Connection with the Spin-Off."

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Bruce Davis	1/2/07 1/2/07 1/2/07	0	$328,000	—	0	30,000	30,000	30,000	100,000	$8.79	$ $ $	424,210 263,700 192,264
Michael McConnell	1/2/07 1/2/07 1/2/07	0	$143,500	—	0	10,000	10,000	10,000	40,000	$8.79	$ $ $	169,684 87,900 64,088
Robert Chamness	1/2/07 1/2/07 1/2/07	0	$137,500	—	0	7,500	7,500	7,500	30,000	$8.79	$ $ $	127,263 65,925 48,066

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

        Estimated Future Payouts Under Non-Equity Incentive Plan Awards.    The "target" amounts represent the 2007 annual bonus target establsihed by Digimarc for each Named Executive Officer.

        Estimated Future Payouts Under Equity Incentive Plan Awards.    These amounts represent the number of shares covered by performance based restricted stock awards granted by Digimarc on January 2, 2007. The grant date fair value of this award was determined by Digimarc using a Monte Carlo valuation model that resulted in a substantial discount to the fair market value of Digimarc's common stock on the date of grant, based on the probability weighting of the specified performance goal.

        All Other Stock Awards.    These amounts represent the number of shares covered by time-based restricted stock awards granted by Digimarc on January 2, 2007. The grant date fair value of this award was based on $8.79 per share (which was the closing price of Digimarc common stock on December 29, 2006), the most recent closing price of Digimarc's common stock.

        All Other Option Awards.    These amounts represent the number of shares covered by stock options granted by Digimarc on January 2, 2007. These options have an exercise price of $8.79 per share (which was the closing price of Digimarc common stock on December 29, 2006, the most recent closing price of Digimarc's common stock). The grant date fair value was determined by Digimarc using the Black-Scholes valuation model.

Employment Agreement with Mr. Davis

        Digimarc has entered into an employment agreement with Bruce Davis, pursuant to which Digimarc agreed to pay Mr. Davis an initial base salary of not less than $300,000 per year and an annual performance bonus of up to 50% of his base salary per year. Consistent with its charter, the

Digimarc compensation committee annually reviews and determines the compensation of the Chief Executive Officer and other executive officers. The Digimarc compensation committee is not restricted from setting base and bonus amounts at a higher level than as provided in Mr. Davis's employment agreement. Since the date of the employment agreement, Digimarc's compensation arrangement with Mr. Davis has evolved and, over time, the Digimarc compensation committee has determined to increase the amount of base compensation and the percentage amount of Mr. Davis's target bonus. The Digimarc compensation committee determined in 2005 to set the base and annual performance bonus for Mr. Davis in amounts higher than those set forth in his employment agreement, as noted above in the 2007 Summary Compensation Table.

        Mr. Davis also receives vacation and other benefits as are generally provided to other Digimarc executives. Digimarc will grant additional stock options to Mr. Davis consistent with general market practices for similarly situated executives. The employment agreement provides that as long as Mr. Davis serves as Digimarc's Chief Executive Officer, it is our intention that he will be nominated to serve as a director and as chairman of Digimarc's Board of Directors. The employment agreement provides for an initial term from July 16, 2001 to December 31, 2002, automatically renewing for successive two-year periods unless terminated by written notice received at least one year prior to any scheduled termination.

        Other than the agreement with Mr. Davis referenced above, there are no employment contracts between Named Executive Officers and Digimarc. However, as described more fully under "Potential Post-Employment Payments" below, on January 2, 2007, the Digimarc compensation committee approved a more limited Change of Control Retention Agreement between Digimarc and each of Messrs. McConnell and Chamness. All obligations under the Change of Control Retention Agreements will be assumed by DMRC Corporation following the spin-off and DMRC Corporation merger.

Annual Cash Incentive Compensation

        Digimarc did not pay annual cash incentive bonuses for 2007 performance.

        Under Digimarc's incentive compensation program for executive officers, non-equity incentive plan awards are not capped at the target level. The Digimarc plan allows for bonuses to be paid up to 130% of the target if Digimarc's performance exceeds the Digimarc plan.

Equity Compensation

        The awards included in the 2007 Summary Compensation table include awards that are also described in the 2007 Grants of Plan-Based Awards table and in the 2007 Outstanding Equity Awards at Fiscal Year-End table.

        Stock Options.    All options granted to the Named Executive Officers in 2007 are intended to be incentive stock options, but only to the extent that the aggregate fair market value of the common stock with respect to which the stock options are exercisable for the first time during any calendar year under all Digimarc's equity incentive plans for each executive does not exceed $100,000. Any excess over $100,000 is treated as a non-qualified stock option. Each grant allows the executive officer to acquire shares of Digimarc's common stock at a fixed price per share, which is the market price on the grant date over a specified period of time up to 10 years. Such options become exercisable in monthly installments over a four-year period, contingent upon the executive officer's continued employment with Digimarc.

        Time Based Restricted Stock.    Each grant of Digimarc time-based restricted stock granted to the Named Executive Officers in 2007 allows the executive officer to acquire shares of Digimarc common stock at no cost immediately at the time of the grant, subject to divestiture over a specified period of time (in this instance, four years). At the end of each of the first four years following the grant date, the restrictions will lapse on 25 percent of the restricted shares subject to each of these grants, at which time such shares are no longer subject to forfeiture.

        Performance Based Restricted Stock.    The form of agreement used in connection with the grant of Digimarc performance based restricted stock to its executive officers in 2007 provides that the shares will fully vest, subject to the terms of the agreement, if the Total Stockholder Return (as defined below) for certain specified periods is equal to or greater than specified percentile targets as compared to the weighted peer group used by Digimarc's compensation committee for the purposes of determining executive compensation for 2007. If, for the period from the date of grant to December 31, 2009, Digimarc's Total Stockholder Return is equal to or greater than the 60th percentile performance of the weighted peer group, then the shares will vest in full as of December 31, 2009. However, if, for the period from the date of grant to December 31, 2008, Digimarc's Total Stockholder Return is equal to or greater than the 75th percentile performance of the weighted peer group, then the shares will vest in full as of December 31, 2008. Assuming that all conditions are satisfied, the shares will vest and no longer be subject to forfeiture as of the date on which the performance condition is satisfied. Subject to certain exceptions, all rights to shares of performance based restricted stock are contingent on the executive remaining continuously employed by Digimarc, or any parent or subsidiary of Digimarc, from the grant date through the vesting date. The shares will be automatically forfeited on the third anniversary of the date of grant if the performance condition has not been fully satisfied by such time.

        Digimarc calculates Total Stockholder Return by dividing (i) the change in the share price from December 31, 2006 to the end of the relevant measurement period, plus dividends paid during such period (including stock splits, cash dividends, stock dividends and share repurchases) by (ii) the share price at the date of grant. For purposes of the above calculation, the share price is the closing price on the relevant measurement date. Because the stock markets were closed on January 1, 2007 (the beginning of the measurement periods), Digimarc used the closing price on Friday, December 29, 2006, which was the last preceding trading date for which a closing price was reported. Accordingly, the share price of Digimarc common stock on January 1, 2007 is deemed to be $8.79, the closing price of Digimarc common stock on December 29, 2006.

        For purposes of determining whether Digimarc has met the performance conditions, the Total Stockholder Return of each of the peer companies in Group I is weighted by a factor of three and the Total Stockholder Return of each of the peer companies in Group II is given no additional weighting. Digimarc's compensation committee determines the precise formula to be used to calculate Digimarc's percentile ranking calculation. Digimarc's compensation committee also makes additional adjustments to the calculation of Total Stockholder Return and percentile ranking as it deems appropriate to reflect changes in Digimarc's outstanding shares or any of the companies that comprise the peer group, or other similar non-market factors that may affect share price. The Digimarc compensation committee chose the Total Stockholder Return of Digimarc relative to its peer group as the performance measure in order to closely align a portion of compensation with direct benefit to stockholders. Since Digimarc based a portion of short term incentive compensation (annual incentive cash bonus) on target levels of return on equity, Digimarc felt it appropriate to use share price as the performance measure for performance based restricted stock. Digimarc utilized an "all or nothing" approach in structuring the performance measure in order to provide the maximum incentive to reach the specified goal. Digimarc may consider revising the "all or nothing" approach in future years to more closely reflect other comparable programs in the peer group.

2007 Outstanding Equity Awards at Fiscal Year-End Table

        The following table provides summary information, as to the Named Executive Officers, concerning Digimarc equity awards outstanding as of December 31, 2007. Immediately prior to the record date for the distribution, outstanding Digimarc equity incentive awards will be adjusted as described in "Executive Compensation—Treatment of Outstanding Equity Awards in Connection with the Spin-Off."

	Option Awards(1)						Stock Awards
										Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
									Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)					Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
							Number of Shares or Units of Stock That Have Not Vested (#)(2)
				Option Exercise Price ($)
Name	Grant Date					Option Expiration Date
		Exercisable	Unexercisable
Bruce Davis	01/31/00 07/17/00 12/21/00 12/18/01 06/25/02 12/12/02 01/02/04 01/05/05 01/03/06 01/02/07	100,000 200,000 250,000 150,000 50,000 200,000 110,000 25,000 89,569 22,917	90,431 77,083	$ $ $ $ $ $ $ $ $ $	53.9375 26.25 14.125 18.16 8.67 15.24 13.00 9.07 5.91 8.79	01/31/10 07/17/10 12/21/10 12/18/11 06/25/12 12/12/12 01/02/14 01/05/15 01/03/16 01/02/17	85,250	$751,905	65,000	$573,300
Michael McConnell	06/01/04 01/05/05 01/03/06 01/02/07	200,000 10,000 32,344 9,167	32,656 30,833	$ $ $ $	11.53 9.07 5.91 8.79	06/01/14 01/05/15 01/03/16 01/02/17	33,000	$291,060	25,000	$220,500
Robert Chamness	01/02/02 12/12/02 01/02/04 01/05/05 01/03/06 01/02/07	100,000 28,000 30,000 10,000 24,880 6,875	25,120 23,125	$ $ $ $ $ $	19.93 15.24 13.00 9.07 5.91 8.79	01/02/12 12/12/12 01/02/14 01/05/15 01/03/16 01/02/17	26,750	$235,935	17,500	$154,350

(1)
Option awards vest monthly over a four-year period following the date of grant contingent upon the executive officer's continued employment with Digimarc.

(2)
The awards in this column consist of shares of time based restricted stock granted in 2007 and prior years. These shares will vest annually over a four-year period following the date of grant contingent upon the executive officer's continued employment with Digimarc.

(3)
Based on the $8.82 per share closing price of Digimarc's common stock on December 31, 2007 (which was the last trading day of the 2007 fiscal year).

(4)
The awards in this column consist of shares of performance based restricted stock granted in 2007 and prior years. The 2007 shares will fully vest, subject to the terms of the agreement, if the Total Stockholder Return for certain specified periods is equal to or greater than specified percentile targets as compared to the weighted peer group used by Digimarc's Compensation Committee for the purposes of determining executive compensation for 2007. If, for the period from the date of grant to December 31, 2009, Digimarc's Total Stockholder Return is equal to or greater than the 60th percentile performance of the weighted peer group, then the shares shall vest in full as of December 31, 2009. However, if, for the period from the date of grant to December 31, 2008, Digimarc's Total Stockholder Return is equal to or greater than the 75th percentile performance of the weighted peer group, then the shares will vest in full as of December 31, 2008. The shares will be automatically forfeited on the third anniversary of the date of grant if the performance condition has not been fully satisfied by such time.

(5)
Based on the $8.82 per share closing price of Digimarc's common stock on December 31, 2007 (which was the last trading day of the 2007 fiscal year).

        The awards in the Outstanding Awards at Fiscal Year-End table include awards that are also described in the 2007 Summary Compensation Table and in the 2007 Grants of Plan-Based Awards Table.

2007 Option Exercises and Stock Vested Table

        The following table provides summary information, as to the Named Executive Officers, concerning Digimarc stock options exercised and Digimarc stock awards vested during 2007.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Bruce Davis	37,750	$329,455
Michael McConnell	15,500	$135,210
Robert Chamness	14,250	$124,685

    (1)
    Based on the $8.82 per share closing price of Digimarc common stock on December 31, 2007, the last trading day of the 2007 calendar year.

2007 Potential Payments Upon Termination or Change-in-Control

        Davis Employment Agreement.    The employment agreement entered into between Digimarc and Mr. Davis provides that if Digimarc terminates Mr. Davis's employment without cause, or if Mr. Davis terminates his employment due to an adverse change in conditions of his employment, Mr. Davis's stock options will immediately and fully vest and Digimarc will be obligated to continue to pay Mr. Davis the benefits described below for two years from the date of termination. "Cause" is defined as "an action or inaction adverse to Digimarc, including dishonesty, grossly negligent misconduct, willful misconduct, disloyalty, an act of bad faith, neglect of duty or material breach of the employment agreement." "Adverse change" includes any of the following changes, if done without Mr. Davis's prior written consent: reduction in title or responsibilities, or mandatory relocation more than 35 miles from current place of employment. For a period of two years following the date of termination, Mr. Davis would continue to receive base compensation at the level in effect on the date of termination and annual bonus compensation at the level earned in the most recent fiscal year. These amounts would be paid according to Digimarc's standard payroll schedules from the date of termination, as if Mr. Davis had not been terminated. For a period of two years following the date of termination, Digimarc would also provide for Mr. Davis and his dependents, continued health, disability and other fringe benefits as are generally provided to other executives of Digimarc. In consideration for the provisions in the employment agreement providing for the post-termination payments described above, Mr. Davis has agreed to certain non-competition and non-solicitation obligations in favor of Digimarc.

        Stock Option Policy.    The Board of Directors of Digimarc adopted a policy, applicable to all of its current and future officers, pursuant to which all shares subject to stock options that have not vested will immediately vest if the following two conditions are met:

  •
  Digimarc merges with another company, which results in a change of control of Digimarc, or Digimarc sells substantially all of its assets to another company; and

  •
  the officer's employment is terminated, or constructively terminated, within twelve months thereafter.

        Restricted Stock Agreement.    Digimarc's compensation committee approved a form of the restricted stock agreement for restricted stock awards (both time based and performance based) granted to officers of Digimarc pursuant to its 1999 Stock Incentive Plan, which provides, among other things, that the shares will vest in full upon the termination of the officer's employment without cause or the officer's resignation for good reason following a change in control of Digimarc. Notwithstanding the foregoing, the Digimarc compensation committee has discretionary authority to determine the terms and conditions of any award granted under Digimarc's 1999 Stock Incentive Plan.

        Change of Control Retention Agreement.    On January 2, 2007, Digimarc's compensation committee approved a form of Change of Control Retention Agreement to be entered into by and between Digimarc and each of Messrs. McConnell and Chamness. The Change of Control Retention Agreement is effective until December 31, 2009 and provides for certain severance benefits in the event of termination of the executive without cause by Digimarc, or termination by the executive for good reason, within 12 months following a change of control of Digimarc or the sale of certain divisions of Digimarc during the term of the Change of Control Retention Agreement. "Cause" is defined as willful misconduct that is significantly injurious to Digimarc; fraud, dishonesty, embezzlement, misrepresentation or theft of Digimarc; conviction of (or plea of no contest to) a felony or crime involving moral turpitude; breach of any agreement with Digimarc; unauthorized disclosure of Digimarc's proprietary or confidential information or breach of any confidentiality/invention/proprietary information agreement(s) with Digimarc; violation of Digimarc's code of ethics (if applicable), code of business conduct and ethics or any other employment rule, code or policy; continued failure or refusal to follow our lawful instructions after five days has passed following delivery of a written notice identifying the failure or refusal; a court order or a consent decree barring the executive from serving as an officer or director of a public company; or continued failure to meet and sustain an acceptable level of performance of Executive's duties and obligations to Digimarc for thirty days following notice of failure to perform.

        "Good reason" is defined as a substantial reduction in duties or responsibilities (with certain exceptions); a material reduction in base salary, benefits or total cash compensation, other than as part of an overall reduction for all employees at the same level; a mandatory transfer to another geographic location more than 35 miles from the prior location of employment, other than normal business travel obligations; the failure of a successor to Digimarc to assume the obligations under the agreement; or Digimarc's failure to comply with its obligations under the agreement.

        The severance benefits payable by Digimarc upon such a termination include 12 months' salary, a prorated bonus payment and up to 18 months' premiums necessary to continue the executive's health insurance coverage under Digimarc's health insurance plan and are conditioned upon the executive signing a release of claims. All obligations under the Change of Control Retention Agreements will be assumed by DMRC Corporation following the spin-off and DMRC Corporation merger.

        The following table summarizes potential payments to each of the Named Executive Officers upon termination of employment with Digimarc or a change in control of Digimarc. The amounts set forth in the table are based on the assumption that the triggering event occurred on the last business day of Digimarc's last completed fiscal year and that Digimarc's stock price was the closing market price per share on that date. In the case of stock options, the value of the acceleration was determined based on the difference between (i) the exercise price of the shares for which vesting was accelerated and (ii) the $8.82 closing price on December 31, 2007. In the case of restricted stock, the value of the acceleration was determined by multiplying (i) the number of shares for which vesting was accelerated by (ii) the $8.82 per share closing price on December 31, 2007.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason		After Change in Control Termination w/o Cause or for Good Reason
Bruce Davis	Stock Option Vesting Acceleration Restricted Stock Vesting Acceleration Salary Continuation Bonus Continuation Benefits Continuation Total Value	$ $ $ $ $ $	265,467 1,325,205 820,000 0 33,498 2,444,170	$ $ $ $ $ $	265,467 1,325,205 820,000 0 33,498 2,444,170
Michael McConnell	Stock Option Vesting Acceleration Restricted Stock Vesting Acceleration Salary Continuation Bonus Continuation Benefits Continuation Total Value	$ $ $ $ $ $	0 0 0 0 0 0	$ $ $ $ $ $	95,954 511,560 260,000 0 17,490 885,004
Robert Chamness	Stock Option Vesting Acceleration Restricted Stock Vesting Acceleration Salary Continuation Bonus Continuation Benefits Continuation Total Value	$ $ $ $ $ $	0 0 0 0 0 0	$ $ $ $ $ $	73,793 390,285 250,000 0 25,123 739,201

        The salary continuation amounts shown in the table above are based on the Named Executive Officer's base salary, paid by Digimarc, in 2007. Bonus amounts shown in the table represent the cash bonus earned by the Named Executive officer in 2007 under Digimarc's annual incentive bonus cash compensation program.

Treatment of Outstanding Equity Awards in Connection with the Spin-Off

Treatment of Digimarc Stock Options

        All outstanding options to purchase shares of Digimarc common stock will become fully vested and exercisable immediately prior to the record date used to determine which Digimarc stockholders are entitled to a distribution of shares of DMRC Corporation common stock in connection with the spin-off. Holders of Digimarc stock options will thereafter be given the opportunity to exercise such stock options, conditioned upon the occurrence of the spin-off. Following the exercise of the stock options, the holders of Digimarc common stock issued upon exercise will be entitled to receive the cash consideration, shares of L-1 common stock and cash for fractional shares in connection with the Digimarc/L-1 merger and shares of DMRC Corporation common stock in connection with the spin-off. All Digimarc stock options that are outstanding immediately prior to the spin-off that are not exercised will be cancelled and null and void upon completion of the spin-off.

        In connection with the termination of Digimarc's 1995 Stock Incentive Plan, Restated 1999 Stock Plan, 2000 Non-Officer Employee Stock Incentive Plan and 1999 Non-Employee Director Option Program, following the spin-off, no holder of Digimarc stock options, or any participant or beneficiary of the plans, will have any right to acquire or receive any equity securities of the surviving corporation or any consideration other than as discussed above.

Treatment of Digimarc Restricted Stock

        All outstanding shares of Digimarc restricted stock will become fully vested immediately prior to the record date used to determine which Digimarc stockholders are entitled to a distribution of shares of DMRC Corporation common stock in connection with the spin-off. The holders of Digimarc restricted stock will be entitled to receive the cash consideration, shares of L-1 common stock and cash for fractional shares in connection with the Digimarc/L-1 merger and shares of DMRC Corporation common stock in connection with the spin-off.

OUR RELATIONSHIP WITH DIGIMARC CORPORATION AFTER THE SPIN-OFF

Overview

        We will enter into a separation agreement with Digimarc and DMRC LLC, which contains many of the key provisions related to the spin-off of the Digital Watermarking Business from Digimarc. The transition services agreement referenced in the separation agreement governs certain aspects relating to the spin-off and various interim and ongoing relationships between Digimarc and us following the spin-off and the merger. Because we are, and until completion of the spin-off will be, a wholly owned subsidiary of Digimarc, these agreements are not being negotiated at arms' length and may not reflect terms that would be negotiated between independent parties. The following are summaries of the material provisions of the agreements to be entered into in connection with the spin-off. These summaries do not purport to provide a complete description of the agreements.

Separation Agreement

        We will enter into a separation agreement with Digimarc and DMRC LLC, which we refer to as the separation agreement, to provide for, upon the terms and subject to the conditions set forth in the separation agreement, (1) the transfer of specified assets of Digimarc and its subsidiaries to, and the assumption of specified liabilities of Digimarc and its subsidiaries by, DMRC LLC and its subsidiaries, which we refer to as the separation, and (2) the distribution of the equity interests of DMRC LLC to Digimarc's stockholders, which we refer to as the distribution. We refer to the separation together with the distribution as the spin-off. Following the DMRC Corporation merger, DMRC Corporation will succeed to all of the rights, interests, and obligations of DMRC LLC under the separation agreement by operation of law. Accordingly, as you read this description of the separation agreement, you should be aware that all assets and liabilities to be assumed, and actions to be undertaken, by DMRC LLC will ultimately be assumed or performed, as applicable, by DMRC Corporation.

The Separation

        On a date prior to the date on which the distribution will be effected, which we refer to as the distribution date, and in connection with the separation, DMRC LLC will assume ownership of the following assets of Digimarc, which we refer to as DMRC assets:

  •
  any assets used primarily in the operation of the Digital Watermarking Business;

  •
  specified assets allocated to the Digital Watermarking Business but shared with Digimarc as the owner of the Secure ID Business;

  •
  specified intellectual property and technology allocated to DMRC Corporation;

  •
  specified equity investments in companies in the watermarking business made by Digimarc prior to the effective time of the merger;

  •
  right, title and interest in the real property located at 9405 SW Gemini Drive, Beaverton, Oregon 97008 (Digimarc's current headquarters); and

  •
  all cash, cash equivalents, short term investments and restricted cash of Digimarc immediately prior to the distribution date.

        Digimarc will retain ownership and possession of all other assets.

        Also in connection with the separation, DMRC LLC will assume the following liabilities, which we refer to as DMRC liabilities:

  •
  whether arising before, on or after the distribution date:

  •
  any liabilities primarily relating to the Digital Watermarking Business and the DMRC assets;

    •
    certain liabilities, each of which are liabilities other than corporate level liabilities that are not primarily related to either the Secure ID Business or the Digital Watermarking Business, that have been allocated to DMRC LLC;

    •
    all liabilities, agreements and obligations of DMRC LLC or its subsidiaries under the merger agreement, the separation agreement, the license agreement, the transition services agreement and the stock purchase agreement, which we collectively refer to as the transaction agreements;

    •
    any liabilities relating to, arising out of or resulting from the separation and the distribution (except for any tax liabilities arising in connection therewith); and

    •
    any liabilities relating to, arising out of or resulting from the operation of any business conducted by DMRC LLC or its subsidiaries at any time after the distribution date;

  •
  any liabilities arising out of or resulting from any benefit plan with any employees who will become employees of DMRC LLC after the distribution date;

  •
  any liabilities relating to, arising out of or resulting from any contract with any employee who will become an employee of DMRC LLC;

  •
  any liabilities triggered by the completion of the merger or any termination concurrently therewith or thereafter arising under any contracts entered into between Digimarc (or any of its subsidiaries) and any of Robert Chamness, Bruce Davis, Michael McConnell or Reed Stager and any other employee of Digimarc who becomes employed by DMRC LLC;

  •
  all liabilities relating to, arising out of or resulting from the termination of (1) any employees who will become employees of DMRC LLC, (2) any employees not employed by Digimarc or its subsidiaries immediately prior to the effective time of the merger and (3) all employees of Digimarc or its subsidiaries terminated prior to the effective time of the merger in connection with the separation;

  •
  all costs, expenses and fees incurred by or on behalf of Digimarc or DMRC LLC in connection with the transactions contemplated by the merger agreement; and

  •
  any liabilities relating to, arising out of or resulting from any indemnification or exculpation claims by any employees who will become employees of DMRC LLC or director or officer of DMRC LLC under any contract, bylaw or other governing document or statutory provision, whether such claim arises prior to, on or after the effective time of the merger; provided that such claim for indemnification or exculpation must relate to, arise out of or result from the acts or omissions of such indemnified person with respect to the Digital Watermarking Business.

        Digimarc will remain responsible for all other liabilities.

The Distribution

        Subject to the satisfaction or waiver of the conditions to the separation discussed below, the distribution will be effective on the distribution date and, on or as soon as practicable after the distribution date, each holder of record of Digimarc common stock as of the record date selected for the distribution, will receive one unit of DMRC LLC for every three and one-half shares of Digimarc common stock held on the record date for the distribution. The ratio of units of DMRC LLC to be issued for each share of Digimarc common stock is subject to change as a result of market conditions and other factors. Each unit of DMRC LLC will then be converted into one share of DMRC LLC in connection with the DMRC Corporation merger.

Additional Covenants

        The separation agreement contains a number of additional agreements between Digimarc and DMRC LLC, including:

  •
  Employee Matters.  As of the distribution date, employees who will become employees of DMRC LLC will cease to be employees of Digimarc, and any employment records of such employees will be transferred to DMRC LLC. Also effective as of the distribution date, Digimarc will assign and DMRC LLC will assume Digimarc's 401(k) plan. Employees of the Secure ID Business will continue to participate in Digimarc's 401(k) plan until the effective time of the Digimarc/L-1 merger, at which time such employees will be allowed to transfer their account balances under Digimarc's 401(k) plan to L-1's 401(k) plan in a direct rollover.

  •
  Prior to the effective time of the Digimarc/L-1 merger, Digimarc and DMRC LLC will split each group welfare plan into two separate plans, to be administered by each of Digimarc and DMRC LLC and available to their respective employees.

  •
  Non-Competition.  Except as expressly contemplated by the transaction agreements, during the five-year period immediately following the effective time of the Digimarc/L-1 merger, each of Digimarc and DMRC LLC (and their respective subsidiaries and affiliates) will not, directly or through another person, in the United States or in any other geographical location in which the other party, its subsidiaries or affiliates is then doing business, own, manage, operate, control, participate in, invest in, lend money to, acquire or hold any investment in, or otherwise carry on, a business that competes with the Digital Watermarking Business or the Secure ID Business, as applicable.

  •
  Non-Solicitation of Employees.  Except as expressly contemplated by the transaction agreements and subject to specified exceptions, during the five-year period immediately following the effective time of the Digimarc/L-1 merger, each of Digimarc and DMRC LLC (and their respective subsidiaries), will not, on its own behalf or on behalf of any other person, directly or indirectly, hire, engage, solicit or attempt to solicit for hire any person who is then an employee of the other party.

  •
  Non-Solicitation of Others.  Except as expressly contemplated by the transaction agreements, during the five-year period immediately following the effective time of the Digimarc/L-1 merger, each of Digimarc and DMRC LLC (and their respective subsidiaries and affiliates), will not, directly or through another person, in any manner or capacity, (1) solicit or attempt to solicit any person or entity who was a customer of the other party during the 18 months immediately prior to the effective time of the merger or who becomes a customer of the other party during the term of the transition services agreement for the purposes of selling, marketing or engaging in any activity that competes with the digital watermarking business or the Secure ID Business, as applicable, or (2) solicit, request, advise or induce any supplier or other business contact of the other party to cancel, curtail or otherwise adversely change its relationship with the other party.

  •
  Tax Matters.  Digimarc will bear all property and ad valorem tax liability and similar recurring taxes with respect to the DMRC assets for periods ending on or prior to the date of the separation irrespective of the reporting and payment dates of such taxes. All other property or ad valorem tax obligations and similar recurring taxes on the DMRC assets (including the delayed transfer assets) for taxable periods beginning before, and ending after, the date of the separation, will be prorated between Digimarc and DMRC LLC as of the date of the separation. Digimarc will include in its income tax returns for all taxable periods that include the separation, all tax items attributable to DMRC LLC, its assets, and the digital watermarking business through the date of the separation. Each of Digimarc and DMRC LLC will cooperate with respect to all tax filings and proceedings. Each of Digimarc and DMRC LLC will treat and report the separation and the Digimarc/L-1 merger in a consistent manner. Each of Digimarc and DMRC LLC will be entitled to any refunds in respect of taxes for which it is responsible under the separation agreement.

Mutual Releases; Indemnification

        Digimarc and DMRC LLC will mutually release each other from any and all liabilities owing to them or their subsidiaries, whether or not known as of the distribution date, including in connection with the transactions contemplated by the merger agreement and all other activities to implement the separation and the distribution, subject to certain exceptions.

        Digimarc and DMRC LLC will indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless each other's indemnitees from, against and in respect of losses, claims, liabilities, damages, costs and expenses relating to:

  •
  the liabilities retained by such party pursuant to the separation agreement;

  •
  any and all liabilities (including third party claims) incurred by the other party's indemnitees that relate to, arise out of or result from the failure of such party or its subsidiary or any other person to pay, perform or otherwise promptly discharge such party's liabilities in accordance with their terms, whether occurring, arising, existing or asserted before, on or after the distribution date;

  •
  any breach by such party or its subsidiary of any of the transaction agreements; and

  •
  the failure by such party to perform in connection with any of the delayed transfer assets and liabilities.

        Digimarc will indemnify, defend (or, where applicable, pay the defense costs for) and hold DMRC LLC and its indemnitees harmless from, against and in respect of losses, claims, liabilities, damages, costs and expenses relating to:

  •
  federal, state, local and foreign income taxes of Digimarc, its subsidiaries and affiliates; and

  •
  all federal, state, local and foreign taxes imposed as a result of the separation, including income taxes, withholding, sale, use, documentary, stamp, real estate transfer, stock transfer, registration, duty or similar fees or taxes or governmental charges imposed as a result of the restructuring and distribution of equity interests in DMRC LLC.

Conditions to the Separation

        Pursuant to the separation agreement, the obligations of Digimarc to effect the separation will be subject to the fulfillment (or waiver by Digimarc) at or prior to the distribution date of the following conditions:

  •
  the Digimarc board of directors having approved the separation and not having abandoned, deferred or modified the separation at any time prior to the record date selected for the distribution;

  •
  each of the transaction agreements having been duly executed and delivered by the parties thereto;

  •
  each of the transaction agreements being in full force and effect and the parties thereto having performed or complied with all of their respective covenants, obligations and agreements contained is such agreements and as required to be performed or complied with prior to the effective time of the Digimarc/L-1 merger;

  •
  all approvals required in connection with the transactions contemplated by the separation agreement having been received and being in full force and effect;

  •
  the restructuring having been completed in accordance with the separation agreement;

  •
  all of the closing conditions of the merger agreement having been satisfied or waived (other than those conditions to be satisfied on the closing date of the merger, which must be satisfied as of the date of the separation) and the transactions contemplated by the merger agreement being set to close immediately following the separation;

  •
  the Registration Statement on Form 10 having been filed with, and declared effective by, the SEC, and there not being any stop-order in effect with respect thereto and the prospectus/proxy statement to be filed by L-1 and Digimarc having been mailed to the Digimarc stockholders;

  •
  Digimarc having established the record date for the distribution and having provided notice to the National Association of Securities Dealers no later than ten days prior to the record date for the distribution in compliance with Rule 10b-17 under the Exchange Act; and

  •
  all inter-group indebtedness having been paid in full and all actions in respect of liability novation contemplated under the separation agreement having occurred.

Further Assurances and Additional Covenants

        At or prior to the effective time of the Digimarc/L-1 merger (1) DMRC Corporation will take such action necessary to change its corporate name to "Digimarc Corporation," (2) Digimarc will take such action necessary to change its corporate name, and (3) Digimarc will take such action necessary to remove the term "Digimarc" from the names of each of its subsidiaries.

        Any material showing any affiliation or connection of each of Digimarc or DMRC LLC or any of its respective subsidiaries or affiliates with the other party or any of its respective subsidiaries or affiliates will not be used by such party or its subsidiaries or affiliates after the distribution date, except as required by applicable law or regulations of securities exchanges for filings, reports and other documents required to be filed. On and after the distribution date, neither Digimarc or DMRC LLC, as applicable, nor its subsidiaries, will represent to third parties that any of them is affiliated or connected with the other party or any of its subsidiaries or affiliates. However, in the case of Digimarc and its subsidiaries and affiliates, such restriction is subject to the license agreement.

Termination

        The separation agreement may be terminated by Digimarc and the separation may be abandoned prior to the distribution date at any time following the termination of the merger agreement in accordance with its terms. Upon such termination of the separation agreement, no party to the separation agreement (or any of its representatives) will have any liability or further obligation to any other party or third party with respect to the separation agreement, except as provided in the Digimarc/L-1 merger agreement.

License Agreement

        L-1 Identity Solutions Operating Company, which we refer to as L-1 Operating Company, and DMRC Corporation will enter into a license agreement, which we refer to as the license agreement, pursuant to which each of L-1 Operating Company and DMRC Corporation will license certain intellectual property to be owned by it upon the completion of the spin-off to the other for use in connection with the other's business.

        Pursuant to the license agreement, L-1 Operating Company will grant to DMRC Corporation a license under certain patents for use and exploitation in the digital watermarking field. DMRC

Corporation will grant to L-1 Operating Company and its affiliates an exclusive license under certain patents for use and exploitation in the secure ID field. DMRC Corporation will also grant to L-1 Operating Company and its affilaites an exclusive license to use certain software in the secure ID field and, for a transition period, a license to use certain trademarks associated with the Secure ID Business. Pursuant to the transition services agreement, described below, DMRC Corporation will provide training and technical assistance to L-1 Operating Company with respect to the software licensed to L-1 Operating Company and its affiliates to enable Digimarc to use and market the software and related products and services in connection with the Secure ID Business.

Transition Services Agreement

        Digimarc and DMRC Corporation will enter into a transition services agreement, which we refer to as the transition services agreement, to provide one another with transition services and other assistance substantially consistent with the services provided before completion of the spin-off.

        Pursuant to the transition services agreement, after the completion of the DMRC Corporation merger, Digimarc and DMRC Corporation will provide transition services to one another, including accounting and tax services, information technology services, legal services, human resources services and related services to enable Digimarc to continue its operation of the Secure ID Business and facilitate the effective transition of the digital watermarking business to DMRC Corporation.

        The fees for the transition services generally are intended to cover each party's reasonable costs incurred in connection with providing the transition services. The fees to be paid for the transition services will be paid within 30 days after receipt of an invoice from the other party for transition services performed in the immediately preceding calendar month. Additional transition services may be added upon mutual agreement of the parties, and any transition service may be terminated without affecting the provision of any other transition services. The parties will review the transition services on a monthly basis to determine whether each transition service will continue during the following month. Either party may choose to terminate a transition service upon providing 30 days' prior written notice to the other party. Unless sooner terminated in accordance with the terms of the transition services agreement, the transition services agreement will terminate upon completion of all transition services to be provided by the parties under the agreement.

        Under the terms of the transition services agreement, except in the case of fraud, neither party will be liable to the other for incidental, punitive or consequential damages with respect to the transition services provided under the transition services agreement. However, each party will be liable and will indemnify the other party for liabilities resulting from the gross negligence, bad faith or willful misconduct of the party, its employees, contractors, agents or representatives in the provision of any transition service.

Stock Purchase Agreement

        Following the spin-off and the DMRC Corporation merger, L-1 will purchase $5 million of DMRC Corporation common stock, at a price per share equal to the initial exercise price of stock options or the purchase price of shares of DMRC Corporation common stock awarded to the officers of DMRC Corporation following the DMRC Corporation merger. The purchase of DMRC Corporation common stock by L-1 will be made pursuant to the terms of a stock purchase agreement to be entered into by and between L-1 and DMRC Corporation. The stock purchase agreement will contain terms and conditions, and representations and warranties by the parties, which are customary in transactions of this nature.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of the date hereof, all of the outstanding shares of our common stock are owned by Digimarc. After the spin-off, Digimarc will own none of our common stock. The following table provides information with respect to the expected beneficial ownership of our common stock by (1) each of our stockholders who we believe will be a beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors, (3) each Named Executive Officer and (4) all of our executive officers and directors as a group.

        To the extent that our executive officers and directors own Digimarc common stock at the time of the spin-off, they will participate in the distribution on the same terms as other holders of Digimarc common stock. Immediately prior to the record date for the distribution, outstanding equity incentive awards will be adjusted as described in "Executive Compensation—Treatment of Outstanding Equity Awards in Connection with the Spin-Off."

        We based the share amounts on each person's beneficial ownership of Digimarc common stock as of June 10, 2008, unless we indicate some other basis for the share amounts, and assumed a distribution ratio of one share of our common stock for every three and one-half shares of Digimarc common stock. We assumed that we will have outstanding approximately 7,207,875 shares of common stock based upon approximately 25,227,561 million shares of Digimarc common stock outstanding on June 10, 2008, excluding treasury shares and assuming the exercise of 2,833,298 options, which constitutes all of the options outstanding on June 10, 2008, with an exercise price lower than $10.99, the closing price of Digimarc common stock on June 10, 2008.

        Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. Unless otherwise stated, the business address of each person listed is c/o Digimarc, 9405 SW Gemini Drive, Beaverton, Oregon 97008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
The Clark Estates, Inc.(1) One Rockefeller Plaza, 31st Floor New York, NY 10020	592,674	8.22%
Koninklijke Philips Electronics N. V.(2) Eindhoven The Netherlands	552,537	7.67%
Dimensional Fund Advisors LP(3) 1299 Ocean Avenue Santa Monica, CA 90401	403,861	5.60%
Burnham Asset Management Corporation Burnham Securities Inc.(4) 1325 Avenue of the Americas New York, NY 10019	396,224	5.50%
Named Executive Officers:
Bruce Davis(5)	208,863	2.85%
Michael McConnell	73,314	1.01%
Robert Chamness	55,611	*
Directors:
Peter W. Smith	9,257	*
James T. Richardson	12,114	*
Bernard Whitney	11,543	*
William Miller	11,543	*
All executive officers and directors as a group (7 persons)	382,245	5.14%

*
Less than 1%.

(1)
The Clark Estates, Inc. serves as an investment advisor for a number of clients who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. The foregoing information is based solely on the Form 13F filed on May 2, 2008 by The Clark Estates.

(2)
The foregoing information is based solely on the records at the transfer agent involving the purchase of shares by Koninklijke Philips Electronics N.V.

(3)
Dimensional Fund Advisors LP ("Dimensional") furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. The shares reported in the table are owned by these investment companies, group trusts and separate accounts. Dimensional possesses voting power over the shares, but disclaims beneficial ownership of the shares. The foregoing information is based solely on the Form 13F filed on May 5, 2008 by Dimensional.

(4)
Burnham Asset Management Corporation ("Burnham") serves as the investment manager for a number of managed accounts with respect to which it has dispositive authority. The reporting persons disclaim beneficial ownership of the common stock. The foregoing information is based solely on the Form 13F filed on May 13, 2008 by Burnham.

(5)
Includes 10,971 shares of common stock held in trust for minor children.

DESCRIPTION OF OUR CAPITAL STOCK

        Below is a summary description of our capital stock. This description is not complete. You should read the full text of our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this information statement is a part, as well as the applicable provisions of Delaware law.

General

        Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 2,500,000 shares of preferred stock, par value $0.001 per share. Immediately following the spin-off and the DMRC Corporation merger, there will be approximately [    •    ] shares of common stock and no shares of preferred stock outstanding. Following the completion of the DMRC Corporation merger, we will issue to the executive officers of DMRC Corporation shares of Series A Redeemable Nonvoting Preferred stock in the aggregate amount of $50,000.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders, including the election of directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends as may be declared by our board of directors out of funds legally available for such purpose, as well as any distributions to our stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

        We are authorized to issue 2,500,000 shares of preferred stock. Our board of directors has the authority to issue the undesignated preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of our company without further action by stockholders and may adversely affect the voting and other rights of the holders of common stock.

        Ten thousand (10,000) shares of the authorized preferred stock have been designated as Series A Redeemable Nonvoting Preferred stock. In the event of the liquidation, dissolution or other winding up of DMRC Corporation, before any payment or distribution is made to the holders of common stock, holders of the Series A Redeemable Nonvoting Preferred stock will be entitled to receive a value of $5.00 per share of Series A Redeemable Nonvoting Preferred stock held by the stockholder. The Series A Redeemable Nonvoting Preferred stock has no voting rights, except as required by law, and may be redeemed by the board of directors at any time on or after June 18, 2013. Following the spin-off and completion of the DMRC Corporation merger, we will issue to the executive officers of DMRC Corporation shares of Series A Redeemable Nonvoting Preferred stock in the aggregate amount of $50,000.

Delaware Takeover Statute

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended from time to time. Section 203 provides, with certain exceptions, that a publicly-held corporation is prohibited from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A "business combination" includes the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The Delaware takeover statute may render the removal of directors and management more difficult.

Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of Digimarc. In particular, our certificate of incorporation and bylaws, as applicable, among other things:

  •
  Provide that special meetings of the stockholders may be called only by our chairman of the board, by our secretary or at the direction of our board of directors.

  •
  Provide that following the spin-off, the right of our stockholders to act by written consent is expressly prohibited and that stockholder action must take place at a duly called annual or a special meeting of our stockholders.

  •
  Provide advance notice procedures with respect to stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors. The business to be conducted at an annual meeting will be limited to business properly brought before the annual meeting by or at the direction of our board of directors or a duly authorized committee thereof or by a stockholder of record who has given timely written notice to our secretary of the stockholder's intention to bring business before the meeting.

  •
  Do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of Digimarc.

  •
  Provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders.

  •
  Allow us to issue up to 2,500,000 shares of undesignated preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, this issuance could have the effect of decreasing the market price of the common stock, as well as having the anti-takeover effect discussed above.

        These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage certain types of transactions that may involve an actual or threatened change in control of Digimarc. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Nasdaq Listing

        DMRC will apply to list its shares of common stock on The Nasdaq Global Market under the symbol "DMRCD."

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

        DMRC is incorporated in Delaware. Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his or her respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

        Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective. The limitations described above do not affect the ability of DMRC or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty nor would such limitations limit liability under the federal securities laws.

        Following the spin-off, DMRC's certificate of incorporation will require indemnification of directors and officers to the full extent permitted by the Delaware General Corporation Law and provides that, in any action by a claimant, DMRC shall bear the burden of proof that the claimant is not entitled to indemnification. DMRC will also enter into indemnification agreements with each of its directors and executive officers whereby it is contractually obligated to indemnify the director and advance expenses to the full extent permitted by the Delaware General Corporation Law.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the spin-off, the Digimarc/L-1 merger and the DMRC Corporation merger that may be relevant to Digimarc stockholders that hold shares of Digimarc common stock as a capital asset (generally, assets held for investment) for U.S. federal income tax purposes, which we refer to as Holders. This discussion is based on the Code, applicable Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect.

        The discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular Holders in light of their particular circumstances, or to Holders that are subject to special treatment under U.S. federal income tax laws, including banks, insurance companies, mutual funds or other financial institutions, broker-dealers, traders, expatriates, certain former citizens or long-term residents of the United States, tax-exempt organizations, persons who are subject to the U.S. alternative minimum tax, persons who hold their shares of common stock as part of an integrated investment (including as part of a "straddle" or as part of a "hedging," "conversion" or other risk reduction transaction), controlled foreign corporations, passive foreign investment companies, corporations subject to anti-inversion rules, persons that are partnerships, S corporations or other pass-through entities, persons that have a functional currency other than the U.S. dollar or persons who acquired their shares of Digimarc common stock through stock option or stock purchase plan programs or in other compensatory arrangements.

        In addition, this discussion does not address the U.S. federal income tax considerations applicable to holders of options or warrants, if any, to purchase Digimarc common stock or to Holders who exercise dissenters' rights. Furthermore, except as provided below, this discussion does not address any U.S. federal estate and gift tax consequences or any state, local or foreign tax consequences applicable to Holders.

        For purposes of this discussion, a "U.S. Holder" means a Holder that is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (a) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control and (b) certain other trusts considered U.S. persons for U.S., federal income tax purposes.

        A "Non-U.S. Holder" is a Holder (other than an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

        If a partnership (or other entity classified as a partnership for U.S. federal tax purposes) is a beneficial owner of shares of Digimarc common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the spin-off, the Digimarc/L-1 merger and the DMRC Corporation merger to them.

        Tax matters can be complicated, and the tax consequences of the spin-off, the Digimarc/L-1 merger and the DMRC Corporation merger to you will depend on your individual circumstances. You should consult your tax advisors to fully understand the tax consequences of the spin-off, the Digimarc/L-1 merger the DMRC Corporation merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Tax Consequences of the Spin-Off, the Digimarc/L-1 merger and the DMRC Corporation merger

        The parties to the Digimarc/L-1 merger and ancillary agreements intend that for U.S. federal income tax purposes the spin-off and the Digimarc/L-1 merger will constitute a single integrated transaction with respect to the Holders in which the spin-off will be treated as a taxable redemption of shares of Digimarc common stock in connection with the complete termination of the Holders' interests in Digimarc. Digimarc will treat and report the spin-off and the Digimarc/L-1 merger in a manner consistent with such characterization, and the following discussion assumes this characterization will be respected. Although we believe the foregoing treatment correctly characterizes the transaction for U.S. federal income tax purposes, the Internal Revenue Service, which we refer to as the IRS, could conceivably assert a different characterization, and were the IRS to prevail, a Holder could experience U.S. federal income tax consequences that are different from those described below. Holders are urged to consult their own tax advisors with respect to the tax consequences of the spin-off, the Digimarc/L-1 merger and the DMRC Corporation merger to them.

U.S. Holders

        U.S. Holders generally should recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the sum of the amount of cash received in the Digimarc/L-1 merger, the fair market value of the L-1 shares received in the Digimarc/L-1 merger, and the fair market value of the DMRC LLC interests received in the spin-off, and (2) such U.S. Holder's adjusted tax basis in his shares of Digimarc common stock immediately prior to the closing date of the Digimarc/L-1 merger. The deduction of any recognized loss may be delayed or otherwise adversely affected by certain loss limitation rules. Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder's holding period in the shares of Digimarc common stock immediately prior to the closing date of the Digimarc/L-1 merger is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of shares of Digimarc common stock surrendered.

        We do not expect that DMRC LLC or U.S. Holders will recognize any gain or loss in the DMRC Corporation merger. We expect that the fair market value, determined when the spin-off occurs, of the DMRC LLC interests received in the spin-off by the U.S. Holders will equal the fair market value of the DMRC Corporation common stock received by the U.S. Holders in the DMRC Corporation merger, and as a result, there would be no gain or loss to recognize in the DMRC Corporation merger. We expect that a U.S. Holder will, immediately following the DMRC Corporation merger, have an aggregate adjusted basis in his or her shares of DMRC Corporation common stock received in the DMRC Corporation merger equal to the fair market value of the DMRC LLC interests received in the spin-off, and his holding period in such shares will begin on the day following the spin-off and the DMRC Corporation merger. U.S. Holders should consult their tax advisors with respect to the tax consequences of the DMRC Corporation merger.

        U.S. federal income tax law does not specifically identify how you should determine the fair market values of L-1 shares or DMRC LLC interests. There are several potential methods for determining the fair market values of the equity of each company, including, with respect to DMRC LLC interests using (1) the opening trading price of the DMRC Corporation shares on the first trading day of those shares, (2) the average high and low trading prices of the DMRC Corporation shares on the first trading day of those shares or (3) the closing trading prices of the DMRC Corporation shares on the first trading day of those shares. With respect to L-1 shares, the average high and low trading prices of the L-1 shares on the closing date of the Digimarc/L-1 merger generally will be considered their fair market value, although other methods for determining fair market value may be appropriate. Each U.S. Holder is urged to consult his tax advisor regarding the manner in which the fair market value of the DMRC LLC interests and L-1 shares, and gain or loss, should be calculated in connection with the spin-off and the Digimarc/L-1merger.

Non-U.S. Holders

        A Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain realized on the receipt of cash and the L-1 shares in the Digimarc/L-1 merger, the DMRC LLC interests in the spin-off, or the DMRC Corporation common stock in the DMRC Corporation merger, unless:

  •
  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the spin-off and the Digimarc/L-1 merger and certain other conditions are satisfied;

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, or, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the Holder in the United States; or

  •
  Digimarc is or has been a "United States real property holding corporation," which we refer to as a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the closing date of the Digimarc/L-1 merger or such Non-U.S. Holder's holding period of Digimarc common stock. We do not believe that Digimarc is, and do not anticipate it becoming, a USRPHC for U.S. federal income tax purposes. If Digimarc were or were to become a USRPHC at any time during the applicable period, however, any gain recognized on a sale or other disposition of its common stock by a Non-U.S. Holder that did not own (actually or constructively) more than 5% of Digimarc's common stock during the five years preceding the closing date of the Digimarc/L-1 merger would not be subject to U.S. federal income tax, provided that Digimarc's common stock is "regularly traded on an established securities market" (within the meaning of section 897(c)(3) of the Code).

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% (or lower applicable treaty) rate, but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a resident of the United States. Non-U.S. Holders that are foreign corporations also may be subject to a 30% branch profits tax (or lower applicable treaty rate). Non-U.S. Holders are urged to consult any applicable tax treaties that may provide for different rules. Prior to the DMRC Corporation merger and immediately following the spin-off, DMRC LLC will not be treated as a corporation for U.S. federal income tax purposes. Non-U.S. Holders are urged to consult their tax advisors concerning the consequences to them (including potential tax filing obligations) of owning DMRC LLC interests during the period when it may not be treated as a corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

        Under U.S. federal income tax laws, the exchange agent generally will be required to report to a U.S. Holder and to the IRS any reportable payments made to such U.S. Holder in the spin-off, the Digimarc/L-1 merger and the DMRC Corporation merger. Additionally, a U.S. Holder may be subject to a backup withholding tax, unless the U.S. Holder provides the exchange agent with his correct taxpayer identification number, which in the case of an individual is his social security number, or, in the alternative, establishes a basis for exemption from backup withholding. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a U.S. Holder will be subject to backup withholding (currently at a rate of 28%, which will be satisfied out of any cash paid to such U.S. Holder in the Digimarc/L-1 merger) on any reportable payment. To prevent backup withholding, each U.S. Holder must complete the IRS Form W-9 or a substitute Form W-9 which will be provided by the exchange agent with the transmittal letter.

        Payments made to Non-U.S. Holders in the spin-off, the Digimarc/L-1 merger and the DMRC Corporation merger may be subject to information reporting and backup withholding. Non-U.S. Holders generally may avoid backup withholding by furnishing a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the Holder's non-U.S. status or by otherwise establishing an exemption.

        Backup withholding is not an additional tax. Rather, Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely and duly filing a claim for refund with the IRS.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. TAX MATTERS REGARDING THE SPIN-OFF, THE DIGIMARC/L-1 MERGER AND THE DMRC CORPORATION MERGER ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE SPIN-OFF, THE DIGIMARC/L-1 MERGER AND THE DMRC CORPORATION MERGER TO ANY PARTICULAR HOLDER WILL DEPEND ON THAT STOCKHOLDER'S INDIVIDUAL SITUATION. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE SPIN-OFF, THE DIGIMARC/L-1 MERGER AND THE DMRC CORPORATION MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet web site maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information contained on any web site referenced in this information statement is not incorporated by reference into this information statement or the registration statement of which this information statement is a part.

        After the spin-off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

        Our SEC filings will be available to the public at no charge from the SEC's website, as described above, and, following the DMRC Corporation merger, on our Web site under the "Investors" tab at www.digimarc.com. Information on our website is not incorporated into this information statement or other securities filings and is not a part of these filings. You may also request a copy of our future SEC filings at no cost, by writing or telephoning us at:

DMRC Corporation
Attn: Robert P. Chamness
9405 SW Gemini Drive
Beaverton, OR 97008
Phone: (503) 469-4800
Fax: (503) 469-4771

        You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Digimarc Corporation

        We have audited the accompanying balance sheets of DMRC Corporation (a carved-out business unit of Digimarc Corporation) as of December 31, 2007 and 2006 and the related statements of operations, changes in parent's investment, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DMRC Corporation as of December 31, 2007 and 2006, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

        As more fully described in Note 1 to the financial statements, certain expenses of DMRC Corporation represent allocations from Digimarc Corporation. The accompanying financial statements include such allocations and may not necessarily be representative of the financial position or results of operations had DMRC Corporation operated as an unaffiliated company during the periods presented.

/S/ GRANT THORNTON LLP

Portland, Oregon
June 20, 2008

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

BALANCE SHEETS

(In thousands)

	March 31, 2008	December 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,586	$29,145	$33,073
Short-term investments	3,849	3,568	—
Trade accounts receivable, net	3,233	3,752	2,441
Other current assets	278	387	309

Total current assets	40,946	36,852	35,823
Property and equipment, net	1,167	1,227	1,472
Other assets, net	386	372	363

Total assets	$42,499	$38,451	$37,658

LIABILITIES AND NET PARENT'S INVESTMENT
Current liabilities:
Accounts payable and other accrued liabilities	$411	$464	$382
Accrued payroll and related costs	325	199	773
Deferred revenue	3,029	2,734	1,616

Total current liabilities	3,765	3,397	2,771
Long-term liabilities	220	215	294

Total liabilities	3,985	3,612	3,065
Commitments and contingencies (Note 9)
Parent's investment:
Net Parent's investment	38,514	34,839	34,593

Total liabilities and net Parent's investment	$42,499	$38,451	$37,658

See accompanying notes to financial statements

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(unaudited)
Revenue:
Service	$2,548	$1,877	$7,806	$6,812	$7,051
License and subscription	2,537	1,608	5,219	4,259	4,068

Total revenue	5,085	3,485	13,025	11,071	11,119
Cost of revenue:
Service	1,349	919	3,815	3,633	3,299
License and subscription	59	31	217	136	182

Total cost of revenue	1,408	950	4,032	3,769	3,481
Gross profit	3,677	2,535	8,993	7,302	7,638
Operating expenses:
Sales and marketing	656	639	2,453	3,740	4,692
Research, development and engineering	922	729	2,912	2,448	3,208
General and administrative	980	857	3,345	3,433	3,645
Intellectual property	478	431	1,593	1,589	1,863

Total operating expenses	3,036	2,656	10,303	11,210	13,408

Operating income (loss)	641	(121)	(1,310)	(3,908)	(5,770)
Other income (expense), net	294	375	1,387	1,242	928

Income (loss) before provision for income taxes	935	254	77	(2,666)	(4,842)
Provision for income taxes	11	4	22	21	—

Net income (loss)	$924	$250	$55	$(2,687)	$(4,842)

See accompanying notes to financial statements

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

STATEMENTS OF CHANGES IN PARENT'S INVESTMENT

(In thousands)

BALANCE AT DECEMBER 31, 2004	$53,249
Cash from Parent stock activity	333
Stock compensation allocated from Parent	203
Net activity with Parent	(15,847)
Net loss	(4,842)

BALANCE AT DECEMBER 31, 2005	33,096
Cash from Parent stock activity	242
Stock compensation allocated from Parent	790
Net activity with Parent	3,152
Net loss	(2,687)

BALANCE AT DECEMBER 31, 2006	34,593
Cash from Parent stock activity	2,187
Stock compensation allocated from Parent	1,209
Net activity with Parent	(3,205)
Net income	55

BALANCE AT DECEMBER 31, 2007	34,839
Cash from Parent stock activity	102	(1)
Stock compensation allocated from Parent	377	(1)
Net activity with Parent	2,272	(1)
Net income	924	(1)

BALANCE AT MARCH 31, 2008	$38,514	(1)

(1)
Unaudited

See accompanying notes to financial statements.

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$924	$250	$55	$(2,687)	$(4,842)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	276	156	612	616	659
Stock-based compensation expense	377	290	1,209	790	203
Increase (decrease) in allowance for doubtful accounts	—	—	—	(13)	(93)
Changes in operating assets and liabilities:
Trade and unbilled accounts receivable, net	519	522	(1,311)	199	(403)
Other current assets	109	35	(78)	63	(215)
Other assets, net	(14)	(11)	(9)	—	18
Accounts payable and other accrued liabilities	(50)	(84)	23	(147)	83
Accrued payroll and related costs	126	(560)	(574)	(206)	236
Deferred revenue	297	440	1,098	(382)	520

Net cash provided by (used in) operating activities	2,564	1,038	1,025	(1,767)	(3,384)
Cash flows from investing activities:
Purchase of property and equipment	(216)	(81)	(367)	(536)	(506)
Sale or maturity of short-term investments	41,534	38,355	150,775	136,946	180,568
Purchase of short-term investments	(41,815)	(38,355)	(154,343)	(136,207)	(156,239)

Net cash provided by (used in) investing activities	(497)	(81)	(3,935)	203	23,823
Cash flows from financing activities:
Cash from Parent stock activity	102	442	2,187	242	333
Net activity with Parent	2,272	(2,967)	(3,205)	3,152	(15,847)

Net cash provided by (used in) financing activities	2,374	(2,525)	(1,018)	3,394	(15,514)

Net increase (decrease) in cash and cash equivalents	4,441	(1,568)	(3,928)	1,830	4,475
Cash and cash equivalents at beginning of period	29,145	33,073	33,073	31,243	26,768

Cash and cash equivalents at end of period	$33,586	$31,505	$29,145	$33,073	$31,243

See accompanying notes to financial statements.

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS

(in thousands)

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

  Planned Merger and Separation

        On March 24, 2008, Digimarc Corporation, which we refer to as Digimarc or Parent, announced that its board of directors had approved a plan to separate its Secure ID Business and Digital Watermarking Business. In connection with the plan to separate these businesses, Digimarc entered into a merger agreement pursuant to which Dolomite Acquisition Co., formed for the purpose of the merger, will be merged with and into Digimarc. As a result, Digimarc will continue as the surviving corporation and will become a wholly owned subsidiary of L-1 Identity Solutions, Inc., which we refer to as L-1, upon completion of the merger. Following the completion of the merger, the surviving corporation will change its name. As a condition to the merger agreement, Digimarc will spin-off the business, operations, assets and liabilities of its Digital Watermarking Business to DMRC LLC. Following the spin-off, DMRC LLC will merge with and into its wholly owned subsidiary, DMRC Corporation, with DMRC Corporation being the surviving company in the merger. If Digimarc stockholders approve the adoption of the merger agreement, prior to the closing of the merger, Digimarc will complete the spin-off and distribute all of the units of DMRC LLC to Digimarc stockholders. Immediately following the distribution, DMRC LLC will merge with and into DMRC Corporation and each unit of DMRC LLC will be converted into a share of common stock of DMRC Corporation. As a result, each stockholder of Digimarc as of the Record Date, will receive one share of common stock of DMRC Corporation for every three and one-half shares of common stock of Digimarc held by the stockholder. The merger remains subject to approval by Digimarc stockholders, completion of the spin-off and other customary closing conditions. The spin-off and the merger are expected to be completed in the second half of 2008. The proposed spin-off is expected to be completed prior to completion of and in connection with the merger and is structured as a taxable distribution at the corporate level.

        Digimarc, L-1, DMRC LLC and DMRC Corporation have entered into various agreements in order to accomplish the spin-off transaction. In connection with the merger and spin-off, L-1 has committed to purchase $5 million of DMRC Corporation common stock. After the spin-off and completion of the merger, DMRC Corporation will change its name to Digimarc Corporation.

        DMRC is a supplier of advanced technologies for use in media identification and management. our solutions enable governments and businesses around the world to deter counterfeiting and piracy, combat identity theft and fraud, improve the management of media content, and support new digital media distribution models that provide consumers with more choice and access to media content.

Unaudited Interim Results

        The accompanying balance sheet as of March 31, 2008, the statements of operations and cash flows for the three months ended March 31, 2007 and 2008, and the statement of changes in parent's investment for the three months ended March 31, 2008 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly our financial position at March 31, 2008 and its results of operations and cash flows for

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

the three months ended March 31, 2007 and 2008. The financial data and other information disclosed in these notes to the financial statements related to the three-month periods are unaudited. The results for the three months ended March 31, 2008 are not necessarily indicative of the results to be expected for the year ending December 31, 2008 or for any other interim period or for any other future period.

Basis of Accounting

        The financial statements include the assets, liabilities and results of operations of the components of Digimarc that constitute the business of DMRC to be separated, or "carved-out". DMRC's business primarily consists of Digimarc's Digital Watermarking Business and certain accounts of Digimarc. All intercompany balances have been eliminated in the carve-out.

        Management believes that the assumptions underlying the financial statements are reasonable. The financial information in these financial statements does not include all of the expenses that would have been incurred had DMRC been a separate, stand-alone public entity. As such, the financial information herein does not reflect the financial position, results of operations and cash flows of DMRC in the future or what they would have been, had DMRC been a separate, stand-alone public entity during the periods presented. Additionally, these historical financial statements include proportional allocations of various shared-services common costs of Digimarc because specific identification of these expenses was not practicable. The common costs include expenses from Digimarc related to various operating shared-services cost centers, including: executive, finance and accounting, human resources, legal, marketing, intellectual property, facilities and information technology. It is expected that the initial operating costs of DMRC on a stand-alone basis will be higher than those allocated to the DMRC operations under the shared services methodology applied in the audited financial statements of DMRC. Consequently, the financial position, results of operations and cash flows of DMRC reflected in the financial statements of DMRC may not be indicative of those that would have been achieved or that might be achieved in the future had DMRC been operated as a separate, stand-alone entity for the periods reflected in its financial statements.

        The cost allocation methods applied to certain shared-services common cost centers include the following:

  •
  Specific identification—where the amounts were specifically identified to DMRC or Secure ID Business unit, they were classified accordingly.

  •
  Reasonable allocation—where the amounts were not clearly or specifically identified, we determined if a reasonable allocation method may be applied. For example in the shared-services Human Resources (HR) cost center we allocated the costs based on the relative headcount of the DMRC and Secure ID Business units based on the assumption that HR support costs should be relatively equal per employee across the broader population. And in the Intellectual Property cost center we allocated the costs based on the relative number of patents that are used between the two business units.

  •
  General allocation approach—for consistency, when specific identification or reasonable allocation method did not seem to fit the situation, we used a general allocation approach. This

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

    approach consisted of a blended rate based on what we have determined to be the primary drivers for shared-services:

    •
    Revenue ratio between the business units.

    •
    Property and Equipment balances (proxy for capital expenditures)—the effort expended on capital projects is a factor in the expense and effort of shared-services. To avoid fluctuations that happen in capital spending, we believe that these balances represent a relative trend of capital spending between the business units. In determining the relative balances of property, we have removed the central IT assets as it supports the entire organization.

    •
    Headcount between the business units.

  Other key assumptions differing from the historical accounting of the Parent:

  •
  Cash:    All cash balances of Digimarc are treated as retained by DMRC, which is consistent with the merger agreement between L-1 and Digimarc. As such, restricted cash on the books of Digimarc that related directly to its operations, flows through to DMRC in these financial statements, as non-restricted cash and is included as cash and cash equivalents in these carved-out financials statements. The letters of credit that required the restricted cash remains with Digimarc as acquired by L-1.

  •
  Incentive compensation allocations to cost of services:    Cost of incentive compensation for bonus and stock compensation charges for employees in the research, development and engineering cost centers, was not considered significant to Digimarc's consolidated operations during the periods reported on and were treated as research, development and engineering costs in those financial statements. For DMRC's reporting purposes, these incentive compensation costs have been allocated to cost of services to the extent that their pro rata salary allocations were made to the cost of services expense category. The impact for the reported periods ranged from a 1% to 3% reduction in margins compared to the results had the allocations not been made.

  •
  Earnings (loss) per share:    As a business unit of Digimarc, earnings per share calculations are not applicable.

  •
  Stock activity:    All stock activity (transactions from stock options, restricted stock, employee stock purchase plan and stock compensation) is carried on the books of Digimarc. All net cash from these activities is retained by DMRC and stock based compensation expense associated with stock activity is allocated to DMRC in accordance with the basis of accounting methodology outlined above.

  •
  Capital leases:    DMRC shares various infrastructure activities with Digimarc and is charged for its allocated share of capital lease costs in the form of allocated depreciation and interest expense. The assets and liabilities associated with the capital leases are carried on the books of Digimarc.

  •
  Leasehold improvements:    DMRC occupies the majority of Digimarc's Beaverton facility and will assume the lease and most all related furniture, fixtures and leasehold improvements once

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

    DMRC becomes a separate public company. The leaseholds are recorded as part of property and equipment in the balance sheet of DMRC, and as a result, pro rata depreciation and rent expenses are allocated to Digimarc.

  •
  Intercompany transactions:    With the retention by DMRC of all Digimarc cash, DMRC's cash balances effectively funds the operations, if needed, of Digimarc in these financial statements. The net difference of cash needs for operating and capital expenditures to and from Digimarc is shown as "net activity with Parent" in the Statement of Parent's Investment. All intercompany transactions have been eliminated.

  •
  Commitments and contingencies:    Commitments and contingencies related to DMRC operations have been included in these financial statements, and those relating to Digimarc have been excluded.

Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the U.S. requires DMRC to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Some of our accounting policies require higher degrees of judgment than others in their application. These include revenue recognition on long-term service contracts, revenue recognition on license and subscription arrangements, reserves for uncollectible accounts receivable, contingencies and litigation and stock-based compensation. DMRC bases its estimates on historical experience as a business unit of Digimarc and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash Equivalents

        We consider all highly liquid investments with original maturities of 90 days or less at the date of acquisition to be cash equivalents. Cash equivalents include money market funds, certificates of deposit, commercial paper, and investments in government bonds. Cash equivalents are carried at cost or amortized cost, which approximates market.

Investments

        DMRC Corporation considers all investments with original maturities over 90 days that mature in less than one year to be short-term investments. Investments with maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations. Short-term investments include federal agency notes, company notes, and commercial paper. Our marketable securities are generally classified as held-to-maturity as of the balance sheet date and are reported at amortized cost, which approximates market. The book value of these investments approximates fair market value and, accordingly, no amounts have been recorded to other comprehensive income.

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

        A decline in the market value of any security below cost that is deemed to be other-than-temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, we consider whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. There have been no other-than-temporary impairments identified or recorded by DMRC Corporation.

        Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using a method that approximates the effective-interest method. Dividend and interest income are recognized when earned.

Fair Value of Financial Instruments

        The carrying amounts of cash and cash equivalents, short-term investments, trade accounts receivable, accounts payable and accrued payroll approximate fair value due to the short-term nature of these instruments. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Concentrations of Business and Credit Risk

        A significant portion of our business depends on a limited number of large contracts. The loss of any large contract may result in loss of revenue and margin on a prospective basis.

        Financial instruments that potentially subject DMRC Corporation to concentrations of credit risk consist primarily of cash and cash equivalents, investments, and trade and unbilled accounts receivable. DMRC Corporation places its cash and cash equivalents with major banks and financial institutions and at times deposits may exceed insured limits. Other than cash used for operating needs, which may include short-term investments with our principal banks, our investment policy limits its credit exposure to any one financial institution or type of financial instrument by limiting the maximum of 5% or $1,000, whichever is greater, to be invested in any one issuer except for the U.S. Government and U. S. federal agencies, which have no limits, at the time of purchase. As a result, the credit risk associated with cash and investments is believed to be minimal.

Software Development Costs

        Under SFAS No. 86, Accounting for the Cost of Computer Software to Be Sold, Leased, or Otherwise Marketed, software development costs are to be capitalized beginning when a product's technological feasibility has been established and ending when a product is made available for general release to customers. To date, the establishment of technological feasibility of our products has occurred shortly before general release and, therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, DMRC Corporation has not capitalized any software development costs and has charged all such costs to research and development expense.

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)

1. Description of Business and Summary of Significant Accounting Policies (Continued)

        Internal use software development costs are accounted for in accordance with AICPA SOP No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Costs incurred in the preliminary project stage are expensed as incurred and costs incurred in the application development stage, which meet the capitalization criteria, are capitalized and amortized on a straight-line basis over the estimated useful life of the asset, generally three to five years. Costs incurred in the post-implementation stage are expensed as incurred.

Research and Development

        Research and development costs are expensed as incurred as defined in SFAS No. 2, Accounting for Research and Development Costs. DMRC Corporation accounts for amounts received under its funded research and development arrangements in accordance with the provisions of SFAS No. 68, Research and Development Arrangements. Under the terms of the arrangements, DMRC Corporation is not obligated to repay any of the amounts provided by the funding parties. As a result, DMRC Corporation recognizes revenue as the services are performed.

Revenue Recognition

our revenue is comprised of subscription revenue which includes hardware and software sales, royalties and revenues from the licensing of digital watermarking products and related authentication services. Our revenue recognition policy follows SEC Staff Accounting Bulletin ("SAB") No. 104 Revenue Recognition, SOP No. 97-2, Software Revenue Recognition, as amended by SOP No. 98-9, Modification of SOP No. 97-2, Software Recognition, With Respect to Certain Transactions, SOP 81-1 Accounting for the Performance of Construction Type and Certain Production-Type Contracts, and Emerging Issues Task Force ("EITF") Issue No. 00-21, Revenue Arrangements with Multiple Deliverables.

Other income (expense), net

        Our other income (expense), net consists primarily of interest income earned our on cash and short term investments. Some minor amounts are included in this category that relate to interest expense for capital lease allocations from Digimarc and for other non-operating items.

2. Recent Accounting Pronouncements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value. This statement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS No. 157 is effective the first fiscal year beginning after November 15, 2007. DMRC Corporation has applied the provisions of this standard regarding the framework of measuring fair value and noted no material effect on the current financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for the Financial Assets and Financial Liabilities, which permits entities to choose to measure certain financial assets and liabilities at fair value. SFAS No. 159 is effective the first fiscal year beginning after November 15, 2007. DMRC Corporation has elected not to measure certain financial assets and liabilities at fair value as permitted by SFAS No. 159.

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)

3. Revenue Recognition

        Some customer arrangements encompass multiple deliverables, such as software, maintenance fees, and software development fees. The Company accounts for these arrangements in accordance with EITF Issue No. 00-21. If the deliverables meet the criteria in EITF Issue No. 00-21, the deliverables are divided into separate units of accounting and revenue is allocated to the deliverables based on their relative fair values. The criteria specified in EITF Issue No. 00-21 are as follows: (i) the delivered item has value to the customer on a stand-alone basis, (ii) there is objective and reliable evidence of the fair value of the undelivered item, and (iii) if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. For our purposes, fair value is generally defined as the price at which a customer could purchase each of the elements independently from other vendors or as the price that the Company has sold the element separately to another customer. Management applies judgment to ensure appropriate application of EITF Issue No. 00-21, including value allocation among multiple deliverables, determination of whether undelivered elements are essential to the functionality of delivered elements and timing of revenue recognition, among others. Revenue is recognized in accordance with SAB 104 when the following four criteria are met (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) collection is probable.

        AICPA SOP No. 98-9 requires that revenue be recognized using the "residual method" in circumstances when vendor specific objective evidence ("VSOE") exists only for undelivered elements. Under the residual method, revenue is recognized as follows: (1) the total fair value of undelivered elements, as indicated by vendor specific objective evidence, is deferred and subsequently recognized in accordance with the relevant sections of AICPA SOP No. 97-2, and (2) the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

        Applicable revenue recognition criteria are considered separately for each separate unit of accounting as follows:

  •
  Revenue from professional service arrangements is generally determined based on time and material. Revenue for professional services is recognized as the services are performed. Billing for services rendered generally occurs within one month following when the services are provided.

  •
  Royalty revenue is recognized when the royalty amounts owed to the Company have been earned, are determinable, and collection is probable. Subscriptions are paid in advance and revenue is recognized ratably over the term of the subscription. These revenues include the licensing of digital watermarking products and services for use in authenticating documents, detecting fraudulent documents and deterring unauthorized duplication or alteration of high-value documents, for use in communicating copyright, asset management and business-to-business image commerce solutions, and for use in connecting analog media to a digital environment.

  •
  Software revenue is recognized in accordance with AICPA SOP No. 97-2, as amended by AICPA SOP No. 98-9. Revenue for licenses of the Company's software products is recognized upon the

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)

3. Revenue Recognition (Continued)

    Company meeting the following criteria: persuasive evidence of an arrangement exists; delivery has occurred; the vendor's fee is fixed or determinable; and collectibility is probable. Software revenue is recognized over the term of the license or upon delivery and acceptance if the Company grants a perpetual license with no further obligations.

  •
  Maintenance revenue is recognized when the maintenance amounts owed to the Company have been earned, are determinable, and collection is probable. Maintenance contracts are, at times, paid in advance and revenue is recognized ratably on a straight-line basis over the term of the service period.

  •
  The Company records revenue from some customers upon cash receipt as a result of collectibility not being reasonably assured.

  •
  Revenue earned that has not been invoiced is classified as unbilled trade receivables, which is included in the balance of trade accounts receivable, net in the balance sheets.

  •
  Deferred revenue consists of payments billed and or received in advance for professional services, licenses, subscriptions and maintenance for which revenue has not been earned.

4. Segment Information

  Geographic Information

        The Company derives its revenue from a single reporting segment: media management solutions. Revenue is generated in this segment through licensing of intellectual property, subscriptions to various products and services, and the delivery of services pursuant to contracts with various customers. The Company markets its products in the United States and in non-U.S. countries through its sales personnel.

        Information regarding geographic areas for the three-month periods ended March 31 and the years ended December 31 follow:

	Three Months Ended March 31,
			Years Ended December 31,
Revenue:
	2008	2007	2007	2006	2005
	(unaudited)
Domestic	$2,658	$1,118	$3,696	$2,414	$2,882
International	2,427	2,367	9,329	8,657	8,237

Total	$5,085	$3,485	$13,025	$11,071	$11,119

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)

4. Segment Information (Continued)

Major Customers

        Customers who accounted for more than 10% of the Company's revenues for the three-month periods ended March 31, 2008 and 2007 respectively and for each of the three years ended December 31, 2007 are summarized as follows:

	Three Months Ended March 31,		Years Ended December 31,
Revenue:
	2008	2007	2007	2006	2005
	(unaudited)
Customer A	37%	57%	60%	65%	64%
Customer B	36%	*	*	*	*
Customer C	*	19%	10%	*	*

    *
    less than 10%

5. Stock-Based Compensation

        Stock-based compensation includes expense charges for all stock-based awards to employees and directors. Such awards include option grants, restricted stock awards, and shares expected to be purchased under an employee stock purchase plan. Stock compensation expense is allocated to DMRC based on a combination of specific and shared services resource allocations from Digimarc. All cash flow related to stock compensation generated by Digimarc is retained by DMRC.

        Stock-based compensation recognized in the Company's financial statements is based on the value of the portion of the stock-based award that vested during the period, adjusted for expected forfeitures for stock-based awards granted prior to, but not fully vested as of, December 31, 2005 and stock-based awards granted subsequent to December 31, 2005. The compensation cost for awards granted prior to January 1, 2006 is based on the grant date fair value estimated in accordance with the pro forma provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, while awards granted on or after January 1, 2006 follow the provisions of SFAS 123(R) to determine the grant date fair value and compensation cost. Compensation cost for all stock-based awards is recognized using the straight-line method.

  Determining Fair Value Under SFAS 123(R)

  Stock Options

        Valuation and Amortization Method.    The Company estimates the fair value of stock-based awards granted using the Black-Scholes option pricing model. The Company amortizes the fair value of all awards on a straight-line basis over the requisite service periods, which are generally the vesting periods. The fair value of each option grant is estimated on the date of grant.

        Expected Life.    The expected life of awards granted represents the period of time that they are expected to be outstanding. The Company determines the expected life based on historical experience

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)

5. Stock-Based Compensation (Continued)

with similar awards, giving consideration to the contractual terms, vesting schedules and pre-vesting and post-vesting forfeitures. Stock options granted generally vest over four years and have contractual terms of ten years.

        Expected Volatility.    The Company estimates the volatility of Digimarc's common stock at the date of grant based on the historical volatility of its common stock using the Black-Scholes option pricing model based on historical stock prices over the most recent period commensurate with the estimated expected life of the award. This historical period excludes portions of time when unusual transactions occurred, such as a significant acquisition.

        Risk-Free Interest Rate.    The Company bases the risk-free interest rate used in the Black-Scholes option pricing model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term approximately equal to the expected life of the award.

        Expected Dividend Yield.    Neither the Company nor Digimarc has ever paid any cash dividends on its common stock and the Company does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes option pricing model.

        Expected Forfeitures.    The Company uses relevant historical data to estimate pre-vesting option forfeitures. The Company records stock-based compensation only for those awards that are expected to vest.

        A summary of the weighted average assumptions and results for options granted during the periods presented is as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2008	2007	2007	2006	2005
	(unaudited)
Expected life (in years)	5.7	5.8	5.8	6.0	4.0
Expected volatility	44%	44%	44%	53%	50%
Risk-free interest rate	2.5%	4.7%	4.7%	4.7%	4.5%
Expected dividend yield	0%	0%	0%	0%	0%
Expected forfeiture rate	15%	16%	16%	14%	20%
Fair value	$3.65	$4.27	$4.38	$3.62	$2.85

  Employee Stock Purchase Plans

        The Company also recognizes stock-based compensation in connection with Digimarc's 1999 Employee Stock Purchase Plan. The plan, as amended on November 2, 2006, allows employees to purchase shares of Digimarc common stock through payroll deductions of up to 15% of their base compensation during each three-month plan period, up to a maximum deduction of $5.3 for each plan period, not to exceed $21 per year. The three-month plan periods begin December 1, March 1, June 1 and September 1. The price an employee pays for the shares is 85% of the lower of (i) the fair market

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)

5. Stock-Based Compensation (Continued)

value of Digimarc common stock at the beginning of the plan period or (ii) the fair market value at the end of the plan period.

  Restricted Stock and Market or Performance Based Vesting Shares

        The Compensation Committee of the Board of Directors awarded restricted stock shares under Digimarc's 1999 Stock Incentive Plan, as amended, to certain officers, employees and directors. The shares subject to the restricted stock awards vest over a certain period, usually one to four years, following the date of the grant.

        The fair value of restricted stock awards granted is based on the fair market value of Digimarc's common stock on the date of the grant (measurement date), and is recognized over the vesting period of the related restricted stock using the straight-line method.

        In addition to restricted stock shares that vest over time, the Compensation Committee awarded restricted stock that vests upon satisfaction of either market based or employee performance based conditions under the 1999 Stock Incentive Plan, as amended.

        The fair value of restricted stock awards that vest upon the satisfaction of market based conditions is calculated using a Monte Carlo valuation model that results in a discount factor applied to the fair market value of Digimarc's common stock on the date of the grant (measurement date). Compensation cost is recognized over the derived service period, which is shorter than the performance period, using the straight-line method. If the market condition is met prior to completion of the derived service period, all remaining expense is immediately recognized in the period the awards vest. Expense for market based awards is recognized if the employee completes the derived service period, regardless of whether the market condition is met. If the market condition is not met, the shares will be forfeited.

        The fair value of restricted stock awards that vest upon the satisfaction of employee performance conditions is based on the fair market value of Digimarc's common stock on the date of grant (measurement date). Management has determined it is probable that all performance conditions can be achieved; therefore, compensation cost is recognized on a straight line basis over the explicit service period. If the performance condition is satisfied early, all remaining compensation cost will be recognized in the period the condition is satisfied. If the performance vesting condition is not met by the end of the explicit service condition, all previously recognized compensation cost will be reversed and the shares will be forfeited.

        Specific terms of the restricted stock awards (including market or performance based vesting share awards) are governed by restricted stock agreements between Digimarc and the award recipients.

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)

5. Stock-Based Compensation (Continued)

  Stock-based Compensation Under FAS 123(R)

        The following table summarizes stock-based compensation expense related to stock-based awards under SFAS 123(R) for the three-months ended March 31, 2008 and 2007 and the years ended December 31, 2007, 2006, and 2005, which incurred as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(unaudited)
Cost of service	$43	$16	$102	$42	$—
Sales and marketing	83	72	287	172	56
Research, development and engineering	16	8	47	51	—
General and administrative	220	184	728	495	147
Intellectual property	15	10	45	30	—

Total stock-based compensation	$377	$290	$1,209	$790	$203

6. Trade Accounts Receivable

  Trade Accounts Receivable

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Revenue earned which has not been invoiced as of the balance sheet date, and generally billed the following month, is classified as unbilled trade receivables in the balance sheets.

		Year Ended December, 31
	Three Months Ended March 31, 2008
		2007	2006
	(unaudited)
Billed trade receivables	$2,714	$3,236	$2001
Unbilled trade receivables	562	559	483

Subtotal	3,276	3,795	2,484
Allowance for doubtful accounts	(43)	(43)	(43)

Trade accounts receivable, net	$3,233	$3,752	$2,441

Unpaid Deferred revenues included in accounts receivable	$1,541	$2,271	$961

  Allowance for doubtful accounts

        The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on historical write-off experience and current information. The Company reviews its allowance

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)

6. Trade Accounts Receivable (Continued)

for doubtful accounts monthly. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

  Unpaid deferred revenues

        The unpaid deferred revenues that are included in accounts receivable are billed in accordance with the provisions of the contracts with the Company's customers.

  Major Customers

        Customers who accounted for more than 10% of net accounts receivable, at March 31, 2008, December 31, 2007 and December 31, 2006, respectively were:

		Year Ended December, 31
	Three Months Ended March 31, 2008
		2007	2006
	(unaudited)
Customer A	33%	24%	42%
Customer B	45%	36%	*
Customer C	*	*	24%

    *
    less than 10%

7. Property and Equipment

  Property and Equipment

        Property and equipment are stated at cost. Repairs and maintenance are charged to expense when incurred. Depreciation on property and equipment is calculated by the straight-line method over the estimated useful lives of the assets, generally two to seven years.

		Year Ended December 31,
	Three Months Ended March 31, 2008
		2007	2006
	(unaudited)
Office furniture fixture	$1,086	$1,086	$1,086
Equipment	3,627	3,411	3,059
Leasehold improvements	679	679	664

	5,392	5,176	4,809
Less accumulated depreciation and amortization	(4,225)	(3,949)	(3,337)

	$1,167	$1,227	$1,472

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)

7. Property and Equipment (Continued)

  Leases

        Future minimum lease payments under non-cancelable operating leases related to rent and office equipment are as follows:

Year ending December 31:	Operating Leases
2008	$837
2009	856
2010	882
2011	599
Thereafter	—

Total minimum lease payments	$3,174

        Rent expense on the operating leases for the three months ended March 31, 2008 and 2007 and for the years ended December 31, 2007, 2006 and 2005 totaled $185, $185, $742, $742 and $742, respectively.

8. Income Taxes

        Provision for Income Taxes.    The provision for income taxes reflects withholding tax expense in various foreign jurisdictions. For all historic periods reported in the financial statements, Digimarc maintained valuation allowances against its net deferred tax assets, including net operating loss carryforwards, because it was more likely than not that the deferred taxes would not be realized. The provision for income taxes included foreign taxes withheld by our customers and paid to foreign jurisdictions on our behalf. The DMRC "carve-out" financial statements indicate cumulative losses through the first three months of 2008. Furthermore, the amounts of cumulative expenses in the financial statements that were not allowed for federal and state income tax purposes were not sufficient enough to result in positive taxable income which would have required the company to record income tax expense. As a result of the above, no Federal and state income tax benefit was recognized for the book losses that were incurred in those periods prior to 2007 and no income tax expense was recognized during the 2007 and 2008 periods as any expense was offset by the benefit of net operating loss carry-forwards. After the spin-off, DMRC Corporation as a separate legal entity, will not benefit from any of the carrryforward tax attributes of Digimarc, including net operating loss carryforwards.

9. Commitments and Contingencies

        Certain of the Company's product license and services agreements include an indemnification provision for claims from third parties relating to the Company's intellectual property. Such indemnification provisions are accounted for in accordance with SFAS No. 5, Accounting for Contingencies. To date, there have been no claims made under such indemnification provisions.

        The Company is subject from time to time to other legal proceedings and claims arising in the ordinary course of business. Although the ultimate outcome of these matters cannot be determined, management believes that, as of March 31, 2008, the final disposition of these proceedings will not

DMRC CORPORATION
(a carved-out business of Digimarc Corporation)

NOTES TO FINANCIAL STATEMENTS (Continued)

(in thousands)

9. Commitments and Contingencies (Continued)

have a material adverse effect on the financial position, results of operations, or liquidity of the Company. No accrual has been recorded because the amounts are not probable or reasonably estimatable in accordance with SFAS No. 5, Accounting for Contingencies.

10. Quarterly Financial Information (unaudited)

Quarter ended:	March 31	June 30	September 30	December 31
2008
Service revenue	$2,548
License and subscription revenue	2,537

Total revenue	5,085
Total cost of revenue	1,408
Gross profit	3,677
Gross profit percent	72%
Sales and marketing	656
Research, development and engineering	922
General and administrative	980
Intellectual property	478
Operating income (loss)	641
Net income (loss)	924
2007
Service revenue	$1,877	$1,751	$2,063	$2,115
License and subscription revenue	1,608	1,095	1,244	1,272

Total revenue	3,485	2,846	3,307	3,387
Total cost of revenue	950	936	993	1,153
Gross profit	2,535	1,910	2,314	2,234
Gross profit percent	73%	67%	70%	66%
Sales and marketing	639	667	634	513
Research, development and engineering	729	829	656	698
General and administrative	857	844	797	847
Intellectual property	431	413	373	376
Operating income (loss)	(121)	(843)	(146)	(200)
Net income (loss)	250	(518)	175	148

QuickLinks

  Exhibit 99.1
TABLE OF CONTENTS
SUMMARY
RISK FACTORS
THE SPIN-OFF
DIVIDEND POLICY
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL INFORMATION
PRO FORMA FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Contractual Obligations
BUSINESS OF DMRC CORPORATION
MANAGEMENT
DIRECTOR COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
OUR RELATIONSHIP WITH DIGIMARC CORPORATION AFTER THE SPIN-OFF
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF OUR CAPITAL STOCK
LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
DMRC CORPORATION (a carved-out business of Digimarc Corporation) BALANCE SHEETS (In thousands)
DMRC CORPORATION (a carved-out business of Digimarc Corporation) STATEMENTS OF OPERATIONS (In thousands)
DMRC CORPORATION (a carved-out business of Digimarc Corporation) STATEMENTS OF CHANGES IN PARENT'S INVESTMENT (In thousands)
DMRC CORPORATION (a carved-out business of Digimarc Corporation) STATEMENTS OF CASH FLOWS (In thousands)
DMRC CORPORATION (a carved-out business of Digimarc Corporation) NOTES TO FINANCIAL STATEMENTS (in thousands)